SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

☒	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

APPLIED MICROSYSTEMS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

[APPLIED MICROSYSTEMS LETTERHEAD]

To the Shareholders of Applied Microsystems Corporation (“Applied”):

     The board of directors of Applied Microsystems Corporation has agreed to sell the assets relating to the company’s embedded systems development tools business to Metrowerks Corporation, a Texas corporation that is a wholly-owned subsidiary of Motorola, Inc. Applied estimates the total cash consideration to be received in the transaction at between $3.7 and $3.9 million. Applied will receive approximately $3.2 million in cash at closing plus an additional amount of up to approximately $200,000 relating to inventories for certain customer contracts. An additional $500,000 in cash is payable to Applied one year later, subject to downward adjustment in accordance with Applied’s indemnity obligations. Metrowerks will also assume substantially all of Applied’s customer support and warranty obligations at closing. Applied is selling the assets relating to its embedded systems development tools business because of declining revenues and continuing losses, and to allow Applied to focus its resources on other opportunities that the board believes have greater growth potential.

     The board of directors has unanimously recommended that Applied’s shareholders vote FOR the sale of the embedded systems development tools business to Metrowerks. The board urges you to read this Proxy Statement carefully, including the section describing risk factors that begins on page      .

     Under the Washington Business Corporation Act, Applied shareholders have the right to dissent from the sale of the embedded systems development tools business. Those shareholders who perfect their dissenters’ rights will have the right to receive fair value for their shares if the sale of the embedded systems development tools business is consummated. In order to exercise their dissenters’ rights, shareholders must follow the statutory procedures for perfecting dissenters’ rights under Washington law. A copy of the Washington law relating to dissenters’ rights is attached to this proxy statement as Annex C.

     The dates, times and places of the special meeting are as follows:

October __, 2002
10:00 a.m.
5020 148th Avenue N.E.
Redmond, Washington 98052-5172

     Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure your shares are represented at the meeting.

     I strongly support this transaction and join our board of directors in enthusiastically recommending that you vote in favor of this proposal.

Stephen J. Verleye President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
WHO CAN HELP ANSWER YOUR QUESTIONS
QUESTIONS AND ANSWERS ABOUT APPLIED’S PROPOSAL
SUMMARY
THE COMPANY
THE SPECIAL MEETING
STRUCTURE OF THE TRANSACTION
TREATMENT OF APPLIED STOCK OPTIONS
INTERESTS OF CERTAIN PERSONS IN THE ASSET SALE
USE OF PROCEEDS
REASONS FOR THE ASSET SALE
FAIRNESS OPINION
TAX CONSEQUENCES
BOARD OF DIRECTORS RECOMMENDATION
REGULATORY APPROVALS
DISSENTERS’ RIGHTS
THE ASSET SALE PROPOSAL
BACKGROUND OF THE ASSET SALE
FINANCIAL HISTORY AND EFFECTS OF THE PROPOSED ASSET SALE
APPLIED’S CONTINUING BUSINESS
REASONS FOR THE ASSET SALE
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
RISKS RELATED TO THE ASSET SALE
RISKS RELATED TO APPLIED’S CONTINUING BUSINESS OPERATIONS
THE SPECIAL MEETING
PURPOSE
RECORD DATE AND VOTING RIGHTS AND REQUIREMENTS
OPINION OF FINANCIAL ADVISOR
DISSENTERS’ RIGHTS TO APPRAISAL
INTERESTS OF CERTAIN PERSONS IN THE ASSET SALE
THE ASSET PURCHASE AGREEMENT
TREATMENT OF APPLIED STOCK OPTIONS
CERTAIN TAX CONSEQUENCES OF ASSET SALE
REGULATORY APPROVALS
BENEFICIAL OWNERSHIP
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS
ANNEX A

     This proxy statement is dated September      , 2002 and is first being mailed to shareholders of the company on September      , 2002.

APPLIED MICROSYSTEMS CORPORATION
5020 148th Avenue N.E.
Redmond, Washington 98052-5172

September __, 2002

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     A special meeting (the “Special Meeting”) of shareholders of Applied Microsystems Corporation will be held at the company’s corporate offices at 5020 148th Avenue N.E., Redmond, Washington 98052-5172, on October      , 2002, at 10:00 a.m., for the following purposes:

1.	To consider and vote upon the proposed sale of the company’s assets relating to its embedded systems development tools business to Metrowerks Corporation, a wholly-owned subsidiary of Motorola, Inc.

2.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     Holders of record of common stock of the company at the close of business on September 24, 2002, are entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

By Order of the board of directors

Stephen J. Verleye, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON AT THE SPECIAL MEETING.

APPLIED MICROSYSTEMS CORPORATION
5020 148th Avenue N.E.
Redmond, Washington 98052-5172

PROXY STATEMENT

     This proxy statement is being furnished to shareholders of Applied Microsystems Corporation in connection with the solicitation of proxies on behalf of the company’s board of directors to be used at a special meeting to be held October      , 2002 at 10:00 a.m. at the company’s corporate offices located at 5020 148th Avenue N.E., Redmond, Washington 98052-5172 and any adjournment thereof.

     As used in this proxy statement, unless the context otherwise requires, the terms “we,” “us,” “our,” “the company,” and “Applied” refer to Applied Microsystems Corporation, a Washington corporation, and its subsidiaries.

     This proxy statement is being mailed to our shareholders on or about September 27, 2002.

     Only shareholders of record as of the close of business on September 24, 2002 are entitled to notice of, and to vote at, the special meeting or any adjournment thereof. On September 24, 2002, there were [7,532,262] shares of our common stock, par value $0.01, outstanding. Each share is entitled to one vote. Shares cannot be voted at the Special Meeting unless the holder thereof is present or represented by proxy.

     ANY SHAREHOLDER EXECUTING THE ACCOMPANYING PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE. SUCH REVOCATION MAY BE MADE IN PERSON AT THE SPECIAL MEETING OR BY WRITTEN NOTIFICATION TO THE SECRETARY OF THE COMPANY. EVERY PROPERLY SIGNED PROXY WILL BE VOTED, UNLESS PREVIOUSLY REVOKED, IF THE PROXY IS RETURNED TO THE COMPANY PROPERLY EXECUTED AND IN SUFFICIENT TIME TO PERMIT THE NECESSARY EXAMINATION AND TABULATION BEFORE A VOTE IS TAKEN.

     At the special meeting, you will be asked to consider and vote upon the proposed sale of the company’s assets relating to its embedded systems development tools business to Metrowerks Corporation, a wholly-owned subsidiary of Motorola, Inc., and to transact such other business as may properly come before the Special Meeting or any adjournment thereof. In accordance with our bylaws and the Washington Business Corporation Act, only business within the purposes described in this proxy statement may be conducted at the special meeting.

     Our address is 5020 148th Avenue N.E., Redmond, Washington 98052-5172, and our telephone number is (425) 882-2000.

WHERE YOU CAN FIND MORE INFORMATION

     Applied Microsystems Corporation files annual, quarterly and special reports, proxy statements, and other information with the United States Securities and Exchange Commission. Our common stock is traded on The Nasdaq SmallCap Market under the symbol “APMC.” You may read and copy any document filed by the company at the SEC’s public reference facilities or on the SEC’s website at http://www.sec.gov, as discussed in more detail below.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information by referring you to documents previously filed with the SEC. The information incorporated by reference is considered a part of this proxy statement, and any later information that we file with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below, and any additional documents filed by us with the SEC between the date of this proxy statement and the date of the special meeting of shareholders. The documents we incorporate by reference are:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2001;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2002; and

•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2002.

     Documents incorporated by reference are available without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this proxy statement. You may obtain documents incorporated by reference by requesting them in writing or by telephone from us as follows:

APPLIED MICROSYSTEMS CORPORATION 5020 148th Avenue N.E. Redmond, Washington 98052-5172 Attention: Robert C. Bateman, Chief Financial Officer Phone Number: (425) 882-2000

     In order to ensure timely delivery of the documents, any requests should be made by October      , 2002. In addition, copies of the documents incorporated by reference may be inspected and copied at the following public reference facilities maintained by the SEC:

Judiciary Plaza	Citicorp Center
Room 1024	500 West Madison Street
450 Fifth Street, N.W	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements, and other information regarding the company. The address of the SEC website is http://www.sec.gov. Reports, proxy statements and other information concerning Applied can also be inspected at Nasdaq Inc., Operations, 1735 K Street, N.W., Washington, D.C.

WHO CAN HELP ANSWER YOUR QUESTIONS

     If you have additional questions about the asset sale, you should contact:

Applied Microsystems Corporation 5020 148th Avenue N.E. Redmond, Washington 98052-5172 Attention: Robert C. Bateman, Chief Financial Officer Phone Number: (425) 882-2000

     If you have additional questions about the solicitation of your proxy, you should contact:

Mackenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 (212) 929-5500 (800) 322-2885

QUESTIONS AND ANSWERS ABOUT APPLIED’S PROPOSAL

Q.	Who is soliciting my proxy?

A.	The board of directors of the company.

Q.	Where and when is the special meeting of the shareholders?

A.	The special meeting of the shareholders of the company will be held at Applied’s corporate offices located at 5020 148th Avenue N.E., Redmond, Washington 98052-5172, at 10:00 A.M., October , 2002.

Q.	What am I voting on?

A.	Whether to approve the sale of the assets relating to the company’s embedded systems development tools business to Metrowerks Corporation, a wholly-owned subsidiary of Motorola, Inc. Applied estimates the total cash consideration to be received in the transaction at between $3.7 and $3.9 million. We will receive approximately $3.2 million in cash at closing plus an additional amount of up to approximately $200,000 relating to inventories for certain customer contracts. An additional $500,000 in cash is payable to Applied one year later, subject to downward adjustment in accordance with our indemnity obligations. Metrowerks will also assume substantially all of our customer support and warranty obligations at closing. See “The Asset Purchase Agreement — Sale Price; Post-Closing Payments and Adjustments.”

Q.	Why should the company sell its embedded systems development tools business?

A.	As described in greater detail in this proxy statement, our board of directors believes that it is in the best interests of the company and its shareholders to sell the assets relating its embedded systems development tools business because of declining revenues and continuing losses, and to allow the company to focus its resources on other opportunities that our board believes have greater growth potential. See “The Asset Sale Proposal — Reasons for the Asset Sale.”

Q.	How do I know if the company is receiving fair value for the assets?

A.	The Applied board of directors’ belief that the consideration to be received from Metrowerks for the sale of the assets is fair to the company is based on a variety of factors, including but not limited to the current financial condition and future prospects for our embedded systems development tools business, a survey of possible alternatives to the transaction, and a fairness opinion delivered to our board of directors by Needham & Company, Inc., a full-service investment bank and institutional brokerage firm. See “Opinion of Financial Advisor.”

Q.	How will Applied use the money received from the transaction?

A.	We intend to use the proceeds from the sale as working capital to fund the development of products that leverage new technologies and standards to improve the way network traffic, server farms and applications are managed in enterprise data centers through our Libra Networks subsidiary, as well as to continue to meet our ongoing obligations initially incurred in connection with our embedded systems development tools business such as facilities lease obligations.

Q.	Will shareholders have appraisal rights?

A.	Yes. You may dissent from the asset sale and seek appraisal of the fair value of your shares by complying with all of the Washington Business Corporation Act procedures explained on pages to and in Annex C.

Q.	What should I do now?

A.	Carefully read this document and indicate on the proxy card how you want to vote. Sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now even if you expect to attend the special meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy, right up to the day of the special meeting, and will ensure that your shares are voted if you later find you cannot attend the special meeting. IF YOU DO NOT VOTE, THIS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE TRANSACTION.

Q.	Can I change my vote after I have mailed my signed proxy card?

A.	Yes. You can change your vote in one of three ways, at any time before your proxy is voted at the special meeting, by (i) revoking your proxy by written notice stating that you would like to revoke your proxy, (ii) completing and submitting a new proxy card, or (iii) attending the special meeting and voting in person.

Q.	My shares are held in the “street name.” Will my broker vote my shares?

A.	Your broker will vote your shares only if you provide it with instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct it to vote the shares. Otherwise, your broker will not be permitted to vote your shares. IF YOU DO NOT INSTRUCT YOUR BROKER ON HOW TO VOTE, THIS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE TRANSACTION.

Q.	Whom should I contact with questions?

A.	If you have any questions about the asset sale you should contact Stephen J. Verleye or Robert C. Bateman, the company’s President/CEO and Chief Financial Officer, respectively, at Applied Microsystems Corporation, 5020 148th Avenue N.E., Redmond, WA 98052-5172 or (425) 882-2000. If you need additional copies of this proxy statement or the enclosed proxy card, you should contact Mackenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885 (call toll free).

SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE TRANSACTION FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE TRANSACTION, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER AVAILABLE INFORMATION REFERRED TO IN “WHERE YOU CAN FIND MORE INFORMATION” ON PAGE 5. THE ASSET PURCHASE AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX A. YOU ARE ENCOURAGED TO READ THE ASSET PURCHASE AGREEMENT AS IT IS THE MAIN LEGAL DOCUMENT THAT GOVERNS THE ASSET SALE.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE      IN EVALUATING WHETHER TO APPROVE THE ASSET SALE. THESE RISK FACTORS SHOULD BE CONSIDERED ALONG WITH ANY ADDITIONAL RISK FACTORS IN DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT AND ANY OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN, INCLUDING IN CONJUNCTION WITH FORWARD-LOOKING STATEMENTS MADE HEREIN. SEE “WHERE YOU CAN FIND MORE INFORMATION” ON PAGE 5.

THE COMPANY

Applied Microsystems Corporation

     We develop and sell software and hardware-enhanced development, test, and verification tools for the development of complex embedded microprocessor-based applications. Using our embedded systems development tools, engineers develop, test, debug, emulate and verify embedded software found in a wide variety of products, including voice and data communications networks, console games, avionics systems, automotive systems, medical devices, and consumer electronics.

     Through our Libra Networks subsidiary, we are also engaged in the development of products that leverage new technologies and standards to improve the way network traffic, server farms and applications are managed in enterprise data centers.

THE SPECIAL MEETING

Date, Place And Time

     The special meeting of shareholders of the company will be held at our corporate offices located at 5020 148th Avenue N.E., Redmond, Washington 98052 on October      , 2002, at 10:00 a.m.

Record Date

     September 24, 2002.

Purpose

     The special meeting is being held to consider and vote on a proposal to sell the assets of our embedded systems development tools business to Metrowerks Corporation.

Voting

     At the special meeting, you are entitled to cast one vote per share of Applied common stock you owned as of the record date. The asset sale must be approved by the holders of a majority of the outstanding shares of Applied common stock.

STRUCTURE OF THE TRANSACTION

     Assets to be Sold

     The transaction is structured as a sale of assets. We will sell the assets related to our embedded systems development tools business and will discontinue operating that business. Our embedded systems development tools business includes specified contracts, inventory, intellectual property, customer lists and other business records, tangible and intangible assets, and goodwill associated with that business. See “The Asset Purchase Agreement — Assets.”

     We will retain all assets related to our Libra Networks business, cash and cash accounts, certain inventory, accounts receivable, the net operating losses and other tax attributes relating to our embedded systems development tools business and certain other assets.

     Purchaser

     Metrowerks Corporation is a Texas corporation that is a wholly-owned subsidiary of Motorola, Inc. Metrowerks develops and sells software and hardware development tools and offers complementary services such as training, customer software development, and managed developer programs. Metrowerks combines its core knowledge of development tools with its expertise in the areas of silicon, platforms, processors and device technologies.

     Sale Price

     We will sell the assets of our embedded systems development tools business to Metrowerks for cash in the amount of approximately $3.7 million to $3.9 million. We will receive approximately $3.2 million in cash at closing plus an additional amount of up to approximately $200,000 relating to inventories for certain customer contracts. An additional $500,000 in cash is payable to Applied one year later, subject to downward adjustment in accordance with our indemnity obligations. See “The Asset Purchase Agreement — Sale Price; Post-Closing Payments and Adjustments.”

     Metrowerks will also assume certain contracts related to the embedded systems development tools business and substantially all customer support and warranty obligations relating to our embedded systems development tools business. We will retain all liabilities not expressly assumed by Metrowerks. See “The Asset Purchase Agreement — Liabilities Assumed.”

TREATMENT OF APPLIED STOCK OPTIONS

     The asset sale will be deemed a sale of “substantially all of the assets” or a “change in control” of Applied under certain of our employee stock plans, including our 1992 Performance Stock Plan, our 2001 Stock Option Plan, our 1996 Employee Stock Purchase Plan, our Director Stock Option Plan, and the individual stock option letter agreement with Stephen J. Verleye. As a result, under the terms of our 1992 Performance Stock Plan, our 2001 Stock Option Plan and Mr. Verleye’s letter agreement, the vesting of stock options held under those plans will be accelerated in full effective ten days prior to, but conditioned upon the consummation of, the asset sale. As of August 31, 2002, option holders held options to purchase approximately 1.2 million shares, of which 727,000 were unvested but will be accorded accelerated vesting as a result of the asset sale. If not exercised prior to the asset sale, these options will expire and cease to be exercisable upon the consummation of the asset sale. Under the terms of our Director Stock Option Plan, our board has the power to determine in its sole discretion what effect, if any, the asset sale will have upon the outstanding options under our Director Stock Option Plan.

     Virtually all of the currently outstanding options have exercise prices greater than the current fair market value of our common stock. We anticipate that individual option holders will not exercise their outstanding options prior to the asset sale and the options will, as a result, terminate. We anticipate that at some undetermined date after the asset sale we will grant new options to our continuing employees.

     All rights to purchase Applied common stock then outstanding under our 1996 Employee Stock Purchase Plan will continue in accordance with their existing terms after the asset sale. Those employees who are participants in the stock purchase plan and who remain employed by us following the asset sale will remain participants on the same terms following the asset sale. However, in accordance with the provisions of the stock purchase plan, those employees participating in the stock purchase plan who cease to be Applied employees following the asset sale will cease to be participants in the stock purchase plan immediately upon termination of their employment.

INTERESTS OF CERTAIN PERSONS IN THE ASSET SALE

     Each of Charles H. House, Robert C. Bateman, Mark C. Budzinski, Lary L. Evans, Alex A. Doumani and Elwood D. Howse, Jr. hold options to purchase Applied common stock granted under our stock plans, and Stephen J. Verleye holds options to purchase Applied common stock granted under our 2001 stock option plan and pursuant to a stock option letter agreement. The vesting of these stock options will be accelerated in full effective prior to, but conditioned upon the consummation of, the asset sale. As of August 31, 2002, the executive officers and directors of Applied held options to purchase an aggregate of 689,000 shares, of which options to purchase 342,000 were unvested but will be accorded accelerated vesting as a result of the asset sale. If not exercised prior to the asset sale, these options will expire and cease to be exercisable upon the consummation of the asset sale. All of these options have exercise prices greater than the current fair market value of our common stock, and each of the foregoing individuals has indicated his intention not to exercise any of these options prior to the asset sale. See “Treatment of Applied Stock Options.”

     In addition, we have entered into agreements with each of Messrs. Bateman, Budzinski and Doumani that provide for payment, within 30 days of termination of employment, of severance amounts equal to six months’ salary plus a pro rated amount of any earned incentive bonus, in the event such executive’s employment is terminated within 2 months prior to, or 12 months following a change of control. The asset sale would qualify as a change of control pursuant to the terms of these agreements. However, we do not intend to terminate the employment of any of Messrs. Bateman, Budzinski or Doumani, and we are not aware of any intention on the part of any of them to terminate their employment.

USE OF PROCEEDS

     We will utilize the cash proceeds from the asset sale to meet our existing obligations and as working capital to finance the development of products that leverage new technologies and standards to improve the way network traffic, server farms and applications are managed in enterprise data centers through our Libra Networks subsidiary.

REASONS FOR THE ASSET SALE

     Our board of directors has approved the asset sale primarily for the following reasons:

(1)	to stop the losses and drain of capital resources resulting from the significant decline of our embedded development systems tools business;

(2)	to provide increased capital to pursue the Libra Networks opportunity;

(3)	to provide us with freedom to focus on a business opportunity with a greater perceived growth potential than the existing embedded development systems tools business;

(4)	to improve our ability to raise equity capital; and

(5)	to position us so that we have a better opportunity to gain market share than we currently have in the embedded systems development tools market.

See “The Asset Sale Proposal — Reasons for the Asset Sale.”

FAIRNESS OPINION

     In deciding whether to approve the asset sale, our board of directors considered the opinion of Applied’s financial advisor, Needham & Company, Inc., that, as of the date of its opinion, and subject to and based on the consideration referred to in its opinion, the consideration to be provided in connection with the asset sale is fair to the company and its shareholders, from a financial point of view. The full text of this opinion is attached as Annex B to this proxy statement. We urge you to read the opinion of Needham & Company, Inc. in its entirety. See “Opinion of Financial Advisor.”

TAX CONSEQUENCES

     We anticipate that the asset sale will not cause us to incur any U.S. federal income tax liability. You will not have any taxable gain or loss as a result of the asset sale. For federal income tax purposes, as of December 31, 2001 we had net operating loss carryforwards of approximately $18.1 million available to offset future taxable income. We do not anticipate having to utilize any of our net operating loss carryforwards, or becoming subject to any limitation on our ability to utilize our net operating loss carryforwards, as a result of the asset sale. Our utilization of net operating loss carryforwards will, however, be subject to certain other limitations under the Internal Revenue Code.

BOARD OF DIRECTORS RECOMMENDATION

     Our board of directors believes that the terms of the proposed sale of the assets relating to our embedded systems development tools business to Metrowerks are fair to, and in the best interests of, the company and you, and has unanimously voted to approve the terms of the asset purchase agreement. Applied’s board of directors unanimously recommends that you vote FOR the asset sale.

REGULATORY APPROVALS

     The asset sale is not subject to any federal or state regulatory requirements or approvals.

DISSENTERS’ RIGHTS

     Holders of Applied’s common stock who deliver notice to Applied of their intent to demand payment for their shares of Applied common stock if the asset sale is completed, who do not vote in favor of the asset sale, and who comply with the other provisions of Section 23B.13 of the Washington Business Corporation Act, will have the right to seek appraisal of the fair value of their stock as determined by Washington law if the asset sale is completed. In the event that any holder of common stock exercises such appraisal right, the company will be obligated to pay the holder the fair value of the Applied common stock held by such holder. Any holder of Applied’s common stock who votes in favor of the asset sale, either in person or by proxy, will have waived the right to seek appraisal of shares of Applied’s common stock. If a holder of

Applied’s common stock wishes to dissent, the holder must follow specific procedures to preserve the rights. These procedures are summarized in this proxy statement, and the Washington law that grants dissenters’ rights and governs these procedures is attached as Annex C to this proxy statement. See “Dissenters’ Rights to Appraisal.” See also “Risk Factors — Risks Related to the Asset Sale — The “fair value” that will be payable to dissenting shareholders for their shares is subject to uncertainties, will not necessarily bear any relationship to the market price or book value of the shares, and could become the subject of a dispute or litigation.”

THE ASSET SALE PROPOSAL

BACKGROUND OF THE ASSET SALE

Evolution of Applied’s Business

     Our business has for over 20 years been focused primarily on the development, manufacture and sale of embedded systems development tools. We have developed significant expertise relating to high-end microprocessors, real-time systems and software analysis technology — three key competencies required in order to address needs of embedded software developers. Using our tools, engineers are able to develop, test, debug, emulate and verify embedded software meant for use in a wide variety of products, including voice and data communications networks, console games, avionics systems, automotive systems, medical devices and consumer electronics.

     Our products generally enable engineers to perform debugging functions in high-level programming languages, and can be operated on personal computers or engineering workstations, and in conjunction with several commercially available real-time operating systems and compatible compilers. Our embedded systems development tools can be classified into three product categories:

•	Hardware-Enhanced Debugging Tools — a wide range of in-circuit microprocessor and read-only memory emulators, which are utilized primarily by software engineers during the highly iterative software development and system integration phases of the embedded systems development process, and to a lesser extent by hardware engineers in system integration and troubleshooting of hardware designs. Over the last seven years, the average selling price for these tools has declined dramatically due in significant part to advances in technology and a shift in demand to less expensive software-only debugging solutions. Sales volumes have also been negatively impacted by the current economic recession.

•	Software Analysis Tools — high-level software visibility tools that offer software developers a broad range of optimization and testing capabilities, including the ability to measure the performance and reliability of embedded software as well as the adequacy of the test process itself, in a minimally intrusive manner. We developed and first began to offer software analysis tools in the mid-1990’s in an effort to broaden our product offerings and become less dependent on hardware-enhanced debugging tools. The degree of market penetration achieved by our software analysis tools has been limited by the number of companies that require the extremely high level of software quality assurance that our tools provide. The largest market segment for these tools has historically been telecommunications equipment vendors, whose purchases of development tools have declined dramatically in the current economic recession.

•	Game Development Systems — development tools for use by developers of video games for Microsoft’s Xbox™ and Nintendo’s GameCube™ gaming platforms. We developed this line of products in the late 1990’s in an effort to augment our revenue base, which was showing weakness based on our other product categories. Sales from game development systems have proven to be quite volatile, being heavily affected by the timing of product launches of new game consoles.

     The revenues generated by each of these product categories since 1997 have been as follows:

	Years ended December 31,
						Six months ended
	1997	1998	1999	2000	2001	June 30, 2002

	(in thousands)
Hardware-enhanced debugging tools	$33,764	$31,125	$23,704	$21,912	$11,507	$3,123
Software analysis tools	5,360	5,895	8,847	6,147	8,209	3,063
Game development systems	—	—	690	4,256	9,154	1,950

	$39,124	$37,020	$33,241	$32,315	$28,870	$8,136

In the company’s six most recent fiscal quarters, the revenues generated by each of these product categories have been as follows:

	Quarters ended

	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001	March 31, 2002	June 30, 2002

	(in thousands)
Hardware-enhanced debugging tools	$3,611	$2,979	$2,386	$2,531	$1,629	$1,494
Software analysis tools	1,956	2,177	2,213	1,863	1,613	1,450
Game development systems	4,547	3,684	6	917	1,623	327

	$10,114	$8,840	$4,605	$5,311	$4,865	$3,271

     By 1999, our board of directors had become concerned by the apparent stagnation and potential decline of overall demand for hardware-enhanced debugging tools; uncertainties as to the volumes and consistency of sales that might be generated by our software analysis tools; uncertainties as to the ultimate success of our game development tools; and increasing competitive pressures arising from the continuing consolidation of our competitors into larger companies having deeper resources, broader distribution and more complete embedded systems development tool offerings than us. As a result, in late 1999, our board of directors intensified Applied’s efforts to broaden and augment our revenue base by adopting the following initiatives:

•	Focus on New Expanding Markets — significant development and sales resources were shifted to customers in those markets having the greatest perceived growth potential, with the primary emphasis being the telecommunications and networking sectors. The success of this strategy was curtailed when demand for telecommunications and networking infrastructure collapsed beginning in 2001, contributing to a precipitous decline in sales of our hardware-enhanced debugging tools.

•	Continued Search for New Revenue Streams — the effort to identify new product or business opportunities that would leverage our key technical competencies was also intensified. As a result of this initiative, we developed two new products — an interactive run-time tracing system and a simulation and modeling product. A variety of other potential business opportunities were also evaluated, including one that would have relied heavily upon our ability to manipulate video game content on a real-time basis. In May 2002, we acquired a development-stage company focused on developing products that leverage new technologies and standards to improve the way network traffic, server farms and applications are managed in enterprise data centers. This business, now known as Libra Networks, leverages our technical expertise relating to high-end microprocessors and real time systems analysis.

     By the second half of 2001, it had become evident that the gradual decline in our revenues since 1997 was accelerating as a result of the severe global economic recession as well as the decline in game development systems revenues after initial shipments to Microsoft in the first half of 2001 in anticipation of the November 2001 launch of Microsoft’s Xbox video gaming systems. In August 2001, our board of directors implemented a cost-reduction plan that reduced overall personnel by approximately 39% and also implemented other cost-containment measures, including the cancellation of further development work on certain products and development projects. Unfortunately, these reductions were not sufficient to enable us to achieve breakeven, so they were followed by a further staffing reduction of more than 30% in May 2002. Even with these dramatic reductions in our expense levels, we have continued to be unprofitable (recording net losses of $4.6 million in the first half of 2002) and to consume our cash resources at an uncomfortable rate ($2.2 million consumed in the first half of 2002). We estimate that our cash balance ($4.8 million at June 30, 2002) and other sources of working capital are now sufficient to finance our existing operations only through the end of 2002, based on our current revenue and expense levels and absent the asset sale. We believe that further expense reductions would not significantly improve, and could worsen, our financial position, considering that the last two expense reductions were followed by a decrease in revenues.

Exploration of Strategic Alternatives

     Despite certain promising new initiatives to broaden and augment revenues, in late 1999 our board of directors recognized at that time that we should also be open to discussions relative to a potential business combination with other industry participants. In light of the continuing trend toward consolidation among our competitors, such a combination held some potential for optimizing long-term value for our shareholders. Extensive discussions were held in 2000 relative to one potential combination, but the parties could not agree on mutually acceptable terms of a transaction.

     By late 2000, our continuing revenue declines, coupled with the onset of a general economic downturn, prompted our board of directors to instruct management to proactively contact the most likely candidates for a potential combination to determine whether there would be interest in discussing such a transaction. As part of this effort, we contacted six companies, including Metrowerks. After preliminary discussions, only one company expressed an interest in discussing a potential combination. These discussions continued on an informal and sporadic basis into the third quarter of 2001, at which time a formal proposal was made but later abandoned by the other company. Subsequent efforts by us to rekindle these discussions were unsuccessful.

     In April 2001, we engaged Needham & Company, Inc. as our exclusive financial advisor relative to a potential business combination. Needham conducted a thorough search of potential combination candidates and, between May and July 2001, contacted over 40 companies to assess their possible interest in such a transaction. Metrowerks was again among the companies contacted. We held preliminary discussions with three of these companies, but none of them expressed interest in continuing discussions after July 2001. During the next nine months, Needham continued its efforts to identify additional third parties who may have an interest in a potential business combination, but no new prospects were identified.

     In early May 2002, we requested that Needham re-contact the most likely potential business combination candidates to assess their interest in a possible acquisition of Applied. Again, after re-contacting five companies, none of them expressed interest in exploring an acquisition of or combination with us. Certain of these companies cited our declining revenues and our remaining facilities lease exposure (aggregating, as of June 30, 2002, over $6 million through June 2007) as reasons for their reluctance to acquire or combine with us.

     Based on this feedback, in late May 2002, our board of directors instructed management to renew its efforts to identify parties who, despite their lack of interest in combining with Applied itself, might be willing to acquire any or all of our three product categories. Management and Needham together re-contacted five companies as to this narrower opportunity. Substantive discussions were held with two interested parties, one of whom was Metrowerks, the purchaser in the proposed asset sale.

     On June 13, 2002, Stephen J. Verleye, our president and chief executive officer, contacted Jim Welch, the president and chief executive officer of Metrowerks, and discussed Applied’s interest in pursuing a strategic transaction with Metrowerks.

     On June 15, 2002, Mr. Verleye and Robert C. Bateman, our chief financial officer, met with Mr. Welch and John Smolucha, vice president of marketing of Metrowerks, Tom Hardy, vice president of engineering of Metrowerks, and Chris Mureen, senior vice president worldwide sales of Metrowerks, in Austin, Texas to further discuss the possible structure and terms of a strategic transaction.

     On June 17, 2002, Applied and Metrowerks entered into a limited confidentiality agreement to permit due diligence and negotiations of a proposed transaction.

     On June 17, 2002, Mr. Verleye and Mr. Bateman placed and received multiple telephone calls with various Metrowerks personnel, including Trey Chambers, the vice president of finance and administration of Metrowerks, to coordinate a visit to our facilities in Redmond, Washington by a team from Metrowerks.

     On June 19 and 20, 2002, personnel from Metrowerks made an on-site inspection at our facilities and met with members of our senior staff, including Mr. Verleye, Mr. Bateman, Joe Salter, our director of human resources, Gary Christianson, our corporate controller, Carl Poteete, our vice president of operations, Dennis Isherwood, one of our co-general managers of embedded development systems business, and Todd Greenwalt, our other co-general manager of embedded development systems business.

     During the months of June and July, 2002, various representatives of Applied and Metrowerks discussed issues related to a potential strategic transaction and due diligence proceeded.

     On July 8, 2002, Mr. Verleye met with Mr. Chambers, Mr. Smolucha, Mr. Hardy and Mr. Mureen of Metrowerks in Austin, Texas to further discuss the possible terms of a strategic transaction.

     On July 10, 2002, our board of directors held a meeting via teleconference to discuss management’s ongoing efforts to identify parties who might be willing to acquire certain of our product categories. Our board of directors instructed management to continue discussions with interested parties. Later the same day, Mr. Verleye and Mr. Bateman telephoned Mr. Chambers to discuss Metrowerks’ interest in pursuing a strategic transaction with Applied and the possible terms of the transaction.

     On July 18, 2002, our board of directors held a meeting via teleconference to consider the terms of a proposed asset sale transaction with Metrowerks. Our board of directors considered the terms of the proposed transaction, including the purchase price to be paid for the assets and the effects of the break-up fees proposed by Metrowerks. Mr. Verleye telephoned Mr. Welch to inform him that Applied had received a written proposal for an asset sale transaction with another party.

     On July 19, 2002, Mr. Welch telephoned Mr. Verleye to discuss Metrowerks’ proposed terms for an asset sale. Following this conversation, Metrowerks delivered a proposed letter of intent to Applied, summarizing the revised terms of a proposed asset sale transaction with Metrowerks. Later that day, our board of directors held a meeting via teleconference to consider the proposed terms of the Metrowerks transaction. The board met with its legal and financial advisors and discussed the terms of the proposed transaction and the fiduciary duties of the Applied board of directors. The board considered the total financial consideration to be paid to Applied under the proposed transaction and the likelihood of closing the transaction on acceptable terms and conditions. The board of directors authorized management to execute the proposed letter of intent with Metrowerks and to negotiate a definitive agreement with Metrowerks for the sale of the assets.

     On July 19, 2002, Applied and Metrowerks entered into a letter of intent, including a limited confidentiality and non-solicitation agreement. Pursuant to this agreement, Applied agreed to an exclusivity period to permit due diligence and negotiations of the proposed asset sale transaction.

     On July 22, 2002, our board of directors held a meeting via teleconference to discuss certain issues relating to the proposed asset sale transaction and the status of ongoing discussions and negotiations of a definitive agreement with Metrowerks. The board authorized and instructed management to continue negotiation of a definitive agreement with Metrowerks. On July 23 and July 24, 2002, Mr. Chambers and Monica Dettling, the director of product operations of Metrowerks, visited our Redmond, Washington facilities to continue due diligence efforts.

     During the month of July, 2002, various representatives of Applied and Metrowerks met and held telephone conference calls to discuss Applied’s products and technology. During these meetings and discussions, Applied representatives reported on the status of various deliverables and other due diligence issues. Applied representatives and Metrowerks representatives discussed various business issues with respect to the proposed asset sale, including the assumption by Metrowerks of Applied’s significant business agreements.

     On July 26, 2002, Applied’s legal advisors delivered proposed transaction documents to Metrowerks, including the asset purchase agreement.

     During the period between July 26, 2002, and September 3, 2002, the managements of Applied and Metrowerks, together with their respective legal counsels and financial advisors, held extensive negotiations regarding the terms and conditions of the definitive agreements relating to the proposed asset sale.

     On August 9, 2002, Mr. Chambers telephoned Mr. Bateman to discuss the coordination of Ms. Dettling’s visit to Applied’s office in Redmond, Washington, and to discuss other transaction issues.

     On August 9, 2002, Metrowerks’ legal advisors delivered a proposed transition services agreement to Applied.

     During the period between August 9, 2002, and September 3, 2002, the managements of Applied and Metrowerks, together with their respective legal counsels, held extensive negotiations regarding the terms and conditions of the transition services agreement.

     On August 27, 2002, our board of directors held a meeting via teleconference to discuss the status of negotiations with Metrowerks and the specific terms and conditions contained in the proposed asset purchase agreement and transition services agreement. The board met with its legal advisors and discussed the terms of the proposed asset sale transaction.

     On August 28, 2002, our board of directors held a meeting via teleconference to discuss outstanding business issues and certain terms and conditions contained in the proposed asset purchase agreement and transition services agreement. Applied’s legal advisors made a presentation on the terms of the proposed transaction and the board of directors’ duties with respect to consideration of the transaction. The board discussed the terms of the proposed transaction with its legal and financial advisors. Representatives of Needham summarized during the same teleconference the financial analysis performed by them as of such date and indicated that, based on their preliminary analysis, the consideration to be received in the proposed transaction was fair to Applied and its shareholders from a financial point of view in light of Applied’s prospects and prevailing market valuation, and that, following completion of its analysis, Needham should be able to render a fairness opinion relative to the proposed asset sale transaction. Our board of directors directed management to continue the negotiation of definitive transaction documents.

     On September 2, 2002, our board of directors held a special meeting to consider the terms of the proposed transaction, the asset purchase agreement and the transition services agreement. The board considered the outcome of certain negotiating issues previously discussed, the conditions which could result in not closing the proposed transaction as well as the break-up fee provisions designed to protect the proposed transaction and the exercise by the board of their fiduciary duties in the event that a competing offer was received prior to closing the proposed transaction. The board met again with its legal and financial advisors and discussed the final terms of the proposed asset sale and the asset purchase agreement and transition services agreement. Needham reviewed its financial analysis of the proposed transaction, answered questions posed by the Applied board of directors and orally delivered its fairness opinion. The fairness opinion of Needham was subsequently delivered in writing on September 3, 2002, and stated that, as of September 2, 2002, and based upon the procedures followed, factors considered and assumptions made by Needham and subject to the limitations set forth in the opinion, the proposed transaction is fair to Applied and its shareholders from a financial point of view. At the conclusion of these discussions and presentation, our board of directors concluded that the asset sale, the asset purchase agreement and the other transactions, documents and instruments contemplated by the asset purchase agreement are advisable and in the best interests of Applied’s shareholders, are on terms that provide the greatest available value for the assets, and are on terms that are fair to the shareholders of Applied. The board then voted to approve the asset sale, the asset purchase agreement and the other transactions, documents and instruments contemplated by the asset purchase agreement.

     On September 3, 2002, Applied and Metrowerks executed and entered into the asset purchase agreement. At approximately 1:30 p.m., Pacific Time, on September 3, 2002, Applied issued a press release announcing the asset sale transaction.

FINANCIAL HISTORY AND EFFECTS OF THE PROPOSED ASSET SALE

Selected Historical Financial Data

     We are providing the following information to aid you in your financial analysis of the proposed asset sale. The selected financial data, for each of the five years in the period ended December 31, 2001, have been derived from Applied’s audited consolidated financial statements, which have been filed on Form 10-K and are incorporated by reference. The selected consolidated financial data, as of and for the six-month periods ended June 30, 2002 and 2001, have been derived from the unaudited consolidated financial statements of Applied, which have been filed on Form 10-Q and are incorporated by reference. These unaudited financial statements, in the opinion of Applied’s management, have been prepared on a basis that is substantially consistent with its audited statements and include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information for such periods. The results of such interim periods are not necessarily indicative of the results for a full fiscal year. You should read the data presented below in conjunction with Applied’s audited financial statements for each of the fiscal years in the five-year period ended December 31, 2001 and the unaudited financial statements as of and for the six-month periods ended June 30, 2002 and 2001, all of which are incorporated by reference.

	Six months ended June 30,		Years ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Net sales	$8,136	$18,954	$28,870	$32,315	$33,241	$37,020	$39,124
Operating Expenses	$10,081	$14,447	$26,093	$30,195	$30,364	$28,542	$27,010
Income (loss) from	$(4,681)	$(816)	$(5,282)	$(7,554)	$(5,787)	$(1,109)	$1,582
operations
Net income (loss)	$(4,635)	$(632)	$(5,021)	$(8,005)	$(5,081)	$(345)	$1,902
Basic earnings (loss) per	$(0.64)	$(0.09)	$(0.71)	$(1.16)	$(0.76)	$(0.05)	$0.28
share
Diluted earnings (loss) per	$(0.64)	$(0.09)	$(0.71)	$(1.16)	$(0.76)	$(0.05)	$0.26
share

	As of June 30,		As of December 31,

	2002	2001	2001	2000	1999	1998	1997

	(in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents	$2,018	$4,002	$2,971	$7,556	$5,682	$6,041	$6,336
Securities available for sale	$2,789	$5,079	$3,997	$2,526	$10,664	$11,101	$10,345
Working capital	$1,998	$8,508	$5,762	$8,253	$16,311	$20,116	$20,547
Total assets	$10,201	$19,680	$15,024	$21,453	$28,042	$33,290	$32,582
Shareholders Equity	$2,343	$10,605	$6,542	$10,823	$19,187	$23,931	$24,291

Unaudited Pro Forma Financial Data

     The following unaudited pro forma financial data is based on the historical financial statements of Applied. The pro forma statement of operations data has been prepared assuming the asset sale was completed as of January 1, 2001 for the year ended December 31, 2001, and as of January 1, 2002 for the six-month period ended June 30, 2002. The pro forma balance sheet data has been prepared assuming the asset sale was completed on June 30, 2002. The pro forma financial data and notes thereto should be read in conjunction with the historical financial statements of Applied which are incorporated by reference. The unaudited pro forma financial data is based upon certain assumptions and estimates of management that are subject to change. The pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of any future results of operations or the results that might have occurred if the asset sale had actually occurred on the indicated date.

	Six months ended June 30, 2002			Year ended December 31, 2001

		Pro Forma	Pro Forma As		Pro Forma	Pro Forma As
	Historical	Adjustments(1)	Adjusted	Historical	Adjustments(1)	Adjusted

	(in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Net sales	$8,136	$8,136	$—	$28,870	$28,870	$—
Cost of sales	2,736	2,736	—	8,059	8,059	—

Gross profit	5,400	5,400	—	20,811	20,811	—

Operating expenses
Sales, general and administrative	5,072	3,432	1,640	13,600	10,612	2,988
Research and development	3,239	2,607	632	10,204	9,779	425
In process research and development	621	—	621	—	—	—
Business restructuring	1,149	1,149		2,289	2,289	—

Total operating expenses	10,081	7,188	2,893	26,093	22,680	3,413

Loss from operations	(4,681)	(1,788)	(2,893)	(5,282)	(1,869)	(3,413)
Interest and other income, net	46	—	46	261	—	261

Net loss	$(4,635)	$(1,788)	$(2,847)	$(5,021)	$(1,869)	$(3,152)

Net loss per share — basic and diluted	$(0.64)		$(0.39)	$(0.71)		$(0.45)

Shares used in per share calculation			7,255			7,076

	June 30, 2002

	Pro Forma Adjustments

					Pro Forma As
	Historical	Transaction(2)	Other(3)	Total	Adjusted

	(in thousands)
BALANCE SHEET DATA
ASSETS
Current assets:
Cash and cash equivalents	$2,018	$3,184	$—	$3,184	$5,202
Securities available for sale	2,789	—	—	—	2,789
Restricted investment	—	—	—	—	—
Accounts receivable, net	1,737	500	89	589	2,326
Inventories	1,517	(693)	(763)	(1,456)	61
Prepaid and other current assets	451	(67)	(6)	(73)	378

Total current assets	8,512	2,924	(680)	2,244	10,756
Property and equipment, net	1,108	(81)	(603)	(684)	424
Other assets	581	—	(48)	(48)	533

	$10,201	$2,843	$(1,331)	$1,512	$11,713

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,395	$—	$—	$—	$1,395
Accrued payroll	1,518	—	625	625	2,143
Other accrued expenses	1,616	209	294	503	2,119
Deferred revenue	1,985	(1,620)	(111)	(1,731)	254

Total current liabilities	6,514	(1,411)	808	(603)	5,911
Capital lease obligation, less current portion	151	—	—	—	151
Notes payable	178	—	—	—	178
Accrued cost of business restructuring	1,015	—	—	—	1,015
Shareholders’ equity	2,343	4,254	(2,139)	2,115	4,458

	$10,201	$2,843	$(1,331)	$1,512	$11,713

     The unaudited pro forma financial information, as of and for the six-month period ended June 30, 2002, and as of and for the year ended December 31, 2001, gives effect to the following pro forma adjustments:

(1)	To give effect to the elimination of revenues and corresponding cost of sales, and the estimated decrease in operating expenses associated with the company’s embedded systems development tools business. Since the embedded systems development tools business comprised the company’s sole revenue source, the pro forma adjustments reflect significant estimated expense reductions, including expenses we have identified as specifically associated with the embedded systems development tools business as well as estimated infrastructure expenses (allocated primarily on the basis of headcount). Domestic facilities costs remain unchanged in the pro forma presentation, as do costs related to a minimum staffing level in line with the company’s estimated staffing infrastructure assuming the asset sale is approved.

(2)	To give effect to the company’s balance sheet, with pro forma adjustments that include the following:

•	Increase in cash from estimated net cash proceeds (note that transaction costs are treated as additional liabilities in this pro forma presentation):

Purchase price	$3,200
Add minimum inventories to be purchased by Metrowerks (net of estimated incremental cost to build such inventories)	484
Less holdback	(500)

Net cash proceeds	$3,184

•	Increase in accounts receivables related to a $500,000 holdback in the purchase price, as specified in the asset purchase agreement.

•	Decrease in inventories, prepaid and other current assets, and property and equipment relating to assets to be sold under the asset purchase agreement.

•	Increase in other accrued expenses relating to estimated accrued transaction expenses, net of product warranty obligations to be assumed by Metrowerks. The estimated transaction costs include advisory, legal, accounting, and other expenses.

•	Decrease in deferred revenue relating to customer support obligations to be assumed by Metrowerks.

•	Increase in shareholders’ equity reflecting an estimated $4.3 million gain on sale.

(3)	To give effect to (i) estimated impairment of assets, (ii) estimated severance-related expenses, (iii) estimated costs remaining under foreign lease obligations, and (iv) elimination of certain deferred revenue amounts. As a result, the adjustments reflect an estimated decrease of $2.1 million in shareholders’ equity for losses as described.

Comparative Per Share Data

     The following tables set forth certain historical per share data and unaudited pro forma per share data to reflect the asset sale. The pro forma data is not necessarily indicative of actual or future operating results of Applied or of its financial position that would have occurred or will occur in conjunction with the asset sale. You should read the data presented below in conjunction with the unaudited pro forma financial data set forth under “Unaudited Pro Forma Financial Data” and the separate historical financial statements that are incorporated by reference. Historical and pro forma book value per share is calculated by dividing shareholders’ equity at the end of the period by the number of common shares outstanding at the end of the period.

	Fiscal Year
	Ended	Six Months Ended
	December 31, 2001	June 30, 2002

Net Loss Per Share — Basic and Diluted
Historical Data	$(0.71)	$(0.64)
Pro Forma Data	$(0.45)	$(0.39)

June 30, 2002

Book Value Per Share
Historical Data	$0.38
Pro Forma Data	$0.59

Market for Common Stock

     Applied’s common stock trades on the Nasdaq SmallCap Market under the symbol “APMC.” We estimate that as of September 24, 2002, there were approximately 3,000 holders of our common stock, including record holders and the estimated number of holders represented by brokers and other institutions.

     The closing sales price of our common stock as reported on the Nasdaq SmallCap Market on September 24, 2002 was $          per share. The price per share in the following table sets forth the range of low and high closing sales prices of our common stock as reported on the Nasdaq National Market or the Nasdaq SmallCap Market for the periods indicated:

	Low	High

2000
First Quarter	$8.56	$21.25
Second Quarter	5.50	15.75
Third Quarter	6.19	13.00
Fourth Quarter	2.13	9.25
2001
First Quarter	$2.13	$5.47
Second Quarter	2.06	5.35
Third Quarter	1.13	5.16
Fourth Quarter	1.00	1.66
2002
First Quarter	$1.01	$1.83
Second Quarter	0.46	1.35
Third Quarter (through September 24, 2002)

Dividend Information

     We have never paid any cash dividends on our stock, and we anticipate that we will continue to retain any earnings for the foreseeable future for use in the operation of our business.

APPLIED’S CONTINUING BUSINESS

     Upon approval and closing of the proposed asset sale, we will have a single remaining business focus, namely the business conducted by our Libra Networks subsidiary, which is engaged in the development of products that leverage new technologies and standards to improve the way network traffic, server farms and applications are managed in enterprise data centers.

The Formation of Libra Networks

     The Libra Networks technology and business were acquired in May 2002 through a merger with REBA Technologies, Inc., a development-stage company. The majority shareholder of REBA was Lary L. Evans, who is also a member of our board of directors. Because of Mr. Evans’ financial interest in the transaction, an independent committee of our board of directors, composed of disinterested directors, conducted the negotiation of the terms of the acquisition. This committee engaged an independent valuation firm to provide a basis for negotiations, and ultimately recommended that the board of directors approve the transaction. The consideration received by REBA’s stockholders included 350,000 shares of our common stock, plus promissory notes having an aggregate principal amount of $178,000 and maturing May 22, 2004. We did not acquire any personnel, tangible assets or known liabilities in the transaction.

The Business of Libra Networks

     Libra Networks is focused on developing products that leverage new technologies and standards to improve the way network traffic, server farms and applications are managed in enterprise data centers, whether hosted within the enterprise or externally by application service providers, internet service providers or network service providers.

     Libra Networks plans to design, develop and bring to market a family of “edge computing” devices, that reside at the “edge” of a data center and manage traffic incoming from the public Internet, intranets or on-campus networks. The principal design characteristics of the planned suite of Libra products will be:

•	Use of Network Processors — since network speeds in modern data centers can reach multiple gigabits per second, we believe it is critical for edge computing devices to use network processors, which can handle the fastest network speeds while offering the programming versatility to handle multiple network protocols and adapt to changing standards such as web services. By contrast, we believe most edge computing devices available today rely on either Pentium-class processors, which lack the ability to keep up with high network speeds, or Application Specific Integrated Circuits (known as ASICs), which lack the programmability necessary to permit support of multiple network protocols and evolving standards.

•	Use of Web Services Standards — we believe that enterprises will increasingly move to adopt web services standards (such as SOAP and WSDL), which have been embraced by most of the leading system software vendors such as Microsoft, IBM, BEA and Sun. We believe enterprises adopting these standards will require edge-computing devices that supply high performance traffic management based on the new web services standards, as distinguished from existing solutions in the server content switching market that we believe are for the most part based on HTTP and other early Internet standards.

•	Use of Switch Fabric Technologies — numerous industry analysts have forecasted that enterprise data centers will increasingly adopt switch fabric technologies to connect their edge devices, servers and data storage, in order to achieve higher throughput, lower latency, reduced server loads, simplified cabling and improved system and network management. One such switch fabric technology that is currently available is InfiniBand; others, such as iWarp based on Ethernet, are under development.

     Libra Networks’ initial product, for which complete product specifications and a preliminary proof-of-concept demonstration have been developed, will be an edge device that acts as the load-balancing gateway between an InfiniBand-based server farm and its external environment. This device will be designed to:

•	handle wire-speed InfiniBand routing of TCP/IP traffic, which will be terminated and off-loaded at the device, thereby relieving servers of burdensome TCP/IP processing functions; and

•	manage load-balancing of client traffic across servers, utilizing traditional “demand-side” load-balancing techniques as well as an innovative “supply-side” load-balancing capability that dynamically and intelligently provisions data center applications and services to physical server processors based upon the pattern of incoming traffic.

     This proprietary “supply-side” load-balancing technology is the subject of patent applications acquired in the REBA transaction. We believe that the TCP/IP termination/off-loading capabilities of its proposed gateway product, as well as the load-balancing functionality to be designed into the TCP/IP termination engine, have the potential to substantially improve the speed, capacity and efficiency of data center server farms. The first release of this device is planned to be in a stackable rackmount configuration, and to be best suited for mid-size (100 to 500 servers), single-campus server farm environments. Blade configurations, and scaleable architectures designed for larger data centers, are planned for future releases. The device will also employ a low-latency “pipelined” architecture that will enable the addition of modular data processing and control elements as needed to address particular customer requirements (for example, transaction caching, security, SSL acceleration, etc.). The combination of the termination module and a modular control element will also enable the management, authentication and acceleration of web services requests into the data center. The first release of Libra Networks’ hardware and software products is expected to be in mid-2003.

     Our board of directors believes that the revenue opportunity addressable by Libra Networks is considerably greater than that of the embedded development systems tools business proposed to be sold in the asset sale. Industry observers have estimated that the annual worldwide market for content networking products (including load-balancing devices such as those contemplated by Libra) will grow rapidly to approximately $3.7 billion by 2006. This compares favorably to the stagnant market for embedded systems development tools, which is estimated by industry observers to be only about $500 million by 2006. Even the largest vendor in the embedded operating systems and development tools industry reported a 40% decrease in revenues in the three-month period ended April 30, 2002, compared to the same period of 2001, and attributed this decline primarily to the economic downturn in the high-technology sector. We believe that the dramatic slowdown in capital spending by telecommunications equipment manufacturers, which we believe represented the largest single component of demand for embedded systems development tools over the last several years, is likely to continue to restrain growth in the embedded development tools market in the near term.

     We believe the competition for Libra Networks’ planned suite of products will likely come from three types of competitors:

•	manufacturers of existing load-balancing switches (companies such as F5 Networks, Inc., Cisco Systems Inc., Extreme Networks, Inc., and Foundry Networks, Inc.), whose products are, we believe, still based on TCP/IP-over-Ethernet as the transport mechanism for client traffic and typically limited by their ASIC-based architectures from achieving the flexibility needed to accommodate evolving web services protocols and standards;

•	vendors of TCP/IP-to-InfiniBand gateways (companies such as Voltaire, Inc., OmegaBand, Inc., and TopSpin Communications, Inc.), whose products are, we believe, for the most part still based on Pentium-class processors or ASICs; and

•	companies offering load-balancing capabilities for web services standards (such as Sarvega, Inc., DataPower Technology, Inc. and Forum Systems, Inc.), whose products are, we believe, still based on Pentium-class processors and TCP/IP-over-Ethernet interconnect technologies.

     There may be additional competitors who have not yet publicly announced their development of content networking products. To our knowledge, no other vendor is proposing to develop a product that offers TCP/IP termination and offload capabilities combined with server load-balancing features.

     Some of our potential competitors have significantly greater financial, technical, distribution and other resources than Applied. However, our board of directors believes that the planned suite of Libra Networks’ products will potentially have meaningful technological advantages over the products currently offered by these competitors, including Libra’s proprietary supply-side load-balancing capabilities; these perceived advantages are a critical element underlying the board of directors’ belief that the business opportunity addressable by Libra Networks is significantly more attractive than that of the three product categories proposed to be sold in the asset sale.

     Applied currently has 12 engineers dedicated to the development of products and technologies for Libra Networks. Some of these individuals have been moved from our other product lines while most of them have been hired from other companies more closely tied to the Libra Networks markets. Following the asset sale, we estimate that the number of engineers and technical personnel we will require to pursue Libra’s product roadmap will be approximately 30 individuals.

     The end-user for Libra’s products is expected to be either an enterprise data center manager, or a service provider selling services to the enterprise. We envision that Libra Networks’ products will initially be distributed through original equipment manufacturer, or OEM, relationships with system vendors who are selling servers and other network management equipment and technologies to end-users, as well as through relationships with software vendors selling systems and network management products. Over time, this OEM sales effort may be augmented by a direct sales force working closely with indirect channel partners (such as VARs, resellers and integrators) and large end-users.

     Upon closing of the asset sale and receipt of initial estimated cash proceeds, we estimate that we will have more than $5 million of cash resources on hand, as well as receivables that will depend on the level of business activity in the months prior to completing the asset sale. We will retain such receivables in accordance with the terms of the asset purchase agreement. We estimate that these cash resources will likely be sufficient to finance the continuing product and business development activities of Libra Networks until approximately the second quarter of 2003, based upon existing fixed expense levels and current development budgets for Libra Networks. Prior to that time, we will need to seek additional equity financing in order to continue and optimize our pursuit of the Libra Networks business opportunity. We estimate that, over time, we will need to obtain between $10 million and $20 million in additional financing to fund our Libra Networks business. Based on recent venture capital transactions, we believe that venture capital investors are interested in investment opportunities in businesses like Libra Networks.

REASONS FOR THE ASSET SALE

     In reaching its determination to approve the asset sale, and the asset purchase agreement and related agreements, Applied’s board of directors consulted with the company’s management and its financial and legal advisors, and considered a number of factors. Our board did not assign any relative or specific weights to the factors considered in reaching its determination, and individual directors may have given differing weights to different factors. In its decision to recommend and approve the asset sale, the most important benefits identified by our board of directors were the following:

•	Cessation of Losses and Drain of Capital Resources Resulting From Existing Embedded Systems Development Tools Business — the asset sale will reduce our exposure to continuing losses resulting from the significant decline of our existing embedded systems development tools business, and will permit our existing capital resources to be devoted primarily toward development of the Libra Networks business. Certain obligations of the existing business will remain, such as the company’s facilities lease obligations for space in excess of Libra’s requirements.

•	Increase of Capital Available for Libra Networks Opportunity — in addition to allowing our existing capital resources to be focused primarily on the Libra Networks business, the asset sale will result in an initial infusion of approximately $3.2 million to $3.4 million of additional cash to further support pursuit of the Libra Networks opportunity, and an additional $500,000 to be received twelve months following the closing of the asset sale.

•	Freedom to Focus on Business Opportunity With Greater Perceived Growth Potential — the asset sale and Metrowerks’ assumption of our support obligations under a number of existing contracts will enable Applied to focus solely on developing edge computing devices for enterprise data centers; our board of directors believes that this business opportunity represents a superior opportunity for rapid growth and significant revenues when compared to the company’s existing product categories.

•	Improved Ability to Raise Equity Capital — we will need to raise equity capital in order to continue as a viable business whether or not the asset sale is consummated; our board of directors believes that, based upon recent venture capital investments reported within the content networking sector, we are likely to have a better chance of obtaining equity financing if we are focused solely on the Libra business.

•	Better Competitive Environment — the market for edge computing devices for enterprise data centers is relatively immature, and is not yet dominated by extremely large competitors; we will have a better opportunity to gain market share in this market than in the embedded systems development tools market.

     In evaluating the asset sale, Applied’s board of directors considered the following factors, among others:

•	The general decline in revenues from our existing business over the past several years, and the lack of overall customer demand from telecommunications and networking customers.

•	The significant decline in revenues from our hardware-enhanced debugging tools as a result of changing market demand and the current economic recession, and substantial uncertainties as to when or whether demand for such products will return.

•	The degree of market penetration achieved by our software analysis tools, and the recent decline in sales of such products during the first half of 2002 due largely to the economic downturn in the high-technology sector.

•	The volatility of revenues from our game development systems tools.

•	Expected stagnant or lower revenues on a worldwide basis for the entire embedded operating systems and development tools industry in the near term.

•	The increasing difficulties experienced by us in competing against other companies in the embedded systems development tools market, many of whom are larger than us and have greater financial and technical resources, broader distribution capabilities, larger installed bases of customers, more complete embedded systems development tool offerings, and the ability to bundle development tools with other product offerings.

•	The substantial investments required in order to keep our embedded systems development tools current and competitive in light of changing technologies and standards in the embedded systems community.

•	The substantial overhead costs associated with maintaining foreign offices to market and sell our embedded systems development tools, particularly in light of the severe downturn in sales of such products in Japan and Europe.

•	The lack of profitability and continuing cash drain of our existing development tools business despite two significant restructurings within the past 13 months intended to bring costs into line with reduced revenues.

•	Our board of directors’ determination that we may not have sufficient financial resources to continue operations in our existing development tools business.

•	The Applied board of directors’ determination that the company does not have sufficient financial resources to aggressively pursue the Libra Networks business.

•	The Applied board of directors’ belief that we would have to raise additional capital to continue operations in our existing development tools business, even without Libra Networks’ business expenses, and that raising money with a sole focus on the Libra Networks business has a higher probability of success than raising money based on our historic business, especially in light of our financial performance over the last several years.

•	The Applied board of directors’ belief that a change in our focus to the Libra business, which has a greater upside potential for shareholders, will enhance our chances of remaining listed on the Nasdaq SmallCap Market, and will decrease the chances that the price of our common stock will fall following a reverse split.

•	The difficulties in attempting to increase our share of the embedded systems development market by acquiring other companies or product categories, and the disadvantages of attempting to use our common stock as consideration for any such acquisitions.

•	Estimates by industry observers that the worldwide market for content networking products and technologies will grow more rapidly than and will substantially exceed the market for embedded operating systems and development tools over the next several years.

•	The fact that the Libra Networks business will leverage our key technical competencies relating to high-end microprocessors and real-time systems analysis, as well as the server-industry backgrounds of certain of our officers and directors.

•	Our board of directors’ belief that the planned suite of Libra Networks products will have meaningful technological advantages over the products currently being offered by likely competitors.

•	The fact that there is no clear leader in the market for edge computing devices for enterprise data centers, and that all of the known competitors are in a relatively early development stage.

•	The lack of any parties interested in acquiring or combining with Applied.

•	Our substantial facilities lease exposure.

•	The fact that we received only one other offer for our existing product categories, which was financially inferior to the proposed asset sale, and contained other terms less favorable to us (in particular, the requirement of a perpetual license of our CodeTEST technology as a deal lockup provision that could preclude other potential bidders), and involved greater risk, uncertainty and added costs associated with delay.

•	The likelihood that, since there was only one other offer for our existing product categories, if the asset sale is not completed we will be in a much weaker negotiating position with respect to any other transaction involving our assets.

•	The judgment of our board of directors, after consulting with our financial and legal advisors, that the terms of the asset purchase agreement (and related agreements), and the parties’ representations, warranties and covenants, as well as the conditions to their respective obligations, are fair and reasonable.

•	Our continuing liability exposures under the indemnification provisions of the asset purchase agreement and as to the liabilities retained by us thereunder.

•	The provisions in the asset purchase agreement that prohibit solicitation of third party bids or a change of our board of directors’ recommendation, with certain exceptions permitting our board of directors to act as required in its fiduciary duty, and which permit termination of the asset purchase agreement in certain circumstances do not involve excessive fees or encumbrance of any of our technologies in the event of termination; all of which, taken together, our board of directors considered reasonably protected the interests of Applied and its shareholders.

•	Detailed financial analysis and historical trend analysis and other information concerning Applied and our three existing product categories.

•	A financial analysis of the costs of simply discontinuing our existing product categories, and of the substantial creditor exposures that would stand in the way of any returns to our shareholders.

•	Financial analysis and other information concerning Applied prepared by Needham & Company, Inc.; as well as the analysis and opinion of Needham, as an independent nationally recognized financial advisor, that the terms of the asset sale are fair to Applied and its shareholders from a financial point of view.

•	The expected tax and accounting consequences of the asset sale.

•	The expected impact of the asset sale on our customers and employees.

•	The interests of our officers and directors in the proposed transaction, including those matters disclosed under “Interests of Certain Persons in the Asset Sale” beginning on page of this proxy statement.

     In considering the asset sale, our board of directors also investigated and considered potential risks or other negative factors, such as:

•	The risk that our existing capital resources, augmented by the proceeds of the asset sale, will be consumed more quickly than anticipated or will be consumed before we are able to raise sufficient equity capital to continue pursuit of the Libra Networks business.

•	The risk that, even if we are able to raise additional equity capital, the pricing or other terms of such financing will be severely dilutive or otherwise burdensome to our existing shareholders.

•	The risk that Libra Networks will not be able to develop products having all of the planned technological characteristics, or will not be able to do so within planned budgets or time frames.

•	The risk that the technologies that Libra Networks plans to include in its products will not gain widespread acceptance, or will be superseded by other superior or more widely adopted technologies.

•	The risk that the new group of competitors against whom Libra Networks will be competing will adopt product features or technologies that are similar to those proposed to be used in the Libra product suite, thus diminishing Libra Networks’ technological advantage.

•	The risk that, following the asset sale, we will realize less than is currently expected from our retained receivables and inventories, or will have greater liabilities than are currently expected in connection with severance of employees, termination of leases or other contracts, or under the indemnification provisions of the asset purchase agreement.

•	The risk that the asset sale might not be consummated, yet the public announcement of the proposed asset sale might adversely affect our sales, operating results and ability to attract and retain key management, technical and sales personnel.

•	The risk that our transition to the Libra Networks business could have unforeseen negative effects on the value accorded to our common stock in the public markets, and could further jeopardize our qualifications for continued listing on The Nasdaq SmallCap Market.

•	The risk that our patent applications relating to the Libra Networks business will not be issued or that any patents issued now or in the future may be invalidated, circumvented or challenged or otherwise fail to provide us with any competitive advantage.

•	The risk that some of our shareholders may elect to exercise their dissenter’s rights under Washington corporate law, and seek appraisal and payment in cash of the “fair value” of their shares rather than continuing on as stakeholders in the Libra Networks business, which could reduce our capital resources so significantly as to jeopardize our ability to pursue Libra Networks development activities aggressively and to achieve significant development milestones before having to seek additional equity funding from external sources.

•	The various other risks described below under “Risk Factors,” beginning on page of this proxy statement.

     The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but does include the material factors considered by the board. In view of the complexity and wide variety of information and factors, both positive and negative, considered by our board of directors, we did not find it practical to quantify, rank, or otherwise assign relative or specific weights to the factors considered. In addition, our board of directors did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, our board of directors conducted an overall analysis of the factors described above, including discussions with Applied management and legal, financial and accounting advisors. In considering the factors described above, individual members of our board of directors may have given different weight to different factors. The board of directors considered all of these factors as a whole and concluded that, on the whole, such factors supported its determination to approve the asset sale. After taking into consideration all of the factors set forth above, our board of directors concluded that the asset sale is fair to, and in the best interests of, Applied and its shareholders, and that Applied should proceed with the asset sale.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement and the documents incorporated by reference, including the risk factors in this section, contain forward-looking statements that reflect the company’s current views with respect to future events that may impact its results of operations and financial condition. In this proxy statement, the words “anticipates,” “believes,” “expects,” “intends,” “future,” “may,” “will,” “should,” “plans,” “estimates,” “potential” or “continue,” or the negative of these terms, or other similar expressions, identify forward-looking statements. These forward-looking statements are only predictions and are subject to risks and uncertainties and other factors, including those set forth below under the caption “Risks Factors” and elsewhere in this proxy statement and the documents incorporated by reference, which could cause actual future results to differ materially from historical results, or those described in the forward-looking statements. The forward-looking statements contained in this proxy statement should be considered in light of these factors. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the company has no intention or obligation to update publicly any forward-looking statements after this proxy statement is distributed, whether as a result of new information, further events or otherwise.

RISK FACTORS

     You should carefully consider the risks described below regarding the asset sale and our business following the asset sale, together with all the other information included in this proxy statement, before making a decision about voting on the proposal submitted for your consideration. If any of the following risks actually occur, our business, financial condition, or results of operation could be materially harmed. If our business is harmed, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO THE ASSET SALE

If our shareholders do not approve the asset sale, we may not have the resources to continue operations without seeking additional capital, which may be difficult to obtain.

     We have limited cash resources, and these resources continue to diminish. We recorded net losses of $4.6 million and consumed $2.2 million of our cash in operating activities during the first half of 2002. We have substantially reduced our expenses over the past two years, but these reductions have not enabled us to achieve profitability, and we do not believe that further expense reductions would improve our overall financial position due to the likely negative impact on future revenue levels. Absent a sudden and unforeseen improvement in demand for embedded systems development tools, we expect that our cash resources will continue to diminish. If our shareholders do not approve the asset sale, we will be forced to seek additional capital in order to continue our operations. Considering our recent financial performance, it is likely to be very difficult for us to obtain additional equity or debt financing. If we were to be unable to obtain sufficient capital, we could be required to sell or discontinue operation of our existing embedded systems development tools business or of our Libra Networks division.

If our shareholders do not approve the asset sale, we may be unable to maintain our listing on Nasdaq, which would decrease the liquidity of our common stock.

     The Nasdaq Stock Market, Inc. has notified us that it may delist our common stock from the Nasdaq SmallCap Market if we fail to meet the $1.00 per share minimum bid price for 10 consecutive trading days prior to December 23, 2002. We currently do not comply with this requirement. If we are unable to meet this requirement, we may be eligible for an additional 180 day grace period within which to comply with the $1.00 per share bid price requirement if we can demonstrate compliance with the initial listing criteria for the SmallCap Market, which include shareholders’ equity of $5 million and a market value of public float of $5 million. In addition, in order for our common stock to continue to be listed on the Nasdaq SmallCap Market, we must demonstrate compliance with the continued listing criteria of the SmallCap Market, which include shareholders’ equity of $2.5 million and a minimum market value of public float of $1 million.

     If our shareholders do not approve the asset sale, it is unlikely that we will be able to meet these requirements, and it is highly likely that our common stock will be removed from listing on the Nasdaq SmallCap Market.

     Delisting of our common stock would result in limited release of the market price of our common stock and limited news coverage of our business and could restrict investors’ interest in our common stock, making information on prevailing trading prices more difficult to obtain. Also, a delisting could materially and adversely affect our ability to issue additional securities or to secure additional financing because the trading market and prices for our common stock may be suppressed.

If our shareholders do not approve the asset sale, there may not be any other offers from potential acquirors of our embedded systems development tools business.

     If our shareholders do not approve the asset sale, we may need to find another purchaser for Applied, or some portion of our assets. While we had discussions with various companies concerning such a purchase in the past, we cannot assure you that any of these companies would have any interest, or would be willing to offer a reasonable purchase price, or that any price so offered would not be less than that agreed to in the asset sale.

We may not be able to obtain necessary third party consents to the transfer of certain contracts required for closing of the asset sale.

     In addition to various other conditions that must be satisfied prior to closing the asset sale, we are obligated to obtain certain third party consents to the transfer of certain contracts as part of the asset sale. If we are unable to satisfy any of these conditions, the asset sale may not be consummated.

We may be required to pay up to $3.3 million to Metrowerks for breaches of our representations in the asset purchase agreement.

     We have an obligation to indemnify Metrowerks for any losses from breaches of our representations or warranties in the asset purchase agreement that occur within 12 months after the closing date of the asset sale or within the applicable statute of limitations period for claims relating to our ownership of our assets, payment of our taxes, and our compliance with applicable laws, if longer. Our indemnification obligations are limited by an overall cap of $3.3 million on the amount of the indemnification. Although we know of no breaches of our representations or warranties, the payment of any such indemnification obligations would adversely impact our cash resources and our ability to pursue our Libra Networks business.

The public announcement of the proposed asset sale might adversely affect our sales, operating results and ability to retain key management, technical and sales personnel.

     Our September 3, 2002 public announcement of the proposed asset sale may cause our customers to delay orders for our products or services until after the outcome of the shareholder vote has been determined, and may also adversely impact our ability to retain key management, technical and sales personnel who are primarily involved in our embedded systems development tools business. Even if the asset sale is not consummated, these negative effects could continue indefinitely.

The “fair value” that will be payable to dissenting shareholders for their shares is subject to uncertainties, will not necessarily bear any relationship to the market price or book value of the shares, and could become the subject of a dispute or litigation.

     Our board of directors has not made a determination of the “fair value” that we would be required to pay to dissenting shareholders for their shares. If any shareholders exercise their dissent rights, the board of directors would make such a determination based upon a wide range of valuation methodologies and factual considerations, including but not limited to:

•	general economic conditions and the uncertain outlook for improvement within the embedded systems development tools industry;

•	our relative strength in comparison to our competitors;

•	our four-year history of declining revenues;

•	our lack of profitability over the past four years;

•	the rate at which we are consuming our limited cash resources, and the difficulty of reducing our consumption of cash resources by further expense reductions;

•	the difficulty of raising additional capital to support our embedded systems development tools business;

•	the difficulty of continuing to pursue our Libra Networks business if our embedded systems development tools assets and business are not sold;

•	the significant liability exposure that we face under the lease for our largely unoccupied facilities aggregating more than $6 million through 2007; and

•	the decline in the quoted trading price for our shares in public securities markets over the past several years.

     Our board of directors will make its “fair value” determination after considering all relevant information and obtaining valuation advice. We cannot offer any assurance to dissenting shareholders that the “fair value” determined by the board will bear any relationship to the book value of our shares, or will not be less than the quoted trading prices for our shares in public securities markets. While statutory procedures exist for shareholders to contest the board’s determination of fair value, there is little certainty of outcome in such proceedings, which may involve considerable time and legal expense.

RISKS RELATED TO APPLIED’S CONTINUING BUSINESS OPERATIONS

Our cash resources after the asset sale will be limited and could be diminished due to the payment of fair value to dissenting shareholders and our inability to collect on our accounts receivable and utilize or liquidate inventory not sold to Metrowerks.

     The proceeds from the asset sale along with our current working capital will not be sufficient to fund our continuing business. After closing of the asset sale, we will have limited cash resources, which we will need to manage carefully until our Libra Networks business has progressed sufficiently to enable us to raise additional capital. If a significant number of shareholders were to exercise their rights to dissent from the asset sale and demand a cash payment for the fair value of their shares, the amount of cash resources remaining available for pursuit of the Libra Networks business, and our ability to succeed in that business, could be materially impaired. In addition, after the asset sale, we expect to collect cash from certain accounts receivable that we will retain pursuant to the Asset Purchase Agreement. If we are unable to collect upon these accounts our cash resources will be less than we anticipate. Our debtors may not pay us due to their insolvency, bankruptcy, lack of funds, or refusal to pay. Following the asset sale, our business relationship with many of our debtors will be terminated, and some of our debtors may be more likely to delay payments or attempt to renegotiate amounts owing. There can be no assurance that Metrowerks will cooperate with us to collect these accounts. Furthermore, the transition from our historical business of developing tools for embedded software systems to our Libra Networks business may prevent us from utilizing certain inventories that could otherwise have been revenue-producing, and we may be unable to sell such inventories to third parties, or such sales may be at distressed prices.

Our embedded systems development tools business has accounted for all of our revenues to date; after the asset sale, we will not have any immediate source of revenue and we expect to incur significant losses for an indefinite period of time.

     The embedded systems development tools business we contemplate selling in the asset sale has historically accounted for all of our revenue. Our Libra Networks business involves the development of a new and as yet unreleased product line with no market penetration in a highly competitive market sector typified by rapid changes in technology and competitive products. We do not expect our Libra Networks business to produce any revenues in the near term, and we plan to operate at a loss until at least 2004. We cannot predict when or to what extent Libra Networks will begin to produce revenues, or whether we will ever reach profitability. If we are unable to achieve significant levels of recurring revenue from our Libra Networks business, our losses will likely continue indefinitely. If this occurs the market price of our common stock could suffer as well as our viability as a going concern.

     In addition, we have incurred significant obligations in connection with our embedded systems development tools business that are not needed for our Libra Networks business, including facilities and capital lease obligations through 2007. These obligations will not be transferred in the asset sale, and we will continue to bear the costs of these commitments even though the development of the Libra Networks business will not benefit from such commitments. Although we will undertake efforts to renegotiate these commitments and reduce expenses, there is no guarantee that we will be able to do so. We also have several foreign subsidiaries that will be unnecessary in the operation of the Libra Networks business. We anticipate incurring costs in connection with winding down these subsidiaries, including but not limited to severance obligations and lease terminations. We will also incur severance expenses related to U.S. personnel who are not employed by Metrowerks and not required for the Libra business. Our obligations for these lease commitments, foreign subsidiaries and other severance-related expenditures will cause us to use more of our cash resources than we need to for the conduct of Libra Networks’ product and business development activities.

We will not have sufficient working capital to fund our continuing Libra Networks business, and we may be unable to obtain additional capital. If we raise additional financing, you may suffer significant dilution.

     We anticipate that we will need to seek a third party investment in the first half of 2003 in order to provide additional working capital for our Libra Networks business. We cannot be certain that financing from third parties will be available on acceptable terms to us or at all. The extent and timing of our future capital requirements will depend upon several factors, including the rate of market acceptance of our products, the degree of competition for our products, our ability to build and expand an efficient indirect distribution system, and our level of expenditures for product development, sales and marketing. In addition, we currently have a lease obligation for space that exceeds our needs. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. The level of funding of pre-revenue-stage companies generally by both venture funds and strategic investors has fallen dramatically in the past two years, and this is equally true in the interconnect and networking technologies space. If we cannot raise funds on acceptable terms, we may not be able to develop our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our ability to grow our business. Further, if we issue equity securities, you may experience severe dilution of your ownership percentage, and the new equity securities may have rights, preferences or privileges senior to those of our common stock. If our common stock is listed on The Nasdaq National Market or The Nasdaq SmallCap Market at the time of a proposed equity financing resulting in the sale and issuance of twenty percent or more of the outstanding shares of our capital stock, we will be required to obtain shareholder approval of such issuance. There can be no assurance that we will be able to obtain any necessary shareholder approval, and the failure to obtain such approval could limit our ability to obtain needed capital.

After the asset sale, we will be dependent on a single line of business that currently has no products or revenues. We cannot predict our future results because our Libra Networks business has no operating history.

     Following the asset sale, our only line of business will be the development of the Libra Networks products and technology. We have not yet developed any products based on this technology and consequently there are currently no revenues from this line of business. Furthermore, we do not know whether any products will be developed on this technology or the timing of such developments if a product is created. Given the lack of operating history in the Libra Networks business it is difficult to predict our future results. The Libra Networks business is characterized by rapid technological change, new product development, a new and unproven business model, and evolving industry standards. You should consider the risks and uncertainties that we may encounter as a pre-revenue-stage company in a new and rapidly evolving market. These uncertainties include:

•	our ability to design and engineer products having the technological features planned for the Libra Networks product line;

•	consumer demand for, and acceptance of, the Libra Networks business products;

•	our ability to establish relationships with OEMs, VARs, system integrators and other channel partners needed to drive sales;

•	our ability to demonstrate the benefits of our products and services to end user data center managers;

•	our unproven and evolving business model;

•	unfavorable economic conditions in the technology industry;

•	decreased spending on technology due to adverse economic conditions; and

•	global economic conditions.

Our Libra Networks technology and products are not fully developed, are untested, and remain subject to significant uncertainty. Rapid technological change could render our products and services obsolete.

     Our Libra Networks technology and products are in the development stage and have not been completed or proven. The market for products related to data management is characterized by rapid technological innovation, sudden changes in user and customer requirements and preferences, frequent new product and service introductions and the emergence of new industry standards and practices. Each of these characteristics could render our Libra Networks products, intellectual property and systems obsolete. The rapid evolution of our market requires that we improve continually the performance, features and reliability of our products and services, particularly in response to competitive offerings. The successful development of our products is subject to the risks that:

•	any or all of our proposed products are found to be ineffective for their intended purposes;

•	the proposed products or procedures are uneconomical to manufacture or market or do not achieve broad market acceptance;

•	third parties hold proprietary rights that preclude us from marketing them; or

•	third parties market a superior or equivalent product.

     Significant undetected errors or delays in new products or releases may affect market acceptance of our products. There can be no assurance that, despite our testing, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of customers or failure to achieve market acceptance.

     In addition, our Libra Networks technology and products will need to be compatible with a broad array of disparate technologies in order to be interoperable with other products routinely used in corporate data centers such as routers, switches, operating systems and systems management software. This interoperability may depend on partnerships with third parties such as Cisco, Dell, IBM, Sun, BEA, BMC and Microsoft. We currently do not have any partnerships with such third parties. Without such partnerships, we may not achieve market acceptance or demand for our products within our target base of customers, because our products will not operate with many of the applications they currently use.

The emergence of InfiniBand, the Switch Fabric communication technology that will be incorporated in our initial Libra Networks product release, as a worldwide standard is uncertain.

     Our initial Libra Networks products are being developed using InfiniBand architecture. InfiniBand is currently the only new Switch Fabric technology currently available for widespread usage. Libra Networks is an active member of the InfiniBand Trade Association (IBTA) — an organization founded by major technology companies such as: Compaq Computer Corp., Dell Computer Corp., Hewlett-Packard Co., IBM Corp., Intel Corp., Microsoft Corp. and Sun Microsystems Inc. to jointly develop InfiniBand specifications and to promote its adoption as a worldwide standard for server-to-server, and network-to-server interconnect solutions.

     In the second quarter of 2002, Microsoft and Intel each announced that they will limit further investments in InfiniBand-based products. Specifically, Intel announced that it will stop developing host channel adapter chips for InfiniBand; and Microsoft stated that it no longer plans to incorporate InfiniBand into its next-generation server operating system, the Windows.Net Server, although it will continue to assist companies offering InfiniBand products that plug into Microsoft products. These announcements have created doubt regarding the feasibility and likelihood of InfiniBand’s acceptance as the worldwide standard for server-to-server, and network-to-server interconnect solutions. It is unclear whether these announcements reflect a loss of confidence in the InfiniBand technology as a potential worldwide interconnect standard, or are merely financial decisions based upon uncertainties as to how quickly the market for InfiniBand products will materialize or based upon other internal resource-allocation considerations. If InfiniBand is not accepted as a standard in the marketplace, our products will have to be redesigned to operate under a different architecture. While we plan to incorporate other emerging switch fabric technologies in future releases of our Libra Networks products, delays in product releases and slower revenue growth would be likely since no other switch fabric alternatives are expected to be available in the same time frame as InfiniBand.

We will rely on third parties to provide certain components and software for our Libra Networks products. If our vendors fail to deliver their products in a reliable, timely and cost-efficient manner, our business will suffer.

     We expect to depend on relationships with third parties such as Intel, Mellanox and others who may be sole source providers of key, leading edge hardware and software components critical for some of the products we are developing in our Libra Networks business. If these providers of exclusive proprietary technology do not produce these components or software modules on a timely basis or if the components or software modules do not meet our specifications or are otherwise flawed, we may have to delay product delivery, recall or replace unacceptable products. As a result, we could lose existing and potential customers and any revenues that we may have at that time may decline dramatically.

We may not be able to meet our product development objectives or market expectations.

     Our Libra Networks product development efforts are inherently difficult to manage and keep on schedule and there can be no assurance that we will be able to meet our development objectives or to meet market expectations. In addition to development delays, we may experience substantial cost overruns in completing development of our products. The technological feasibility for some of the products that we envision is not completely established. The products being developed by us may contain undetected flaws when introduced. There can be no assurance that, despite testing by us and by potential customers, flaws will not be found in the products, resulting in loss of or delay in market acceptance. We may be unable, for technological or other reasons, to develop and introduce products in a timely manner in response to changing customer requirements. Further, there can be no assurance that while we are attempting to finish development of our products, a competitor will not introduce similar products thus diminishing our technological advantage, or a superior alternative to ours, rendering our products and technologies partially or wholly obsolete, or at least requiring substantial re-engineering in order to become commercially acceptable. Our failure to maintain our product development schedules, avoid cost overruns and undetected errors or introduce a product that is superior to competing products would have a materially adverse effect on our business, financial condition and results of operations.

We are highly dependent on our key personnel to manage our business, and because of competition for qualified personnel we may not be able to recruit or retain necessary personnel.

     Our continued growth and success depend to a significant degree on the continued services of our senior management and other key employees and our ability to attract and retain highly skilled and experienced technical, managerial, sales and marketing personnel. We have historically been a developer of tools for use by embedded software systems developers. Our Libra Networks business represents an expansion into development of hardware and software products aimed at end-user markets — specifically, corporate data centers — in which we have limited experience. As we enter this new line of business, we also expect to encounter new product development challenges, new customer requirements, new competitors and other new business challenges, with which our existing management may be unfamiliar. Our management may lack the necessary knowledge, strategic and customer contacts, and experience to effectively meet the demands of the market our Libra Networks business targets, and competition for such personnel is intense. There can be no assurance that we will be successful in recruiting new personnel or in retaining existing personnel. Except for Stephen J. Verleye, our President and Chief Executive Officer, none of our employees is subject to a long-term employment agreement. The loss of one or more key employees or our inability to attract additional qualified employees could have a material adverse effect on our business, results of operations and financial condition. In addition, we may experience increased compensation costs in order to attract and retain skilled employees.

We may not be able to successfully compete in the highly competitive and rapidly evolving data center management market.

     The market for products that enhance the speed, capacity and efficiency of enterprise data centers is still developing and there can be no assurance that our products will ever achieve market acceptance. Since we have no existing customers with respect to the Libra Networks business, we must convince enterprise corporate data center managers that have no history of buying products from us to buy Libra Networks products, including additional follow-on products or product updates. To the extent we do not achieve growth, it will be difficult for us to generate meaningful revenue or to achieve profitability.

     The market for data center management products is intensely competitive, evolving and subject to rapid technological change. The competition for Libra Networks’ planned suite of products will likely come from three types of competitors:

•	manufacturers of existing load-balancing switches, such as F5 Networks, Inc., Cisco Systems Inc., Extreme Networks, Inc., and Foundry Networks, Inc.;

•	vendors of TCP/IP-to-InfiniBand gateways, such as Voltaire, Inc., OmegaBand, Inc., and TopSpin Communications, Inc.; and

•	companies offering load-balancing capabilities for Web Services standards, such as Sarvega, Inc., DataPower Technology, Inc. and Forum Systems, Inc.

     Some of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a substantially larger installed base of customers than we do. We expect the intensity of competition in this market to increase in the future. Increased competition is likely to result in price reductions, and may result in reduced or negative margins and difficulty in gaining market share. Any of these effects could seriously harm our business.

We may not be successful in developing or maintaining strong distribution channels for our Libra Networks products.

     The success of the Libra Networks business depends on developing strong OEM relationships with system vendors who are selling servers and other network management equipment and technologies to end-users. We plan to rely primarily on our OEM relationships to initially market our Libra Networks products, although our OEM sales are expected to be augmented by a direct sales force working closely with indirect channel partners such as value-added resellers and other resellers and integrators. Although we have developed strong distribution channels in the past, we will need to develop new and unrelated distribution relationships in the network management market. If we are not successful in creating a strong national distribution channel in a timely manner, we may not gain significant sales.

We may not be able to protect intellectual property of our Libra Networks business against third-party infringements or claims of infringement.

     Failure to protect our intellectual property rights may result in a loss of our exclusivity or the right to use our Libra Networks technology. We rely on patent, trade secret, trademark and copyright law to protect our Libra Networks intellectual property. Our patent position is subject to complex factual or legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, there can be no assurance that any patents will be issued pursuant to our current or future patent applications or that patents issued pursuant to such applications will not be invalidated, circumvented or challenged. Moreover, there can be no assurance that the rights granted under any such patents will provide competitive advantages to us or be adequate to safeguard and maintain our proprietary rights. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

     Although patent applications have been filed with respect to certain aspects of our Libra Networks technology, some of our Libra Networks intellectual property is not covered by any patent or patent application and includes trade secrets and other know-how that is not patentable. We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventor’s rights agreements with our current and future strategic partners and employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

     Some of our Libra Networks intellectual property includes technologies and processes that may be similar to the patented technologies and processes of third parties. If we do not adequately assure our freedom to use our Libra Networks technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation or be enjoined from using such intellectual property. If we are found to be infringing third-party patents, we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all. While we are not currently engaged in any material intellectual property disputes or litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation is a result in our favor.

We will be dependent on third parties for manufacturing our Libra Networks products.

     We have yet to develop a manufacturing plan, however, we expect to rely on one or more third party manufacturers for our manufacturing needs. We may be unable to engage a third party manufacturer on a timely basis or on terms favorable to us which could limit our ability to sell our products and could cause our revenues to decline. Furthermore, the failure of such third party manufacturers to deliver products to us in a timely manner or in accordance with our quality control standards could damage our reputation and could adversely affect our operating results.

In the event that our common stock is delisted from Nasdaq and trades below $5.00, it may be subject to the requirements of the rules relating to “penny stocks.”

     The Nasdaq Stock Market, Inc. has notified us that it may delist our common stock from the Nasdaq SmallCap Market if we fail to meet certain requirements. If our common stock is delisted from the Nasdaq SmallCap Market, our common stock would trade on the non-Nasdaq over-the-counter market. In such event, you would have to trade our common stock on the so-called “pink sheets” or the “Electronic Bulletin Board” of the National Association of Securities

Dealers, Inc. Consequently, you likely would find it more difficult to trade in or obtain accurate quotations as to the market price of our common stock. In addition, if our common stock were not listed on the Nasdaq SmallCap Market and the trading price of the common stock was less than $5 per share, our common stock could be subject to certain federal securities laws, which, among other things, require that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving a purchaser’s written consent prior to any transaction. In such case, our common stock could also be deemed to be a “penny stock” under the Securities Enforcement and Penny Stock Reform Act of 1990, which would require additional disclosure in connection with trades in the common stock, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. The additional burdens imposed upon broker-dealers could affect their willingness or ability to effect transactions in our common stock.

THE SPECIAL MEETING

PURPOSE

     The Special Meeting is being held to consider and vote on the asset sale. Applied’s board of directors has unanimously approved the asset sale and recommends that you vote FOR this transaction. For a description of the reasons for the asset sale, see “The Asset Sale Proposal-Reasons for the Asset Sale.”

RECORD DATE AND VOTING RIGHTS AND REQUIREMENTS

Record Date

     Our board of directors has fixed September 24, 2002 as the record date for the Special Meeting. Only holders of record of common shares at the close of business on September 24, 2002 will be entitled to notice of and to vote at the special meeting or any adjournment thereof. As of the record date, there were [7,532,262] shares of our common stock outstanding, of which 328,246 shares were held by officers and directors of Applied. Each share of our common stock outstanding on the record date entitles its holder to one vote on the asset sale proposal.

Quorum Requirement

     To constitute a quorum at the special meeting, a majority of the total number of shares entitled to vote on the record date must be present, represented either in person or by proxy.

Vote Required

     The approval of the holders of at least a majority of the company’s outstanding common stock is required to approve the asset sale.

Abstentions and Broker Non-Votes

     Abstentions and broker non-votes will be counted as shares present for determination of a quorum at the special meeting. For purposes of determining whether the asset sale is approved, abstentions and broker non-votes will have the same effect as votes against such proposal.

     Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the Special Meeting. To vote your shares, please complete, date, and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the Special Meeting. You may revoke your proxy at any time before it is voted. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it may jeopardize the company’s ability to obtain a quorum, thereby resulting in a failure to obtain approval of the asset sale.

Voting of and Revocation of Proxies

     All shares that are represented by properly executed proxies received before or at the special meeting and not revoked will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on the executed proxies, shares represented by such proxies will be voted FOR approval of the proposal and any other business properly brought before the meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Such revocation may be made in person at the special meeting or by written notification to the secretary of Applied.

Solicitation of Proxies

     Your proxy is being solicited by and on behalf of the board of directors of Applied. We will pay the cost of all proxy solicitation. Our officers and other employees may solicit proxies by personal interview or by telephone or facsimile device, in addition to the use of the mails. None of these individuals will receive special compensation for such services, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. We may reimburse brokerage firms, banks, nominees and other fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding proxy solicitation materials to beneficial owners. In addition, we have engaged MacKenzie Partners, Inc., a professional proxy solicitation firm to solicit proxies on behalf of the Applied board of directors. Applied expects that the cost of such proxy solicitation will not exceed $15,000.

OPINION OF FINANCIAL ADVISOR

     We retained Needham & Company, Inc. to render an opinion as to the fairness to Applied and our shareholders, from a financial point of view, of the consideration to be received by Applied in connection with the proposed asset sale. The amount of consideration to be paid by Metrowerks to Applied in the asset sale was determined through arm’s length negotiations between Applied and Metrowerks and not by Needham.

     At a meeting of our board of directors on September 2, 2002, Needham delivered its oral opinion, which it subsequently confirmed in writing, that, as of September 2, 2002 and based upon and subject to the assumptions and other matters described in the written Needham opinion, the proposed consideration is fair to Applied and our shareholders from a financial point of view. The Needham opinion is addressed to our board or directors, is directed only to the financial terms of the asset purchase agreement, and does not constitute a recommendation to any shareholder of Applied as to how that shareholder should vote at the special meeting.

     The complete text of the Needham opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham, is attached to this proxy statement as Annex B, and the summary of the Needham opinion set forth in this document is qualified in its entirety by reference to the Needham opinion. Applied shareholders are urged to read the Needham opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham.

     In arriving at its opinion, Needham, among other things:

•	reviewed a draft dated August 23, 2002, of the asset purchase agreement;

•	reviewed certain publicly available information concerning Applied and Motorola and certain other relevant financial and operating data of Applied and Motorola furnished to it by Applied, including Applied Microsystems management’s audited financial statements for the fiscal year ended December 31, 2001, and unaudited financial statements for the fiscal quarter ended June 30, 2002;

•	held discussions with members of management of Applied concerning the current and future business prospects of Applied;

•	reviewed the historical stock prices and trading volumes of Applied’s common stock;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham deemed generally relevant to similar data for Applied and Metrowerks;

•	reviewed the financial terms of certain other business combinations that Needham deemed generally relevant; and

•	performed and/or considered such other studies, analyses, inquiries and investigations as Needham deemed appropriate.

     In addition, Needham held discussions with certain members of Applied’s management as to their view of:

•	the anticipated adverse effects on Applied’s business, assets, liabilities, operations and prospects that Applied believes would occur if Applied were to continue as presently constituted;

•	Applied’s anticipated inability to remedy its liquidity shortfall and the substantial risk of Applied becoming insolvent and seeking the protection of state insolvency or federal bankruptcy law;

•	the anticipated substantial adverse effects on Applied’s shareholders and present and potential employees, business partners and lenders that would result from insolvency or concerns about the potential of Applied’s insolvency; and

•	the anticipated benefits that would arise from entering into the asset purchase agreement, including the substantial lessening of those liquidity and solvency concerns.

     Needham assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of rendering its opinion and neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, Needham assumed that any material liabilities (contingent or otherwise, known or unknown) of Applied were as set forth in our financial statements, and that there would be no material amendments to the terms of the asset purchase agreement as set forth in the August 23rd draft. In connection with its review, Needham requested from Applied’s management financial forecasts and projections, but were informed such information had not been prepared and therefore was not made available to it. Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Applied or its subsidiaries. The Needham opinion is based on economic, monetary and market conditions as they existed and could be evaluated as of its date.

     Needham’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by Applied and does not address:

•	any other aspect of the asset sale or any of the other terms or conditions of or the transactions contemplated by the asset purchase agreement or otherwise relating thereto;

•	the relative merits of the asset sale as compared to any alternative potential offer that might be made by any other party, or alternative business strategies that might exist for Applied; or

•	the effect of any other transaction in which Applied might engage.

     Needham’s opinion does not constitute a recommendation to any shareholder of Applied as to how such shareholder should vote with respect to any matter relating to the asset sale or any other term or condition of or transaction contemplated by the asset purchase agreement or otherwise relating thereto.

     No limitations were imposed by Applied on Needham with respect to the investigations made or procedures followed by Needham in connection with its rendering its opinion.

     Based on this information, Needham performed a variety of financial analyses of the asset sale and the consideration to be received by Applied in connection with the asset sale. The following paragraphs summarize the material financial analyses performed by Needham in arriving at its opinion.

     Liquidation Analysis. Based on estimates provided by the management of Applied, Needham prepared a liquidation analysis of the assets to be sold by Applied to Metrowerks in connection with the proposed asset sale. The liquidation analysis derived the near term cash value of shutting down and liquidating the assets to be sold as part of the proposed asset sale taking into account, among other things, the cash value of balance sheet assets to be sold, the cash value of related balance sheet and non-balance sheet liabilities and management’s estimates of the probable market value of each such asset and liability and of the adjustments to such amounts which would likely be required in the context of an asset liquidation. In connection with the liquidation analysis, Needham employed an incremental benefit-and-cost method to compare the effects of an asset liquidation by Applied with the aggregate value of the proposed transaction.

     This analysis showed that in the context of a near term liquidation, the assets to be sold by Applied to Metrowerks as part of the proposed asset sale would have a negative net cash value of approximately $900,000, as compared to the asset purchase price of approximately $3.7 million. The net cash value of the assets was determined by offsetting total liabilities (after adjustments) of approximately $1.4 million against total assets (after adjustments) of approximately $500,000.

     Selected Representative Public Company Analysis. Using publicly available information, Needham compared selected historical and projected financial and market data ratios for Applied to the corresponding data and ratios of other publicly traded embedded software and development tools and enterprise infrastructure software companies that Needham deemed relevant because their lines of businesses are similar to the lines of business of Applied. These companies, referred to as the selected companies, consisted of:

Embedded Software and Development Tools
BSQUARE Corp.	Palm, Inc.
Computer Access Technology Corp.	Radisys Corp.
Lantronix Inc.	Wind River Systems Inc.
Enterprise Infrastructure Software
Commerce One Inc.	Vignette Corp.
E.piphany Inc.	Vitria Corp.
Starbase Technology, Inc.

     The following table sets forth information, for the selected companies and Applied, concerning multiples of total enterprise value to last twelve months’ revenues, or LTM revenues. Needham calculated multiples for the selected companies and Applied based on the closing stock prices on August 30, 2002. The table also sets forth comparative information regarding gross margins based on last twelve months’ revenues for the selected companies and Applied Microsystems.

Selected Companies

	Maximum	Minimum	Mean	Median	Applied Microsystems

Enterprise Value to LTM revenues	1.49x	-0.68x	0.03x	0.05x	-0.2x
LTM gross margin	69.1%	18.2%	43.1%	36.2%	69.7%

     Needham calculated the market value of common stock as a multiple of earnings per share, or price/earnings multiple per share, for the last twelve months, and enterprise value to revenue for the last twelve months, but determined that the results were not meaningful because of Applied’s historical net losses and lack of projected earnings and revenues for calendar 2002 and 2003.

     Selected Representative Transaction Analysis. Needham analyzed publicly available financial information for six selected mergers and acquisitions transactions in the embedded software market since December 2000, and 27 transactions in the broader software market having transaction values of between $500,000 and $6,000,000 since January 2000.

Acquirer	Target

Embedded Software
BSQUARE Corp.	Infogation
Palm, Inc.	ThinAirApps
Radisys Corp.	Microware
Enea Data	Polyhedra
Altium (Protel)	Tasking
Telelogic	Continuous Software
Broader Software ($500K to $6M)
Investor Group	TradeStation Group Inc.
CrossZ Solutions SpA	QueryObject Systems Corp.
Innodata Corp.	ISOGEN International
Avery Communications Inc.	Qorus.com Inc.
Armor Holdings Inc.	Identicator Inc.
Warburg Pincus	Scientific Learning Corp.
Active IQ Technologies Inc.	Champion Business Systems
Mindarrow Systems Inc.	Radical Communications Inc.
TRW Inc.	Network Six Inc.
Active IQ Technologies Inc.	Red Wing Business Systems Inc.
Troy Group Inc.	Extended Systems Inc.
NEXIQ Technologies Inc.	Diversified Software Industries
Mortice Kern Systems Inc.	UpSpring Software Inc.
Maden Tech Consulting Inc.	Enlighten Software Solutions
Dassault Systemes	PlanetCAD Inc.
Purse Holding Ltd.	DA Consulting Group Inc.
TDK USA Corp. (TDK Corp.)	Sound Source Interactive Inc.
Data Broadcasting Corp.	Trading Techniques Inc.
CAM Commerce Solutions Inc.	Microbiz Inc.
NetLojix Communications Inc.	Smith Technology Solutions Inc.
Spatial Technology Inc.	Prescient Technologies Inc.
TeleHubLink Corp.	MVP Systems Inc.
ICADS USA Inc. (Planit Holdings)	Cabnetware Inc.
Investor Group	OTG Software Inc.
London Bridge Software Holding	Phoenix International Ltd. Inc.
Socrates Technologies Corp.	Object Application Systems Inc.
Appiant Technologies Inc.	Trimark Inc.

     In examining these selected transactions, Needham analyzed the announced and the closing aggregate transaction value as a multiple of revenue for the last twelve months, or LTM revenues. The following table sets forth information concerning the multiples of aggregate transaction value to LTM revenues for the selected transactions and the same multiples implied by the proposed asset sale.

	High	Low	Mean	Median	Applied Microsystems

Aggregate transaction value to LTM revenues (Embedded Software)	3.1x	1.0x	1.9x	1.7x	0.2x
Aggregate transaction value to LTM revenues (Broader Software Market)	8.2x	0.04x	1.1x	0.5x	0.2x

     No company, transaction or business used in the “Selected Representative Public Company Analysis” or “Selected Representative Transaction Analysis” as a comparison is identical to Applied, Metrowerks or the asset sale. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies, selected transactions, or the business segment, company or transaction to which they are being compared.

     Other Analyses. In rendering its opinion, Needham considered various other analyses, including, among other things, a history of trading prices and volumes for Applied common stock, noting that, among other things, Applied common stock underperformed the Nasdaq composite and the S&P 500 indexes over the one-year period ended August 30, 2002.

     The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that considering any portion of its analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Applied, Motorola and Metrowerks. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of business or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Needham opinion and Needham’s related analyses were only one of many factors considered by our board of directors in its evaluation of the proposed asset sale and should not be viewed as determinative of the views of our board of directors or management with respect to the proposed asset sale or the consideration to be received by Applied in the proposed asset sale.

     Needham, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was engaged by our board of directors as financial advisor to, among other things, render this opinion and will receive a fee for its services, which is contingent on the consummation of the asset sale. In addition, we have agreed to indemnify Needham for certain liabilities arising from its role as financial advisor and out of the rendering of its opinion. In the ordinary course of its business, Needham may actively trade the equity securities of Applied and Motorola its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in those securities.

DISSENTERS’ RIGHTS TO APPRAISAL

     The following is a brief summary of the rights of holders of Applied common stock to dissent from the sale of the embedded systems development tools business and receive cash equal to the fair value of their Applied common stock. This summary is not a complete statement of the law, and you should read the applicable sections of Chapter 23B.13 of the Washington Business Corporation Act, which is attached as Annex C to this proxy statement in its entirety. If you are contemplating the possibility of dissenting from the sale, you should carefully review the text of Annex C, particularly the procedural steps required to perfect dissenters’ rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Washington Business Corporation Act, you will lose your dissenters’ rights.

Requirements for Exercising Appraisal Rights

     To exercise dissenters’ rights, you must:

•	deliver to Applied before the vote is taken at the special meeting written notice of your intent to demand the fair value for your Applied common stock if the sale is consummated and becomes effective; and

•	not vote your shares of Applied common stock at the special meeting in favor of the proposal to approve the asset sale.

     If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the sale agreement. Submitting a proxy card that does not direct how the Applied common stock represented by that proxy is to be voted will constitute a vote in favor of the asset sale and a waiver of your statutory dissenters’ rights. In addition, voting against the proposal to approve the asset sale and adopt the Asset Purchase Agreement will not satisfy the notice requirement referred to above. You must file the written notice of your intent to exercise dissenters’ rights with Applied Microsystems Corporation, 5020 148th Avenue N.E. Redmond, Washington 98052, Attn: Chief Financial Officer.

Appraisal Procedure

     Within 10 days after the effective time of the asset sale, Applied will send a written notice to all shareholders who have given written notice under the dissenters’ rights provisions and have not voted in favor of the asset sale as described above. The notice will contain:

•	the address where the demand for payment must be sent and where and when certificates representing shares of Applied common stock must be deposited;

•	any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•	a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the terms of the proposed asset sale and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the Applied common stock or an interest in it;

•	the date by which Applied must receive the demand for payment; and

•	a copy of Chapter 23B.13 of the Washington Business Corporation Act.

     If you wish to assert dissenters’ rights, you must demand payment and deposit your Applied certificates within 30 days after the notice is given. If you fail to make demand for payment and deposit your Applied certificates within the 30-day period, you will lose the right to receive fair value for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

     Except as provided below, within 30 days of the later of the effective time of the asset sale or Applied’s receipt of a valid demand for payment, Applied will remit to each dissenting shareholder who complied with the requirements of the Washington Business Corporation Act the amount Applied estimates to be the fair value of the shareholder’s Applied common stock, plus accrued interest. Applied will include the following information with the payment:

•	financial data relating to Applied;

•	an explanation of how Applied estimated the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a copy of Chapter 23B.13 of the Washington Business Corporation Act; and

•	a brief description of the procedures to be followed in demanding supplemental payment.

     For dissenting shareholders who were not the beneficial owner of the shares of Applied common stock before September 24, 2002, Applied may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder’s demand for payment.

     If you are dissatisfied with your payment or offer, you may, within 30 days of the payment or offer for payment, notify Applied in writing of and demand payment of your estimate of fair value of your shares and the amount of interest due. If any dissenting shareholder’s demand for payment is not settled within 60 days after receipt by Applied of his or her payment demand, Applied must commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders.

     If the court determines that the fair value of the shares is in excess of any amount remitted by Applied, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

     The court will determine the costs and expenses of the court proceeding and assess them against Applied, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Applied did not substantially comply with the relevant provisions of sections 23B.13.200 through 23B.13.280 of the Washington Business Corporation Act, the court may also assess against Applied any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of the attorney for any dissenting shareholders out of the amount awarded to the shareholders if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against Applied.

     A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Applied in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of the partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Beneficial owners of Applied common stock who desire to exercise dissenters’ rights themselves must obtain and submit the registered owner’s written consent to the dissent at or before the time they file the notice of intent to demand fair value and must exercise those rights with respect to all shares of which they are beneficial owners or over which they have the power to direct the vote.

     For purposes of the Washington Business Corporation Act, “fair value” means the value of Applied common stock immediately before the effective time of the asset sale, excluding any appreciation or depreciation in anticipation of the asset sale, unless that exclusion would be inequitable. Under section 23B.13.020 of the Washington Business Corporation Act, an Applied shareholder has no right, at law or in equity, to set aside the approval and adoption of the sale or the consummation of the sale except if the approval, adoption or consummation fails to comply with the procedural requirements of Chapter 23B.13 of the Washington Business Corporation Act, Revised Code of Washington sections 25.10.900 through 25.10.955, Applied’s articles of incorporation or Applied’s bylaws, or was fraudulent with respect to that shareholder or Applied.

Additional Information

     You should be aware that, although the board of directors of Applied has not made a determination of the current fair value of shares of Applied common stock, if it were required to do so it would likely take into account a number of factors, including but not limited to:

•	general economic conditions and the uncertain outlook for improvement within the embedded systems development tools industry;

•	our relative strength in comparison to our competitors;

•	our four-year history of declining revenues;

•	our lack of profitability over the past four years;

•	the rate at which we are consuming our limited cash resources, and the difficulty of reducing our consumption of cash resources by further expense reductions;

•	the difficulty of raising additional capital to support our embedded systems development tools business;

•	the difficulty of continuing to pursue our Libra Networks business if our embedded systems development tools assets and business are not sold;

•	the significant liability exposure that we face under the lease for our largely unoccupied facilities aggregating more than $6 million through 2007; and

•	the decline in the quoted trading price for our shares in public securities markets over the past several years.

     Our board of directors will make its “fair value” determination after considering all relevant information and obtaining valuation advice. We cannot offer any assurance to dissenting shareholders that the “fair value” determined by the board will bear any relationship to the book value of our shares, or will not be less than the quoted trading prices for our shares in public securities markets. While statutory procedures exist for shareholders to contest the board’s determination of “fair value,” there is little certainty of outcome in such proceedings, which may involve considerable time and legal expense.

INTERESTS OF CERTAIN PERSONS IN THE ASSET SALE

     Each of Charles H. House, Robert C. Bateman, Mark C. Budzinski, Lary L. Evans, Alex A. Doumani and Elwood D. Howse, Jr. hold options to purchase Applied common stock granted under our stock plans, and Stephen J. Verleye holds options to purchase Applied common stock granted under our 2001 stock option plan and pursuant to a stock option letter agreement. The vesting of these stock options will be accelerated in full effective prior to, but conditioned upon the consummation of, the asset sale. As of August 31, 2002, the executive officers and directors of Applied held options to purchase an aggregate of 689,000 shares, of which options to purchase 342,000 were unvested but will be accorded accelerated vesting as a result of the asset sale. If not exercised prior to the asset sale, these options will expire and cease to be exercisable upon the consummation of the asset sale. All of these options have exercise prices greater than the current fair market value of our common stock, and each of the foregoing individuals has indicated his intention not to exercise any of these options prior to the asset sale. See “Treatment of Applied Stock Options.”

     In addition, we have entered into agreements with each of Messrs. Bateman, Budzinski and Doumani that provide for payment, within 30 days of termination of employment, of severance amounts equal to six months’ salary plus a pro rated amount of any earned incentive bonus, in the event such executive’s employment is terminated within 2 months prior to, or 12 months following a change of control. The asset sale would qualify as a change of control pursuant to the terms of these agreements. However, we do not intend to terminate the employment of any of Messrs. Bateman, Budzinski or Doumani, and we are not aware of any intention on the part of any of them to terminate their employment.

THE ASSET PURCHASE AGREEMENT

     This section of the proxy statement describes the material terms of the asset purchase agreement. While we believe this description covers the material terms of the asset sale, this summary may not contain all of the information that is important to you and thus this description is qualified in its entirety by reference to the asset purchase agreement attached as Annex A hereto, which we urge you to read carefully.

Sale Price; Post-Closing Payments and Adjustments

     In consideration for the purchase of the assets related to our embedded systems development tools business, Metrowerks will pay to us at closing the sum of approximately $3.2 million in cash plus an additional amount of up to approximately $200,000 relating to inventories for certain customer contracts. An additional $500,000 in cash is payable to Applied one year later, subject to downward adjustment in accordance with our indemnity obligations which generally relate to the satisfaction of representations and warranties made by us in the asset purchase agreement. Metrowerks will also assume substantially all of our customer support and warranty obligations. We estimate the total consideration to be received in the asset sale at between $3.7 and $3.9 million.

Use of Proceeds

     We will use the cash proceeds from the asset sale as working capital to finance our development of the Libra business and to pay ongoing obligations originally incurred in connection with the operation of the embedded systems development tools business, such as facilities and capital lease obligations.

Assets

     The assets to be sold to Metrowerks are only those assets specified in the asset purchase agreement. The assets to be sold relate to our embedded systems development tools business, and include specified contracts, inventory, intellectual property, customer lists and other business records, tangible and intangible assets, good will associated with our embedded systems development tools business, permits, to the extent transferable, and other miscellaneous assets associated with our embedded systems development tools business.

     We will retain all assets associated with the Libra business, certain inventory, cash and cash accounts, bank accounts, accounts receivable, patent applications and other assets relating to the placement of advertisements in games, the URL , leasehold improvements, contracts not assumed by Metrowerks, the net operating losses and other tax attributes relating to the company’s embedded systems development tools business and certain other assets not otherwise assumed by Metrowerks.

Liabilities Assumed

     Metrowerks will assume only those liabilities specified in the asset purchase agreement. The liabilities to be assumed relate to liabilities arising under contracts to be assumed by Metrowerks, including customer warranty and support obligations. Applied will retain all other liabilities not expressly assumed by Metrowerks under the asset purchase agreement.

Representations, Warranties and Covenants

     In the asset purchase agreement, we make representations and warranties relating to:

•	corporate organization and qualification to do business;

•	authorization to enter into the asset sale;

•	no conflicts with existing agreements and corporate documents, and consents of third parties and governmental entities;

•	title to, sufficiency of and condition of the assets;

•	compliance with applicable laws and regulations;

•	reports filed with the Securities and Exchange Commission and our financial statements;

•	changes in our business or other events since June 30, 2002;

•	intellectual property relating to our embedded systems development tools business;

•	our material contracts and arrangements;

•	broker or finder fee arrangements relating to the asset sale;

•	litigation involving Applied;

•	insurance coverage;

•	taxes;

•	employee matters;

•	our compliance with the Foreign Corrupt Practices Act;

•	our ability to pay our debts after the asset sale;

•	transactions with related parties; and

•	accuracy of material facts contained in the asset purchase agreement and related documents and copies of materials supplied to Metrowerks.

     In the asset purchase agreement, Metrowerks makes representations and warranties relating to:

•	Metrowerks’ corporate organization, good standing and qualification to do business;

•	authorization to enter into the asset sale;

•	no conflicts with existing agreements and corporate documents, and consents of third parties and governmental entities;

•	litigation involving Metrowerks;

•	brokers or finder fee arrangements relating to the asset sale;

•	payment of the purchase price; and

•	accuracy of material facts contained in the Agreement and related documents.

Conduct of Business Prior to the Closing of the Asset Sale; Additional Agreements

     We have agreed that, during the period between signing of the asset purchase agreement and the closing of the asset sale, we will conduct our embedded systems development tools business in the ordinary course and consistent with past practice. In particular, we have agreed to:

•	use reasonable commercial efforts to retain certain designated employees employed in our embedded systems development tools business; to use reasonable commercial efforts maintain and preserve intact relationships with third parties with whom we have business relationships in connection with our embedded systems development tools business; and to use commercial reasonable efforts to promptly repair or replace any assets related to our embedded systems development tools business that are damaged or destroyed; and

•	refrain from taking or agreeing to take any of the following actions without the prior written consent of Metrowerks:

•	encumber the assets used in our embedded systems development tools business;

•	sell, dispose or license any of the assets used in our embedded systems development tools business, except in the ordinary course of business;

•	enter into any material contract relating to our embedded systems development tools business, or amend, terminate or waive any right under any contracts to be assumed by Metrowerks;

•	take any action which could materially diminish the value of the assets to be assumed by Metrowerks or could materially interfere with Metrowerks’ operation of the company’s embedded systems development tools business;

•	declare or pay any bonuses to or increase the compensation or benefits of certain employees, except in the ordinary course of business or pursuant to existing contractual arrangements;

•	make any tax elections or take any action that may prejudice future tax elections related to the assets to be assumed by Metrowerks;

•	commence or settle any action, suit, litigation or proceeding relating to our embedded systems development tools business; or

•	fail to maintain the assets used in our embedded systems development tools business in good working condition.

•	allow Metrowerks reasonable access to our embedded systems development tools business records and financial information until the closing;

•	use reasonable commercial efforts to obtain the consent of third parties necessary to assign certain specified contracts related to our embedded systems development tools business to Metrowerks;

•	use reasonable commercial efforts to satisfy each closing condition and to cause the asset sale to be consummated;

•	prepare and file this proxy statement;

•	convene a special meeting of our shareholders and recommend a vote in favor of the asset sale, subject to our board of directors’ fiduciary duties;

•	advise Metrowerks promptly of any event that would render any of the representations and warranties made in the asset purchase agreement untrue or inaccurate; and

•	allow Metrowerks to inspect and perform quality assurance on the inventory that is to be transferred to ensure that the inventory complies with certain quality standards. Any inventory that does not meet such quality standards (after an opportunity to cure) may be removed from the list of inventory to be purchased and the purchase price will be correspondingly reduced.

     Metrowerks has agreed to:

•	advise us in writing of any event that would make any of Metrowerks’ representations or warranties untrue or inaccurate; and

•	use reasonable commercial efforts to satisfy all closing conditions and to cause the asset sale to be consummated.

     In addition to the covenants specific to each of Applied and Metrowerks, the asset purchase agreement contains certain mutual covenants, including covenants:

•	to maintain the confidentiality of certain information and to continue to abide by the terms of a confidentiality agreement entered into by the parties;

•	to make all regulatory filings necessary to consummate the asset sale;

•	on the part of Metrowerks, to offer employment to certain of Applied’s employees; and, on the part of Applied, to exercise reasonable commercial efforts to retain such employees;

•	to cooperate fully with the other party to execute other documents and to obtain third party consents needed to consummate the asset sale;

•	on the part of Applied, not to compete with Metrowerks or solicit customers and employees from Metrowerks in the embedded systems development tools business until two years following the closing of the asset sale;

•	relating to the payment of taxes in connection with the asset sale; and

•	to enter into an agreement for Applied to provide to Metrowerks certain transition services after the closing of the asset sale.

Non-Solicitation

     Under the asset purchase agreement, until the earlier of the closing of the asset sale or the termination of the asset purchase agreement in accordance with its terms, Applied may not:

•	solicit any acquisition proposal from a third party;

•	participate in negotiations regarding or furnish any nonpublic information to any third party in connection with an acquisition proposal or take any action which reasonably could be expected to lead to an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal; or

•	enter into a letter of intent with a third party relating to an acquisition proposal.

     Prior to approval of the asset purchase agreement by Applied shareholders, however, Applied may furnish nonpublic information regarding itself or engage in discussions with third parties regarding an unsolicited acquisition proposal if (i) Applied has not violated any of the non-solicitation provisions set forth under the asset purchase agreement, (ii) Applied’s board of directors concludes in good faith that such action is required in order to comply with its fiduciary obligations and Applied notifies Metrowerks of such decision and provides Metrowerks with a copy of such acquisition proposal, (iii) prior to furnishing such nonpublic information or entering into discussions with such third party, Applied notifies Metrowerks in writing of the identity of such third party, enters into a confidentiality agreement with such third party, and Applied furnishes such information to Metrowerks (to the extent it has not already furnished this information).

Conditions

     The obligations of both parties to effect the asset sale are subject to certain mutual conditions, including:

•	no orders have been issued enjoining the asset sale and no law has been enacted which makes consummation of the asset sale illegal;

•	all required permits, authorizations and approvals have been obtained;

•	no litigation is pending or threatened by (i) any governmental agency which, if successful, would have a material adverse effect upon a party or (ii) any third party in which there is a reasonable possibility of an outcome that would result in a material adverse effect upon either party; and

•	Applied’s shareholders have approved the asset sale.

     In addition, the obligations of Applied to effect the asset sale are subject to certain conditions, including:

•	Metrowerks’ representations and warranties are true, in all material respects, as of the closing date;

•	Metrowerks has, in all material respects, complied with and performed all terms, covenants and conditions set forth in the asset purchase agreement;

•	Metrowerks has delivered the initial purchase price payment;

•	Metrowerks has entered into the agreement relating to transition services;

•	Applied has received an opinion from its financial advisor, Needham & Company, Inc., to the effect that the asset sale is financially fair to Applied and its shareholders; and

•	Metrowerks has executed and delivered all necessary conveyance documents and other closing documents to Applied.

     The obligations of Metrowerks to effect the asset sale are subject to certain conditions, including:

•	Applied’s representations and warranties are true, in all material respects, as of the closing date;

•	Applied has, in all material respects, complied with and performed all terms, covenants and conditions set forth in the asset purchase agreement;

•	there has been no material adverse change to the assets, assumed liabilities or the company’s embedded systems development tools business;

•	Applied has entered into the agreement relating to transition services;

•	Applied has executed and delivered instruments effecting the transfer of the assets to Metrowerks, conveyance documents and other closing documents;

•	Applied has delivered written evidence of notification of the termination of certain of its existing distribution agreements;

•	Applied has delivered written evidence that it has obtained certain consents of third parties necessary to assign designated assumed contracts to Metrowerks;

•	Applied has delivered an affidavit certifying as to certain tax matters;

•	Applied’s counsel has delivered an opinion of counsel to Metrowerks;

•	certain designated employees of Applied have accepted offers of employment with Metrowerks and 50% of other designated employees of Applied have accepted offers of employment with Metrowerks; and

•	95% of the inventory to be transferred to Metrowerks meets the quality standards agreed to by the parties.

Indemnification for Breach of Representations and Warranties

     Applied has agreed to indemnify Metrowerks for losses arising as a result of any breach by Applied of any of its representations and warranties set forth in the asset purchase agreement. For a period of 12 months following the closing of the asset sale (and for the applicable statutes of limitations relating to representations and warranties made with respect to title of assets, taxes and compliance with laws), Applied will indemnify Metrowerks for losses arising as a result of a breach of the representations and warranties only once such losses exceed $50,000 in the aggregate, and in such event, for the total amount of such losses up to $3.3 million. After such 12 month period, Metrowerks will pay to Applied the amount previously held back to secure Applied’s indemnification obligations, less any amounts that are necessary to satisfy existing or reported claims.

     Metrowerks has agreed to indemnify Applied for losses arising as a result of any breach by Metrowerks of any of its representations and warranties set forth in the Asset Purchase Agreement. For a period of 12 months following the closing of the asset sale, Metrowerks will indemnify Applied for losses arising as a result of a breach of the representations and warranties only once such losses exceed $50,000 in the aggregate, and, in such event, for the total amount of such losses up to $3.3 million.

Termination

     Applied and Metrowerks each have the right to terminate the asset purchase agreement under certain circumstances customary to transactions similar to the asset sale, which include:

•	termination by mutual written consent of the parties;

•	termination by either party if the asset sale has not closed by December 31, 2002, in the event this proxy is selected for review by the Securities and Exchange Commission, and in all other events, November 30, 2002;

•	termination by either party if a court of competent jurisdiction enters a final nonappealable order permanently restraining, enjoining or otherwise prohibiting the asset sale;

•	termination by either party if Applied’s shareholders fail to approve the asset sale (provided, that a party may not terminate pursuant to this provision if the failure to obtain Applied’s shareholder approval is attributable to such party’s failure to perform any material obligation required by the asset purchase agreement);

•	termination by Metrowerks if Applied’s board of directors fails to recommend that the shareholders approve the asset sale or the board withdraws such recommendation, Applied’s board of directors approves a proposal or enters into a letter of intent from a third party to acquire Applied, or Applied violates any of its non-solicitation provisions;

•	termination by Metrowerks if any of Applied’s representations and warranties are inaccurate on the date of the asset purchase agreement, or become inaccurate such that the condition relating to Applied’s representations and warranties cannot be satisfied or any of Applied’s covenants are breached such that the condition relating to covenants will not be satisfied (subject to a 30 day right to cure); and

•	termination by Applied if any of Metrowerks’ representations and warranties are inaccurate on the date of the asset purchase agreement, or become inaccurate such that the condition relating to Metrowerks’ representations and warranties cannot be satisfied or any of Metrowerks’ covenants are breached such that the condition relating to covenants will not be satisfied (subject to a 30 day right to cure).

Fees And Expenses

     Whether or not the asset sale is consummated, all expenses incurred in connection with the asset purchase agreement and the asset sale will be paid by the party incurring the expenses, except that:

•	in the event the asset purchase agreement is terminated by either party due to the failure of Applied’s shareholders to approve the asset sale, Metrowerks will be entitled to be reimbursed for its costs and expenses incurred in connection with the asset sale up to a maximum of $75,000; or, in the alternative,

•	in the event the asset purchase agreement is terminated by either party for any of the following reasons, Metrowerks will be entitled to a fee of $99,000:

•	Applied’s shareholders fail to approve the asset sale and, at the time the asset purchase agreement is terminated, an acquisition proposal from a third party has been disclosed or is pending and is still pending at the time of the shareholders’ meeting; or

•	Applied’s board of directors fail to recommend that the shareholders approve the asset sale or withdraw such recommendation, Applied’s board of directors approve a proposal to enter into an acquisition with a third party, Applied enters into a letter of intent to enter into an acquisition with a third party, or Applied violates any of its non-solicitation provisions.

License to Certain Trademarks

     Applied has granted Metrowerks, to be effective only upon the closing of the asset sale, a license to use Applied’s trademarks for the limited purpose of marketing, distributing and selling the purchased inventory until all of the inventory has been sold or otherwise transferred by Metrowerks to unaffiliated third parties.

TREATMENT OF APPLIED STOCK OPTIONS

     The asset sale will be deemed a sale of “substantially all of the assets” or a “change in control” of Applied under certain of our employee stock plans, including our 1992 Performance Stock Plan, our 2001 Stock Option Plan, our 1996 Employee Stock Purchase Plan, our Director Stock Option Plan, and the individual stock option letter agreement with Stephen J. Verleye. As a result, under the terms of our 1992 Performance Stock Plan, our 2001 Stock Option Plan and Mr. Verleye’s letter agreement, the vesting of stock options held under those plans will be accelerated in full effective 10 days prior to, but conditioned upon the consummation of, the asset sale. As of August 31, 2002, option holders held options to purchase approximately 1.2 million shares, of which 727,000 were unvested but will be accorded accelerated vesting as a result of the asset sale. If not exercised prior to the asset sale, these options will expire and cease to be exercisable upon the consummation of the asset sale. Under the terms of our Director Stock Option Plan, our board has the power to determine in its sole discretion what effect, if any, the asset sale will have upon the outstanding options under our Director Stock Option Plan.

     Virtually all of the currently outstanding options have exercise prices greater than the current fair market value of our common stock. We anticipate that individual option holders will not exercise their outstanding options prior to the asset sale and the options will, as a result, terminate. We anticipate that at some undetermined date after the asset sale we will grant new options to our continuing employees.

     All rights to purchase Applied common stock then outstanding under our 1996 Employee Stock Purchase Plan will continue in accordance with their existing terms after the asset sale. Those employees who are participants in the stock purchase plan and who remain employed by us following the asset sale will remain participants on the same terms following the asset sale. However, in accordance with the provisions of the stock purchase plan, those employees participating in the stock purchase plan who cease to be Applied employees following the asset sale will cease to be participants in the stock purchase plan immediately upon termination of their employment.

CERTAIN TAX CONSEQUENCES OF ASSET SALE

     We anticipate that the asset sale will not cause us to incur any U.S. federal income tax liability. You will not have any taxable gain or loss as a result of the asset sale. For federal income tax purposes, as of December 31, 2001 we had net operating loss carryforwards of approximately $18.1 million available to offset future taxable income. We do not anticipate having to utilize any of our net operating loss carryforwards, or becoming subject to any limitation on our ability to utilize our net operating loss carryforwards, as a result of the asset sale. Our utilization of net operating loss carryforwards will, however, be subject to certain other limitations under the Internal Revenue Code.

REGULATORY APPROVALS

     The asset sale is not subject to any federal or state regulatory requirements or approvals.

BENEFICIAL OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of August 31, 2002, except as otherwise noted, certain information with respect to the beneficial ownership of our common stock by (i) each shareholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each director of Applied, and (iii) all directors and executive officers of Applied as a group.

	Number of Shares of
	Common Stock
	Beneficially	Percent of Common
Name of Beneficial Owner(1)	Owned (1)	Stock Outstanding

Orien II, L.P. (2)	1,237,149	16.3%
c/o Orien Ventures
300 Oswego Point Dr., Suite 100
Lake Oswego, OR 97034
Kopp Investment Advisors, Inc. (3)	945,750	12.4%
7701 France Avenue South, Suite 500
Edina, MN 55435
Robert L. Deinhammer (4)	593,994	7.8%
21 Comistas Court
Walnut Creek, CA 94598
Dimensional Fund Advisors Inc. (5)	432,900	5.7%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Charles H. House (6)	49,000	*
Stephen J. Verleye (7)	229,850	2.9%
Robert C. Bateman (8)	83,916	1.1%
Mark C. Budzinski (9)	79,900	1.0%
Alex A. Doumani (10)	29,899	*
Lary L. Evans (11)	313,499	4.1%
Elwood D. Howse, Jr. (12)	43,231	*
All current directors and executive officers as a group (7 persons) (13)	829,295	10.2%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property law, where applicable, and to the information contained in the footnotes to this table. The number of shares of common stock shown as beneficially owned by the persons named in this table includes all shares of common stock underlying options exercisable within 60 days of August 31, 2002. The percentage of common stock outstanding is calculated on the basis of 7,597,303 shares of common stock outstanding as of August 31, 2002, except that shares of common stock subject to options currently exercisable, or exercisable within 60 days of August 31,

2002, are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Anthony Miadich is a former member of the company’s board of directors and retains certain vested stock options relating to his service, in accordance with the stock option plan under which the options were granted. Mr. Miadich is a Managing General Partner of Orien Ventures, the general partner of Orien II, L.P., and shares voting and investment power over shares held by Orien II, L.P. with George Kalan, a General Partner of Orien Ventures. The beneficial ownership includes 12,500 shares issuable to Mr. Miadich upon the exercise of stock options that are exercisable within 60 days of August 31, 2002.

(3)	Based on Schedule 13F filed by Kopp Investment Advisors (“KIA”) with the Securities and Exchange Commission for shares held as of June 30, 2002. KIA is an investment advisor registered under the Investment Advisors Act of 1940. KIA is wholly owned by Kopp Holding company (“KHC”), which is wholly owned by LeRoy C. Kopp. Kopp Emerging Growth Fund is a registered investment company that has an investment advisor agreement with KIA. Of the shares beneficially owned by KIA, KHC, and Mr. Kopp, a significant portion are held in a fiduciary or representative capacity.

(4)	Based on Schedule 13G filed by Mr. Deinhammer with the Securities and Exchange Commission in August 2001.

(5)	Based on Schedule 13G filed by Dimensional Fund Advisors Inc. (“Dimensional”) with the Securities and Exchange Commission for shares held as of June 30, 2002. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts, and accounts are the “Funds”. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the shares of the company that are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

(6)	Consists of 49,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of August 31, 2002.

(7)	Consists of shares issuable upon the exercise of stock options that are exercisable within 60 days of August 31, 2002. The company retains repurchase rights on 53,750 of these options, which repurchase rights expire annually through 2003. These repurchase rights do not apply in the event of termination of employment on account of death or disability or certain involuntary termination occurring following a change of control of the company.

(8)	Includes 79,900 shares issuable upon the exercise of stock options that are exercisable within 60 days of August 31, 2002. The company retains repurchase rights on 15,001 of these options, which repurchase rights expire in varying amounts through 2003. These repurchase rights do not apply in certain circumstances.

(9)	Consists of shares issuable upon the exercise of stock options that are exercisable within 60 days of August 31, 2002. The company retains repurchase rights on 15,001 of these options, which repurchase rights expire in varying amounts through 2003. These repurchase rights do not apply in certain circumstances.

(10)	Consists of shares issuable upon the exercise of stock options that are exercisable within 60 days of August 31, 2002.

(11)	Based on a Form 4 filed by Lary L. Evans with the Securities and Exchange Commission in May 2002. On May 23, 2002, Applied announced that it had completed the acquisition of REBA Technologies, Inc. pursuant to an Agreement and Plan of Reorganization, dated as of May 22, 2002, by and among the company, Libra Networks, Inc., a wholly-owned subsidiary of the company, and the holders of all of the outstanding stock of REBA. The consideration received by the shareholders of REBA consisted in part of 350,000 shares of Applied common stock. Mr. Evans was the holder of approximately 86% of REBA’s outstanding stock at the time of Applied’s acquisition of REBA. Also includes 12,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of August 31, 2002.

(12)	Includes 20,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of August 31, 2002.

(13)	Includes 501,049 shares issuable upon the exercise of stock options that are exercisable within 60 days of August 31, 2002. The company retains repurchase rights on 83,752 of these options; these repurchase rights do not apply under certain circumstances, including death or disability or, in certain cases, following a change of control of the company.

INDEPENDENT PUBLIC ACCOUNTANTS

     Applied’s board of directors has selected Grant Thornton LLP as independent public auditors. Grant Thornton LLP has acted in such capacity since its appointment in June 2002. A representative of Grant Thornton LLP is expected to be present at the special meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

OTHER MATTERS

     As of the date of this proxy statement, our board of directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Stephen J. Verleye, President and Chief Executive Officer

September      , 2002

ANNEX A

ASSET PURCHASE AGREEMENT

by and between

METROWERKS CORPORATION,

a Texas corporation and a wholly-owned subsidiary of Motorola, Inc.

on the one hand

and

APPLIED MICROSYSTEMS CORPORATION,
a Washington corporation

on the other hand.

Dated as of September 3, 2002

ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 3, 2002, by and between Metrowerks Corporation, a Texas corporation and a wholly-owned subsidiary of Motorola, Inc. (“Purchaser”), on the one hand, and Applied Microsystems Corporation, a Washington corporation (“Seller”), on the other hand.

RECITALS

         A.     Seller is engaged in the business of designing, developing, manufacturing, marketing, distributing, licensing and selling (i) hardware-enhanced software tools for the design and debugging of embedded systems; (ii) software analysis tools for application software verification, analysis and testing; and (iii) game development tools, including DVD-emulation technology, allowing game developers to optimize games for video gaming consoles (excluding the Excluded Assets (as defined below) the “Business”); and

         B.     The parties hereto desire that Seller sell, assign, transfer and convey to Purchaser, and that Purchaser purchase from Seller, the Assets (as defined below) in exchange for cash and the assumption of the Assumed Liabilities (as defined below), all according to the terms and subject to the conditions set forth in this Agreement (the “Transaction”).

AGREEMENT

         NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

         1.1 “Acquisition” shall mean any transaction or series of transactions involving:

                  (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Seller is a constituent corporation to such merger, consolidation, share exchange or business combination, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership or voting power of securities representing more than forty percent (40%) of the outstanding voting securities of Seller, or (iii) in which Seller issues securities representing more than forty percent (40%) of the outstanding voting securities of Seller;

                  (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses (including, without limitation, the Business) or assets (including, without limitation, the Assets) that constitute or account for forty percent (40%) or more of the consolidated net revenues, net income or assets of Seller; or

                  (c) any liquidation or dissolution of Seller.

         1.2 “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest from any Person other than Purchaser or its Affiliates contemplating or otherwise relating to any Acquisition.

         1.3 “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with another Person.

         1.4 “Agreement” shall have the meaning set forth in the Preamble.

         1.5 “Allocation Schedule” shall have the meaning set forth in Section 2.7.

         1.6 “Ancillary Agreements” shall mean the Transition Services Agreement and the Conveyance Documents.

         1.7 “Assets” shall have the meaning set forth in Section 2.2.

         1.8 “Assumed Contracts” shall mean only those Contracts listed on Schedule 1.8, as such schedule may be updated by the Purchaser in its sole discretion through the Closing Date to include Contracts entered into in the ordinary course of business in accordance with the provisions hereof; provided, however, that such schedule shall be updated (without the Purchaser’s consent) to include Contracts which are customer purchase orders to the extent that (a) such customer purchase orders do not include extended support obligations and non-ordinary course warranties exceeding $500,000 in the aggregate and (b) such customer purchase orders are entered into in the ordinary course of business in accordance with the provisions hereof.

         1.9 “Assumed Liabilities” shall have the meaning set forth in Section 2.4.

         1.10 “Business” shall have the meaning set forth in Recital A.

         1.11 “Business Records” shall mean any and all books, records, files, drawings, documentation, data or information that have been or now are used in or with respect to, in connection with or otherwise relating to the Business, the Assets or the Assumed Liabilities; provided, however, that the Business Records shall not include the personnel or employee records of any employees except Key Employees and Prospective New Purchaser Employees who accept Purchaser’s offer of employment pursuant to Section 8.3.

         1.12 “Claim Notice” shall have the meaning set forth in Section 11.1(b).

         1.13 “Closing” shall have the meaning set forth in Article III.

         1.14 “Closing Date” shall have the meaning set forth in Article III.

         1.15 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

         1.16 “Confidentiality Agreement” shall mean the mutual confidentiality and nondisclosure agreement, dated June 17, 2002, as amended on July 19, 2002, by and between Purchaser and Seller.

         1.17 “Continuing Employee” shall have the meaning set forth in Section 8.3(b).

         1.18 “Contracts” shall mean any and all contracts, instruments, understandings and other arrangements (whether written or oral) which are material to the Business, the Transferred Intellectual Property, the Assumed Liabilities or the Assets (including, without limitation, all such contracts, instruments, understandings and other arrangements (whether written or oral) involving future or existing obligations (contingent or otherwise) of, or future or existing payments to, the Seller in excess of $25,000).

         1.19 “Conveyance Documents” shall have the meaning set forth in Section 9.3(e).

         1.20 “Copyrights” shall have the meaning set forth in Section 4.8(a)(iii).

         1.21 “Declining Employee” shall have the meaning set forth in Section 8.3(b).

         1.22 “Encumbrances” shall mean any and all restrictions on or conditions to transfer or assignment, claims, liabilities, liens, pledges, mortgages, restrictions, and encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting the Assets.

         1.23 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

         1.24 “Excluded Assets” shall mean the assets of Seller identified on Schedule 1.24.

         1.25 “Excluded Liabilities” shall have the meaning set forth in Section 2.5.

         1.26 “Governmental Entity” shall mean any court, or any federal, state, municipal, provincial or other governmental or quasi-governmental authority, department, commission, board, service, agency, political subdivision or other instrumentality.

         1.27 “Holdback Amount” shall have the meaning set forth in Section 2.6(b).

         1.28 “Indemnification Period” shall have the meaning set forth in Section 11.1(a).

         1.29 “Indemnified Person” shall have the meaning set forth in Section 11.4(a).

         1.30 “Indemnifying Party” shall have the meaning set forth in Section 11.4(a).

         1.31 “Initial Purchase Price” shall have the meaning set forth in Section 2.6(a).

         1.32 “Intangibles” shall mean goodwill, guarantees, rights, warranties, defenses and claims, choses in action, causes of action, demands, rights of recovery, suits, covenants not to compete and other rights in favor of Seller relating to the Assets, the Assumed Liabilities, the Business (other than any of the foregoing enumerated items relating to the Excluded Assets), provided, however, that “Intangibles” shall not include the Intellectual Property which is not Transferred Intellectual Property.

         1.33 “Intellectual Property” shall have the meaning set forth in Section 4.8(a).

         1.34 “Issued Patents” shall have the meaning set forth in Section 4.8(a)(i).

         1.35 “Key Employees” shall mean those employees listed on Schedule 1.35.

         1.36 “Knowledge” or “Known” shall mean the actual knowledge of any of the officers or directors of a Person, and, in addition, in the case of Seller, the actual knowledge of Dennis Isherwood and Todd Greenwalt.

         1.37 “Laws or Decrees” shall mean all applicable federal, state, provincial and local laws, ordinances, rules, statutes, regulations and all orders, writs, injunctions, awards, judgments or decrees.

         1.38 “Liability” shall mean any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated, regardless of whether such liability, indebtedness, obligation, guarantee or endorsement would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles.

         1.39 “Libra Business” shall mean the business of developing, selling and marketing technology designed to enhance the operation of server farms, including (a) the Intellectual Property formerly held by Reba Technologies, Inc., the predecessor corporation to Libra Networks and (b) the business as proposed to be conducted by Libra Networks.

         1.40 “Libra Networks” shall mean Libra Networks, Inc., a Washington corporation and successor to Reba Technologies, Inc., and a wholly-owned subsidiary of Seller, and Libra Networks, a division of Seller.

         1.41 “Losses” shall mean any loss, demand, action, cause of action, assessment, damage, Liability, claim, cost or expense, including without limitation, interest, penalties and reasonable attorneys’ and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement thereof, but excluding special or consequential damages (including without limitation loss of profits or revenues) related to any such loss, demand, action, cause of action, assessment, damage, liability, cost or expense, other than special or consequential damages actually awarded to a third party and paid or payable to such third party by a party hereto.

         1.42 “Material Adverse Change” shall mean any change that results in a Material Adverse Effect.

         1.43 “Material Adverse Effect” shall mean any material adverse effect on the condition (financial or otherwise), operations, properties or prospects of the Business, Assets, Transferred Intellectual Property or Assumed Liabilities, whether or not occurring in the ordinary course of business, provided that with respect to Seller, none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect: (a) a change in the market price or trading volume of Seller’s common stock; (b) a decline in Seller’s revenue, in the third fiscal quarter of the fiscal year in which this Agreement is executed and delivered, by an amount less than fifty percent (50%) of Seller’s revenues for the immediately preceding fiscal quarter; or (c) conditions affecting Seller’s industry as a whole or the U.S. economy as a whole.

         1.44 “Miscellaneous Assets” shall mean the assets listed on Schedule 1.44 hereto.

         1.45 “Patents” shall have the meaning set forth in Section 4.8(a)(ii).

         1.46 “Patent Applications” shall have the meaning set forth in Section 4.8(a)(ii).

         1.47 “Permits” shall mean any and all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating solely to the Business, the Assets or the Assumed Liabilities.

         1.48 “Permitted Encumbrances” shall mean (a) easements, covenants, rights-of-way or other similar restrictions and imperfections of title, (b) liens for taxes not yet due and payable, and (c) liens identified on Schedule 1.48 hereto.

         1.49 “Person” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

         1.50 “Prospective New Purchaser Employees” shall mean those employees of Seller listed on Schedule 1.50 hereto to whom Purchaser shall make offers of employment as provided in Section 8.3(b).

         1.51 “Proceeding” shall mean any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

         1.52 “Proxy Statement” shall mean the proxy statement to be sent to Seller’s shareholders in connection with the Seller Shareholders’ Meeting.

         1.53 “Purchase Price” shall have the meaning set forth in Section 2.6.

         1.54 “Purchaser” shall have the meaning set forth in the Preamble.

         1.55 “Purchaser Compliance Certificate” shall have the meaning set forth in Section 9.2(a).

         1.56 “Purchaser Indemnifiable Losses” shall have the meaning set forth in Section 11.2(a).

         1.57 “Purchaser Indemnitees” shall mean (a) Purchaser, (b) Purchaser’s Affiliates, or (c) the officers, directors, employees, agents, attorneys, accountants and advisors of Purchaser or any such Affiliate.

         1.58 “Quality Standards” shall have the meaning set forth in Section 6.9.

         1.59 “Related Party” shall mean the following persons: (a) each individual who is an officer or director of Seller; (b) any nominee for election as a director of Seller; (c) any security holder of Seller who is known to Seller to own of record or beneficially more than five percent (5%) of any class of Seller’s voting securities; and (d) any member of the immediate family of any of the individuals referred to in clauses (a) through (c) above.

         1.60 “Required Seller Shareholder Vote” shall have the meaning set forth in Section 4.2.

         1.61 “Restricted Period” shall have the meaning set forth in Section 8.5.

         1.62 “SEC” shall mean the United States Securities and Exchange Commission.

         1.63 “Securities Act” shall mean the Securities Act of 1933, as amended.

         1.64 “Seller” shall have the meaning set forth in the Preamble.

         1.65 “Seller Board Recommendation” shall have the meaning set forth in Section 6.7(b).

         1.66 “Seller Compliance Certificate” shall have the meaning set forth in Section 9.3(a).

         1.67 “Seller Financial Statements” shall have the meaning set forth in Section 4.6.

         1.68 “Seller Indemnifiable Losses” shall have the meaning set forth in Section 11.3(a).

         1.69 “Seller Indemnitees” shall mean (a) Seller, (b) Seller’s Affiliates, or (c) the officers, directors, employees, agents, attorneys, accountants and advisors of Seller or any such Affiliate.

         1.70 “Seller SEC Documents” shall have the meaning set forth in Section 4.6.

         1.71 “Seller Representative” shall have the meaning set forth in Section 6.5(a).

         1.72 “Seller Shareholders’ Meeting” shall have the meaning set forth in Section 6.7(a).

         1.73 “Seller Triggering Event.”  A “Seller Triggering Event” shall be deemed to have occurred if: (a) the board of directors of Seller shall have failed to recommend that Seller’s shareholders vote to approve this Agreement, or shall have withdrawn or modified in a manner adverse to Purchaser the Seller Board Recommendation; (b) Seller shall have failed to include in the Proxy Statement the Seller Board Recommendation or a statement to the effect that the board of directors of Seller has determined and believes that the Acquisition is in the best interests of Seller’s shareholders; (c) the board of directors of Seller shall have approved or recommended any Acquisition Proposal; (d) Seller shall have entered into any letter of intent, preliminary agreement or similar document relating to any Acquisition Proposal; or (e) Seller or any Seller Representative shall have violated any of the restrictions set forth in Section 6.5.

         1.74 “Substitute Prospective New Purchaser Employee” shall have the meaning set forth in Section 8.3(b).

         1.75 “Superior Proposal” shall mean a written bona fide Acquisition Proposal which the board of directors of Seller determines, in good faith (after consultation with, and receipt of advice from, an outside financial advisor of nationally-recognized reputation and counsel and after considering all terms and conditions of such Acquisition Proposal, including the likelihood and timing of its consummation), would result in a transaction more favorable from a financial point of view than the Transaction.

         1.76 “Tangible Assets” shall mean the tangible assets, equipment and other fixed assets, including all computer hardware, service tools, aids, manuals, schematics, diagnostics, machinery and office furnishings listed on Schedule 1.76.

         1.77 “Tax” shall mean any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity.

         1.78 “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

         1.79 “Third Party Claim” shall have the meaning set forth in Section 11.4.

         1.80 “Third Party Proprietary Assets” shall have the meaning set forth in Section 4.8(c).

         1.81 “Trademarks” shall have the meaning set forth in Section 4.8(a)(iv).

         1.82 “Trade Secrets” shall have the meaning set forth in Section 4.8(a)(v).

         1.83 “Transaction” shall have the meaning set forth in Recital B.

         1.84 “Transferred Intellectual Property” shall mean all Intellectual Property used, related to or otherwise necessary to conduct the Business as presently conducted and all physical or electronic embodiments of such Intellectual Property in Seller’s possession, custody or control, but shall not include Intellectual Property that is an Excluded Asset.

         1.85 “Transferred Inventory” shall mean the inventory set forth on Schedule 1.85, but excluding any such inventory relating to any of the following Assumed Contracts for which consent to assignment is required but not obtained at or prior to Closing: (a) that certain Development Manufacturing, Supply and Distribution Agreement between the Seller and Nintendo Co Ltd., dated March 2000, and (b) that certain Xbox Component Purchase Agreement between the Seller and Microsoft Corporation, dated December 19, 2000.

         1.86 “Transition Services Agreement” shall have the meaning set forth in Section 8.7.

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

         2.1 Purchase and Sale of Assets; Assumption of Assumed Liabilities.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date:

                           (i) Seller agrees to sell, assign, transfer, convey and deliver to Purchaser at the Closing, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Assets, free and clear of all Encumbrances except Permitted Encumbrances;

                           (ii) Seller agrees to assign to Purchaser, and Purchaser agrees to assume from Seller, the Assumed Liabilities;

                           (iii) Except as set forth in Section 2.8, Seller agrees to assign to Purchaser, and Purchaser shall assume from Seller, all of Seller’s rights and obligations under the Assumed Contracts, subject to the obtaining of all necessary consents by the other parties thereto in accordance with the provisions hereof.

                  (b) In connection with the Transaction, on the Closing Date, Seller shall take any and all actions that may be required, or reasonably requested by Purchaser, to transfer good and marketable title to all of the Assets to Purchaser. Seller shall deliver possession of all of the Assets to Purchaser on the Closing Date at the location and by such means as are reasonably designated by Purchaser, and Seller shall further deliver to Purchaser proper assignments, bills of sale, conveyances and other instruments of sale and/or transfer in forms reasonably satisfactory to Purchaser in order to convey to Purchaser good and marketable title to the Assets. Additionally, at the request of Purchaser, Seller shall use its commercially reasonable efforts to convey any foreign Assets to be conveyed to Purchaser pursuant to the Transaction to a designated Affiliate of Purchaser pursuant to such Conveyance Documents as necessary to effectuate such conveyances.

         2.2 Assets.  As used in this Agreement, the term “Assets” means, collectively, all right, title and interest, in and to the following:

                  (a) All Transferred Intellectual Property;

                  (b) All rights and benefits of Seller in existence on the Closing Date or arising from and after the Closing Date under the Assumed Contracts;

                  (c) All Transferred Inventory;

                  (d) All Tangible Assets;

                  (e) All Business Records; provided, however, that Seller shall be permitted to retain one (1) copy thereof;

                  (f) All Intangibles;

                  (g) All Permits to the extent transferable by Seller; and

                  (h) All Miscellaneous Assets.

         2.3 Excluded Assets.  Seller shall retain all of its right, title and interest in and to, and Purchaser shall not acquire any interest in, the Excluded Assets.

         2.4 Assumption of Liabilities.  Subject to and upon the terms and conditions of this Agreement, effective as of the Closing Date, Purchaser agrees to assume from Seller and to thereafter pay, perform and otherwise discharge according to their terms all of the following Liabilities of Seller (the “Assumed Liabilities”):

                  (a) All Liabilities arising under the Assumed Contracts (other than any Assumed Contract for which a consent for the effective assignment and assumption by Purchaser of such Assumed Contract is required but not obtained), but in any case only to the extent that:

                           (i) such Liabilities (A) arise after the Closing Date, (B) constitute warranty, repair, support and code test installation obligations, and (C) arise under the express terms of such Assumed Contracts, or

                           (ii) such other Liabilities (A) arise after the Closing Date, (B) do not arise from or relate to any breach by Seller of any provision of any such Assumed Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Assumed Contracts, and (D) are ascertainable (in nature and amount) solely by reference to the express terms of such Assumed Contracts.

                  (b) The Liabilities identified on Schedule 2.4.

         2.5 Liabilities Not Assumed.  Purchaser shall not assume or become liable or obligated in any way, and Seller shall retain and remain solely liable for and obligated to discharge and indemnify and hold Purchaser harmless for all Liabilities other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).

         2.6 Purchase Price.  In consideration for the purchase of the Assets and Seller’s covenant not to compete contained in Section 8.5, Purchaser shall assume the Assumed Liabilities pursuant to Section 2.4 and shall pay to Seller the sum of Three Million Seven Hundred Eighty Four Thousand and Four ($3,784,004) U.S. Dollars ($3,300,000 plus $584,004 (i.e., value of certain purchased Transferred Inventory ), less $200,000 (i.e., the cost of existing support obligations under Contracts where Seller has recorded or deferred revenue on or prior to the Closing Date) plus $100,000 (i.e. value of certain Tangible Assets)) less any amounts deducted under Section 6.9 less any Deducted Amounts plus any Additional Amounts (the “Purchase Price”), payable as follows:

                  (a) The Purchase Price less $500,000, payable in cash at the Closing by wire transfer of immediately available funds to an account designated in writing by Seller prior to the Closing (such amount, the “Initial Purchase Price”); and

                  (b) Five Hundred Thousand U.S. Dollars ($500,000), subject to downward adjustment in accordance with Article XI hereof, payable in cash upon the expiration of the Indemnification Period by wire transfer of immediately available funds to an account designated in writing by Seller prior to such payment date (such amount, the “Holdback Amount”).

                  (c) For purposes of this Section 2.6, “Additional Amounts” and “Deducted Amounts” shall have the meanings set forth on Schedule 2.6.

         2.7 Allocation.  Seller and Purchaser shall cooperate in good faith in the preparation of a joint schedule (the “Allocation Schedule”) allocating the Purchase Price (including the Assumed Liabilities) among the assets and Seller’s covenant not to compete contained in Section 8.5. If Seller and Purchaser are able to agree upon the Allocation Schedule within 60 days following the Closing Date, Seller and Purchaser shall each file IRS Form 8594, and all federal, state, local and foreign tax returns, in accordance with the Allocation Schedule. If Seller and Purchaser are unable to complete the Allocation Schedule within 60 days following the Closing Date, each of Seller and Purchaser may file IRS Form 8594 and any federal, state, local and foreign tax returns, allocating the aggregate consideration (including the Assumed Liabilities) among the Assets in the manner each believes appropriate, provided such allocation is reasonable and in accordance with Section 1060 of the Code. Neither party shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Entity that is inconsistent with such allocation.

         2.8 Assignment of Seller’s Contracts.  Nothing in this Agreement shall be deemed to constitute an assignment or an attempt to assign any asset, contract, claim, right or other agreement to which Seller is a party if the attempted assignment thereof without the consent of the other party to such asset, contract, claim, right or other agreement would constitute a breach or other contravention thereof or affect in any way adversely the rights of Seller thereunder.

ARTICLE III
THE CLOSING

         The consummation of the Transaction will take place at a closing to be held at the offices of Gray Cary Ware & Freidenrich LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington (the “Closing”) on the date three (3) business days after all conditions (other than the respective delivery obligations of the parties) hereto have been satisfied or waived, or at such other time or date as may be agreed to by the parties to this Agreement (the “Closing Date”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as otherwise set forth in the Seller Disclosure Schedule, attached hereto as Schedule IV, the following representations and warranties are made by Seller as set forth below:

         4.1 Organization. Seller is a corporation duly organized and validly existing under the laws of the State of Washington. Seller is duly qualified or licensed to do business as a foreign corporation in each state of the United States in which it is required to be so qualified or licensed, except in states which the failure to qualify, in the aggregate, would not have a Material Adverse Effect.

         4.2 Authorization. This Agreement and the Ancillary Agreements have been, or upon their execution and delivery hereunder will have been, duly and validly executed and delivered by Seller and constitute, or upon their execution and delivery hereunder will constitute, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles. Seller has all requisite power and authority to execute, and deliver this Agreement and, at the time of the Closing, will have all requisite power and authority to execute and deliver the Ancillary Agreements and to carry out the transactions contemplated herein and therein. All requisite corporate action on the part of Seller has been taken to authorize the execution and delivery of the Agreement and the Ancillary Agreements, subject only to the approval of the Transaction and this Agreement by Seller’s shareholders as contemplated by Section 6.7. The affirmative vote of the holders of a majority of the shares of common stock of Seller outstanding on the record date for the Seller Shareholders’ Meeting called pursuant to Section 6.7 (the “Required Seller Shareholder Vote”) is the only vote of the holders of any of Seller’s capital stock necessary under applicable Laws or Decrees to approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

         4.3 No Conflicts; Consents. The execution and the delivery of this Agreement and the Ancillary Agreements do not, and the consummation or performance by Seller of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not, conflict with, contravene, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or give any party a right to terminate, accelerate, declare a default under or cancel any provision of, (a) the Articles of Incorporation or Bylaws of Seller or any resolutions adopted by the shareholders, board of directors or any committee of the board of directors of Seller, (b) any Contract listed on Schedule 4.9(a) , except for a non-material breach of, default under, or violation of any such Contract, or (c) any Law or Decree applicable to Seller. Except for consents, authorizations, filings, approvals and registrations required under any applicable Law or Decree which, if not obtained or made, would not have a Material Adverse Effect and would not prevent or materially alter or delay the Transaction, no consent of any third party or any Governmental Entity is required to be obtained on the part of Seller to permit the consummation of the transactions contemplated in this Agreement and the Ancillary Agreements.

         4.4 Title to Assets; Sufficiency and Condition of Assets. Seller has good and marketable title to all of the Assets, free and clear of all Encumbrances except for Permitted Encumbrances. At the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser good and marketable title, and all Seller’s right and interest in and to all of the Assets, free and clear of all Encumbrances except for Permitted Encumbrances. The Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Purchaser to conduct the Business in the manner in which the Business has been conducted by Seller and is currently proposed by Purchaser to be conducted. The Transferred Inventory purchased by Purchaser is (a) free of any material defect or deficiency and (b) in good, usable and currently marketable condition. All inventory sold by Seller related to warranty, repair, support and code test installation obligations to be assumed pursuant to Section 2.4 was, at the time such inventory was sold by Seller, (a) free of any material defect or deficiency and (b) in good, usable and currently marketable condition. All of the tangible assets, equipment and fixed assets listed on Schedule 1.76 are structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put to use.

         4.5 Compliance with Laws. Seller is in compliance with all applicable Laws or Decrees with respect to or affecting the Business, the Assets, or the Assumed Liabilities, except for such failure to comply as which would not result in a Material Adverse Effect. Seller is not subject to any order, writ, award, judgment, injunction or decree issued by any Governmental Entity which could impair the ability of Seller to consummate the transactions contemplated herein or which could adversely affect Purchaser’s conduct of the Business or its use and enjoyment of the Assets or the Transferred Intellectual Property from and after the Closing Date.

         4.6 SEC Reports; Seller Financial Statements. Seller has made available to Purchaser or its counsel through EDGAR a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Seller since January 1, 2000, and, prior to the Closing, Seller will have made available to Purchaser or its counsel through EDGAR true and complete copies of any additional documents filed with the SEC by Seller prior to the Closing Date (collectively, the “Seller SEC Documents”). As of their respective filing dates, none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Seller SEC Document prior to the date hereof. The financial statements of Seller, including the notes thereto, included in the Seller SEC Documents (the “Seller Financial Statements”), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Seller Financial Statements fairly present the consolidated financial condition and operating results of Seller and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Seller’s accounting policies except as described in the notes to the Seller Financial Statements.

         4.7 Absence of Certain Changes or Events. Since June 30, 2002, Seller has conducted the Business in the ordinary course consistent with past practices and, without limiting the generality of the foregoing, has not:

                  (a) suffered any Material Adverse Change and no condition exists that could be expected to result in a Material Adverse Change;

                  (b) suffered any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Change;

                  (c) effected any acquisition, sale, transfer, lease or license of the Assets other than in the ordinary course of business and consistent with past practices;

                  (d) granted any license with respect to the Transferred Intellectual Property other than in the ordinary course of business and consistent with past practices;

                  (e) incurred any Liabilities relating to the Business except in the ordinary course of business and consistent with past practices;

                  (f) permitted or allowed any of the Assets to be subjected to any Encumbrance of any kind (other than a Permitted Encumbrance) other than in the ordinary course of business, consistent with past practices;

                  (g) waived any rights under, amended, terminated, or defaulted under any Contract listed on Schedule 4.9(a);

                  (h) with respect to the Business or the Assumed Contracts, incurred any contingent Liability as guarantor or otherwise with respect to the obligations of others, other than in the ordinary course consistent with past practices;

                  (i) entered into any transaction or taken any other action with respect to the Business or the Assets outside the ordinary course of business, consistent with past practices; or

                  (j) agreed, committed or offered (in writing or otherwise) to take any action described in this Section 4.7 or outside of its ordinary course of business or which would constitute a breach of any of the representations or warranties of Seller contained in this Agreement if such action was taken on or following the date hereof.

         4.8 Intellectual Property.

                  (a) For purposes of this Agreement, “Intellectual Property” means:

                           (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);

                           (ii) all published or unpublished nonprovisional and provisional patent applications, continuations, continuations-in-part, reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);

                           (iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, “Copyrights”);

                           (iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names and all goodwill associated therewith (collectively, “Trademarks”);

                           (v) all technology, ideas, inventions, improvements, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software (including all source code and object code) and processes (collectively, “Trade Secrets”); and

                           (vi) (A) all industrial designs and any registrations and applications therefor throughout the world, (B) all databases and data collections and all rights therein throughout the world, (C) all financial, marketing and business data, pricing and cost information, business plans, marketing plans and customer and supplier lists and information, (D) all documentation related to any of the foregoing throughout the world, and (E) all marketing information and content relating to the Business (excluding general content regarding the Business) on Seller’s or its Affiliates’ web sites.

                  (b) Except with respect to Third Party Proprietary Assets (defined below), Seller owns all right, title and interest in and has legally enforceable rights to use and exploit without limitation all Transferred Intellectual Property, free and clear of all claims and Encumbrances (including without limitation exclusive distribution rights granted to third parties). No Person other than Seller has any right, claim or interest in or with respect to any such Transferred Intellectual Property. There is no unauthorized use, disclosure or misappropriation of the Transferred Intellectual Property by any employee or, to Seller’s Knowledge, former employee of Seller or to Seller’s Knowledge, by any other third party.

                  (c) Schedule 4.8(c) sets forth all Patents, Trademarks, registered Copyrights currently used in the Business. The Intellectual Property licensed to Seller under the Contracts set forth on Schedule 4.8(c) constitute all of the Transferred Intellectual Property that is used or otherwise exploited in connection with the Business and owned by a third party, excluding “off the shelf” or other like software that is widely available through regular commercial distribution channels on standard terms and conditions) (collectively, the “Third Party Proprietary Assets”). The Contracts set forth on Schedule 4.8(c) constitute all Contracts pursuant to which Seller is authorized to use or otherwise exploit such Third Party Proprietary Assets. Seller has legally enforceable rights to use all Third-Party Proprietary Assets in the manner in which such Third Party Proprietary Assets have been (and are being) used in connection with the Business free and clear of all claims and Encumbrances (including without limitation exclusive distribution rights granted to third parties).

                  (d) Seller is not in breach of any license, sublicense or other agreement relating to the Transferred Intellectual Property. Except as set forth in Schedule 4.8(d), neither the execution, delivery or performance of this Agreement or any Ancillary Agreement contemplated hereby nor the consummation of the Transaction will contravene, conflict with or result in an infringement on Purchaser’s right to own or use any Transferred Intellectual Property, including any licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller is authorized to use in the Business any Intellectual Property owned by any third party.

                  (e) To Seller’s Knowledge, Seller is not infringing, misappropriating or making unlawful use of any Patents used in the Business owned or used by a third party. Seller is not infringing, misappropriating or making unlawful use of any proprietary asset other than Patents used in the Business owned or used by any third party. Seller has not brought a Proceeding alleging infringement of the Transferred Intellectual Property or breach of any license or agreement involving the Transferred Intellectual Property against any third party.

                  (f) Seller has taken commercially reasonably and customary measures and precautions as necessary to protect and maintain the value of all material Transferred Intellectual Property. Except with respect to such Transferred Intellectual Property whose value would be unimpaired by public disclosure, (i) Seller has taken commercially reasonable and customary measures to protect and maintain the confidentiality of all Transferred Intellectual Property (including, implementing and complying with commercially reasonable and customary internal trade secret and confidentiality policies and procedures and appropriately marking or identifying Transferred Intellectual Property as confidential or proprietary), and (ii) except as set forth on set forth on Schedule 4.8(f), there has been no disclosure by Seller or, to Seller’s Knowledge, by any of its customers, distributors or resellers, of Transferred Intellectual Property except pursuant to binding agreements containing confidentiality provisions protecting such Transferred Intellectual Property from unauthorized use or further disclosure.

                  (g) With respect to the Transferred Intellectual Property, (i) no Proceeding is pending or, to the Knowledge of Seller, threatened, nor has any claim been made, nor has Seller received any written allegation, notice or statement, which challenges the legality, validity, enforceability or use by Seller of such Transferred Intellectual Property, and (ii) all maintenance, annuity and other fees have been fully paid and all filings have been properly made, in each case in a timely manner.

                  (h) All Intellectual Property that is used in or material to (or that relates exclusively to) the Business and that is registered with any Governmental Entity and owned or controlled by Seller is valid and subsisting. The Transferred Intellectual Property does not infringe or conflict with, nor, to Seller’s Knowledge, has it ever infringed or conflicted with, any Intellectual Property right of any Person. To the Knowledge of Seller, no other Person is infringing, misappropriating or making any unlawful use of, and no Intellectual Property right of any Person infringes or conflicts with, any Transferred Intellectual Property. The Seller has not received any notice or other communication (in writing or otherwise) that Seller (in connection with the Business) or any of the Transferred Intellectual Property has infringed upon, misappropriated or made unlawful use of any proprietary asset owned or used by any other Person.

                  (i) Except as set forth in Schedule 4.8(i) of the Seller Disclosure Schedule, Seller has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of the source code for any product related to the Business or any other Transferred Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the source code for any product related to the Business or any other Transferred Intellectual Property or the release from any escrow of any source code for any product related to the business or any other Transferred Intellectual Property. Schedule 4.8(i) of the Seller Disclosure Schedule also specifically identifies, as applicable, all Contracts pursuant to which (i) Seller has licensed, authorized or otherwise permitted any third party to use, distribute or otherwise exploit the Transferred Intellectual Property (so called “out-bound” licenses), (ii) any rights with respect to the Transferred Intellectual Property granted on an exclusive basis to or by Seller, (iii) any of the Transferred Intellectual Property has been licensed by Seller other than in connection with the commercial sale or license of Seller’s products or services (including, without limitation, any license in connection with the avoidance or settlement of any Proceeding), or (iv) Seller has agreed not to compete or has otherwise agreed not to engage in any business or market or not to solicit business from any entity or class of entities.

                  (j) No product related to the Business contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

                  (k) Seller has not incorporated into the products related to the Business any software code licensed to Seller under the Gnu General Public License (GPL), the Gnu Lesser General Public License (LGPL), or any other generally available software license that requires the licensee to make the licensed software code available to others in source code form.

                  (l) Except as set forth in Schedule 4.8(l), the execution, delivery and performance by Seller of this Agreement, and the consummation of the Transaction will not give rise to any right of any third party to terminate, impair or alter (including without limitation, in each case, by way of licenses triggered by the consummation of the Transaction) any of Seller’s rights in and to any Transferred Intellectual Property.

         4.9 Contracts and Arrangements.

                  (a) Schedule 4.9(a) hereto contains a true and accurate list of all Contracts. Except for the Contracts, Seller is not a party to or otherwise bound by the terms of any contract, agreement or obligation, written or oral, materially affecting the Assets, the Transferred Intellectual Property, or the Assumed Liabilities. With respect to the Contracts listed on Schedule 4.9(a), (i) Seller has not and, to Seller’s Knowledge, no other Person has, violated or breached, or declared or committed any default under any such Contract; (ii) no event has occurred, and no circumstance or condition exists that is reasonably likely to result in a violation, breach or default by Seller or, to Seller’s Knowledge, by any other Person of or under any such Contract; (iii) Seller has not received any notice or other communication (in writing or otherwise) regarding any actual alleged violation or breach of, or default under, any such Contract; (iv) Seller has not waived any material right under any such Contract; and (v) each of the Contracts is (assuming due authorization and execution by the other party or parties thereto) valid, binding and in full force and effect and enforceable by Seller in accordance with its terms, except as enforcement may be limited by general equitable principles and the exercise of judicial discretion in accordance with such principles.

                  (b) Except as set forth on Schedule 4.9(b) attached hereto, no consents are necessary for the effective assignment to and assumption by Purchaser of any of the Assumed Contracts. The Seller does not have any Knowledge of any basis upon which any party to any Assumed Contract may object to (i) the assignment to Purchaser of any right under such Assumed Contract; or (ii) the delegation to or performance by Purchaser of any obligation under such Assumed Contract.

                  (c) Except as set forth in Schedule 4.9(c), no Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Seller under any Assumed Contract or any other term or provision of any such Assumed Contract.

         4.10 Brokers. There is no broker, finder, investment banker or other person, other than Needham & Co., Inc., whose fees are to be paid by Seller, who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated herein as a result of any agreement of, or action taken by, Seller.

         4.11 Litigation. There are no Proceedings or, to Seller’s Knowledge, investigations, pending before any Governmental Entity or, to Seller’s Knowledge, threatened or reasonably expected, against Seller (a) relating to the Business, the Assets, the Assumed Liabilities or the Transferred Intellectual Property, (b) which questions or challenges the validity of this Agreement or any of the Ancillary Agreements to which either Seller is or will be a party, or any of the transactions contemplated herein or therein or (c) which might be reasonably expected to have a Material Adverse Effect on Seller. Seller is not a party to or subject to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) with respect to or affecting the Business, or any of the Assets or the Assumed Liabilities.

         4.12 Insurance. Seller maintains insurance policies relating to the Business providing coverage sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. All of such policies are in full force and effect, and Seller is not in default with respect to any material provision of any of such policies. Seller has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it.

         4.13 Taxes.

                  (a) Seller has, in respect of the Business and the Assets, (i) filed all Tax Returns which are required to be filed and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable, (ii) all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid in respect of the Business and the Assets, (iii) all monies required to be withheld by Seller from employees for income taxes and social security and other payroll taxes have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business, (iv) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code, and (v) on or after the Closing Date, pursuant to any agreement or arrangement entered into by Seller on or prior to the Closing Date, Purchaser will not be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                  (b) None of the Assets (i) is subject to any lien arising in connection with any failure or alleged failure to pay any Taxes, (ii) secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, (iii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iv) is “tax-exempt bond financing property” within the meaning of Section 168(g)(5) of the Code, (v) is “limited use property” within the meaning of Revenue Procedure 76-30 or (vi) will be treated as owned by any other person pursuant to the provisions of Section 168(f)(8) of the Code. The transactions contemplated by this Agreement are not subject to tax withholding pursuant to the provisions of Code Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of applicable Law. Seller is not a person other than a United States person within the meaning of the Code.

         4.14 Employee Matters.

                  (a) Schedule 4.14(a) of the Seller Disclosure Schedule accurately sets forth, with respect to each Key Employee and each Prospective New Purchaser Employee, (i) the name of such employee, (ii) the number of hours of sick-time which such employee has accrued as of the date of this Agreement and the aggregate dollar amount thereof, (iii) the number of hours of vacation time which such employee has accrued as of the date of this Agreement and the aggregate dollar amount thereof, and (iv) a general description of any health, dental, vision, disability, life insurance and similar employee benefits available to such employee.

                  (b) Except as set forth on Schedule 4.14(b), and except as required under applicable Laws, no Key Employee or Prospective New Purchaser Employee is entitled to severance pay or other benefits following termination of such individual’s employment with Seller.

                  (c) To the Knowledge of Seller, no Key Employee or Prospective New Purchaser Employee (i) has received an offer to join a business that may be competitive with the Business, (ii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract with any Person (other than Seller) that may have an adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of the Business, or (iii) has indicated that he or she does not intend to accept employment with Purchaser.

                  (d) Schedule 4.14(d) of the Seller Disclosure Schedule sets forth the name of, and a general description of the services performed by, each independent contractor who has performed any services material to the Business since January 1, 2001.

         4.15 Compliance with the Foreign Corrupt Practices Act.

                  (a) Seller has not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value to (i) any Person who is an official, officer, agent, employee or representative of any Governmental Entity or of any existing or prospective customer (whether government owned or nongovernment owned), (ii) any political party or official thereof, (iii) any candidate for political or political party office, or (iv) any other Person while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate or Person affiliated with such customer, political party or official or political office.

                  (b) The Seller has at all times been in compliance with all Laws and Decrees relating to export control and trade embargoes. No product related to the Business sold or service provided by Seller during the last three years has been, directly or, to the Seller’s Knowledge, indirectly, sold to or performed on behalf of Afghanistan, Cuba, Iraq, Iran, Libya or North Korea.

                  (c) The Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. § 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. During the last three years, Seller has not been a party to, been a beneficiary under or sold any product or performed any service under any Contract under which a product has been sold, directly or, to the Seller’s Knowledge, indirectly, to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Quatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

         4.16 Ability to Pay Debts. Immediately after giving effect to the consummation of the Transaction (a) Seller will be able to pay its debts as they become due in the usual course of its business, (b) Seller will have assets (calculated at fair value) that exceed its debts, and (c) taking into account all pending and, to Seller’s Knowledge, threatened litigation, no final judgment against Seller in actions for money damages is reasonably anticipated to be rendered at a time when, or in an amount such that, Seller will be unable to satisfy any such judgment promptly in accordance with its terms as well as all other obligations of Seller.

         4.17 Related Party Transactions. No Related Party has any direct or indirect interest of any nature in any of the Assets or any assets relating to the Business. Since January 1, 2001, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transactions or business dealing of any nature involving the Business. No Related Party is competing, or has at any time since January 1, 2001 competed, directly or indirectly, with the Business. To Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against or with respect to the Business.

         4.18 Accuracy of Material Facts; Copies of Materials. No representation, warranty or covenant of Seller contained in this Agreement or in any certificate, schedule or exhibit delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading in light of the circumstances under which such statements were made. Seller has made available to Purchaser complete and accurate copies of each Contract. Seller has delivered or, by Closing, will deliver, accurate and complete copies of all Patents, Patent Applications (including for those inventions for which Seller is in the course of preparing or having applications prepared), and applications for or to register Trademark or Copyrights, comprising the Transferred Intellectual Property, together with all prosecution file history and other documentation with respect thereto that is reasonably necessary for Purchaser to file, prosecute and maintain such applications and registrations.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Except as otherwise set forth in the Purchaser Disclosure Schedule, attached hereto as Schedule V, Purchaser hereby represents and warrants to Seller that:

         5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full power and authority to carry on its businesses as now conducted. Purchaser is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed, except in such jurisdictions in which failure to be so qualified or licensed would not have a material adverse effect on Purchaser.

         5.2 Power, Authorization and Validity. Purchaser has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements have been duly and validly approved and authorized by the board of directors of Purchaser. No authorization or approval, governmental or otherwise, is necessary in order to enable Purchaser to enter into and to perform the terms of this Agreement or the Ancillary Agreements. This Agreement is, and the Ancillary Agreements, when executed and delivered by Purchaser shall be, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles.

         5.3 No Conflict; Consents. The execution and the delivery of this Agreement and the Ancillary Agreements do not, and the consummation or performance by Purchaser of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not, conflict with, contravene, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or give any party any right to terminate, accelerate or cancel any provision of, (a) the charter documents of Purchaser as currently in effect or any resolutions adopted by the shareholders, the board of directors or any committee of the board of directors of Purchaser, (b) any material agreement, instrument, contract or understanding to which Purchaser is a party or by which Purchaser or any of its properties is bound, or (c) any Law or Decree applicable to Purchaser. Except for consents, authorizations, filings, approvals and registrations required under any applicable Law or Decree which, if not obtained or made, would not have a material adverse effect on Purchaser and would not prevent or materially alter or delay the Transaction, no consent of any third party or any Governmental Entity is required to be obtained on the part of Purchaser to permit the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements.

         5.4 Litigation. There are no Proceedings or investigations, pending or threatened against Purchaser before any Governmental Entity which questions or challenges the validity of this Agreement or any of the Ancillary Agreements, or any of the transactions contemplated herein or therein.

         5.5 Brokers. There is no broker, finder, investment banker or other person whose fees are to be paid by Purchaser, who would have any valid claim against Seller for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated herein as a result of any agreement of, or action taken by Purchaser.

         5.6 Purchase Price. Purchaser has, or will have as of the Closing Date, adequate financial resources to consummate the transactions contemplated hereby and to deliver to Seller the Purchase Price.

         5.7 Accuracy of Material Facts. No representations, warranty or covenant of Purchaser contained in this Agreement or in any certificate, schedule or exhibit delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading in light of the circumstances in which such statement were made.

ARTICLE VI
PRE-CLOSING COVENANTS OF SELLER

         6.1 Conduct of Business.

                  (a) During the period on and from the date of this Agreement through and including the Closing Date, Seller will (i) conduct the Business in the ordinary course consistent with past practices, (ii) use its reasonable commercial efforts to retain Seller’s employees employed in the Business and designated as Key Employees or Prospective New Purchaser Employees, (iii) except as otherwise provided in this Agreement, use its reasonable commercial efforts to maintain and preserve intact relationships with all suppliers, customers, landlords, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Business, and (iv) use its reasonable commercial efforts promptly to repair, restore or replace any assets related to the Business that are destroyed or damaged.

                  (b) Notwithstanding the foregoing, during the period on and from the date of this Agreement through and including the Closing Date, Seller will not without the prior written consent of Purchaser:

                           (i) mortgage, pledge, subject to a lien, or grant a security interest in, or suffer to exist or otherwise encumber, any of the Assets;

                           (ii) sell, dispose of or license any of the Assets to any Person, except Inventory in the ordinary course of business, consistent with past practices;

                           (iii) enter into any material contract relating to the Business, or amend, terminate or waive any right under any Assumed Contract;

                           (iv) take any action or allow any action to be taken that has a reasonable likelihood of diminishing in any material respect the value of the Assets or interfere in any material respect with Purchaser’s operation of the Business after the Closing;

                           (v) declare or pay any bonus or declare or make any cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, benefits, or other compensation or remuneration payable to, or accelerate any benefits available to, any of the Key Employees or Prospective New Purchaser Employees outside the ordinary course of business, consistent with past practices or pursuant to existing contractual arrangements existing as of the date of this Agreement;

                           (vi) make any Tax election or take any action or allow any action to be taken that is reasonably likely to prejudice any future Tax elections related to the Assets;

                           (vii) commence or settle any Proceeding relating to the Business;

                           (viii) fail to maintain the Tangible Assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear; or

                           (ix) agree to do any of the things described in the preceding clauses of this Section 6.1(b).

         6.2 Access to Information. Until the Closing, Seller will allow Purchaser and its agents reasonable access upon reasonable notice and during normal working hours to the Business Records and facilities relating to the Assets, the Assumed Liabilities and the Business. Until the Closing, Seller shall cause its accountants to cooperate with Purchaser and its agents in making available all relevant financial information requested with respect to the Assets, the Assumed Liabilities and the Business.

         6.3 Obtaining Necessary Consents and Addition of Purchaser as Party to Certain Contracts. Seller will use its reasonable commercial efforts to obtain the consents of any third parties or Governmental Entities necessary for (a) the effective assignment to and assumption by Purchaser of the Assumed Contracts, and (b) the consummation of the Transaction and the other transactions contemplated hereby or by the Ancillary Agreements. All such consents shall be in writing and executed counterparts thereof shall be delivered promptly to Purchaser. To the extent that any Assumed Contract is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof, or thereunder, if such assignment or attempted assignment would constitute a breach thereof until the necessary consents are obtained. To the extent permitted by applicable law, in the event consents to the assignment of the Assumed Contracts are not obtained by Seller as of the Closing, such Assumed Contracts shall be held, as and from the Closing Date, by Seller in trust for Purchaser, and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s respective name and all benefits and obligations existing thereunder shall be for Purchaser’s account; provided, however, that such performance by Purchaser shall be contingent on the passing of all benefits of such Assumed Contracts to Purchaser. Seller shall not amend, terminate or waive any right under any such Assumed Contract. Seller shall take or cause to be taken such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Assumed Contracts and to effect collection of money or other consideration to become due and payable under the Assumed Contracts, and Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect to all Assumed Contracts.

         6.4 Satisfaction of Conditions Precedent. Seller will use its reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties, which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.

         6.5 No Solicitation.

                  (a) During the period from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Article XII, Seller shall not directly or indirectly, and shall not authorize or permit any director, officer, employee, advisor (including, without limitation, any investment bankers, attorneys or accountants) or agent of Seller (each, a “Seller Representative”) directly or indirectly to, (i) solicit, initiate, intentionally encourage, facilitate or induce the making, submission or announcement of any Acquisition Proposal, (ii) subject to the terms of the immediately following sentence, participate in any negotiations regarding an Acquisition Proposal, furnish to any Person any nonpublic information regarding Seller to any Person in connection with or in response to an Acquisition Proposal, or take any other action that could reasonably be expected to lead to an Acquisition Proposal, (iii) subject to the terms of the immediately following sentence, approve, endorse or recommend any Acquisition Proposal, or (iv) subject to the terms of the immediately following sentence, enter into any letter of intent, preliminary agreement or similar document contemplating or otherwise relating to any Acquisition. Notwithstanding the foregoing, prior to the adoption of this Agreement by the Required Seller Shareholder Vote, this Section 6.5(a) shall not prohibit Seller from furnishing nonpublic information regarding Seller to, or entering into or facilitating or encouraging discussions with or negotiations with, any Person in response to an unsolicited proposal reasonably expected to result in a Superior Proposal submitted to Seller by such Person (and not withdrawn); entering into any letter of intent, agreement or similar document with any Person contemplating or otherwise relating to a proposal reasonably expected to result in a Superior Proposal submitted to Seller by such Person (and not withdrawn); or withdrawing or modifying the recommendation of Seller’s board of directors that Seller’s shareholders vote to approve this Agreement and the Transaction and endorsing or recommending that Seller’s shareholders vote to approve a proposal reasonably expected to result in a Superior Proposal submitted to Seller by any Person (and not withdrawn); if (1) neither Seller nor any Seller Representative shall have violated any of the restrictions set forth in this Section 6.5, (2) the board of directors of Seller concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Seller to comply with its fiduciary obligations to Seller’s shareholders under applicable Laws or Decree, and Seller notifies Purchaser of such determination of its board of directors and provides Purchaser with a true and complete copy of the Acquisition Proposal, (3) at least three (3) business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Seller gives Purchaser written notice of the identity of such Person and of Seller’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and (4) prior to furnishing any such nonpublic information to such Person, Seller enters into a confidentiality and nondisclosure agreement with such Person on terms at least as restrictive on such Person, taken as a whole, as the Confidentiality Agreement, and Seller furnishes such nonpublic information to Purchaser (to the extent such nonpublic information has not been previously furnished by Seller to Purchaser).

                  (b) Seller shall promptly advise Purchaser (and in any event within 24 hours) orally and in writing of any Acquisition Proposal, any request for information reasonably likely to lead to an Acquisition Proposal or any request for nonpublic information relating to Seller (including the identity of the Person making or submitting such Acquisition Proposal or request, and the terms thereof) that is made or submitted by any Person prior to Closing.

                  (c) Seller shall immediately cease and cause to be terminated any existing discussions, activities or negotiations with any Person that relate to any Acquisition Proposal.

         6.6 Proxy Statement. As promptly as practicable after the date of this Agreement, Seller shall prepare and cause to be filed with the SEC the Proxy Statement. Seller shall use all reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Seller will use all reasonable efforts to cause the Proxy Statement to be mailed to Seller’s shareholders as promptly as practicable. Purchaser shall promptly furnish to Seller all information concerning Purchaser that may be required or reasonably requested in connection with any action contemplated by this Agreement. If any event relating to Seller occurs, or if Seller becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then Seller shall promptly inform Purchaser thereof and shall file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the shareholders of Seller. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to comments of the SEC with respect thereto, Seller (a) shall provide Purchaser an opportunity to review and comment on all portions of such document or response that contain information about the Purchaser and (b) shall include in such document or response all comments as reasonably proposed by Purchaser which, in the reasonable judgment of Seller, are required or appropriate to include in such document.

         6.7 Shareholders’ Meeting.

                  (a) Seller shall take all action necessary under all applicable legal requirements to call, give notice of and hold a meeting of the holders of Seller’s common stock to vote on a proposal to approve this Agreement and the Transaction (the “Seller Shareholders’ Meeting”). The Seller Shareholders’ Meeting shall be held (on a date selected by Seller in consultation with Purchaser) as promptly as practicable.

                  (b) (i) The Proxy Statement shall include a statement to the effect that the board of directors of Seller unanimously recommends that Seller’s shareholders vote to approve this Agreement and the Transaction at the Seller Shareholders’ Meeting (the unanimous recommendation of Seller’s board of directors that Seller’s shareholders vote to adopt this Agreement being referred to as the “Seller Board Recommendation”); and (ii) except pursuant to and in compliance with Section 6.5(a), the Seller Board Recommendation shall not be withdrawn or modified in a manner adverse to Purchaser, and no resolution by the board of directors of Seller or any committee thereof to withdraw or modify the Seller Board Recommendation in a manner adverse to Purchaser shall be adopted or proposed.

         6.8 Advise of Changes. Seller will promptly notify Purchaser in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Seller contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate to the extent that the condition set forth in Section 9.3(a) shall not be satisfied. No such notification under this Section 6.8 shall be deemed to amend or supplement the Seller Disclosure Schedule for the purpose of determining the accuracy of any representation, warranty or statement in this Agreement (for the purposes of Article XI or otherwise) unless the Closing occurs, in which case such notification shall be deemed to amend the Seller Disclosure Schedule solely as to the matter described therein.

         6.9 Transferred Inventory. For a period between ten (10) and five (5) business days prior to the Closing Date, Purchaser shall be entitled to inspect and perform quality assurance testing on the specific items of Transferred Inventory to ensure that each such item of Transferred Inventory complies with the specifications set forth on Schedule 6.9 (the “Quality Standards”). Subject to the preceding sentence, the inspection and testing shall take place at such times and locations as the parties may reasonably agree. Any specific item of Transferred Inventory that does not meet such Quality Standards may, at the Purchaser’s sole option, be removed from the schedule of Transferred Inventory and the Initial Purchase Price may be correspondingly reduced by the book value of such item; provided, however, that Seller shall be allowed five (5) business days to cure any non-compliance with the Quality Standards to the reasonable satisfaction of Purchaser prior to any such reduction in the Initial Purchase Price.

ARTICLE VII
PRE-CLOSING COVENANTS OF PURCHASER

         7.1 Advise of Changes. Purchaser will promptly notify Seller in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Purchaser contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate to the extent that the condition set forth in Section 9.2(a) shall not be satisfied. No such notification under this Section 7.1 shall be deemed to amend or supplement the Purchaser Disclosure Schedule for the purpose of determining the accuracy of any representation, warranty or statement in this

Agreement (for the purposes of Article XI or otherwise) unless the Closing occurs, in which case such notification shall be deemed to amend the Purchaser Disclosure Schedule solely as to the matters described therein.

         7.2 Satisfaction of Conditions Precedent. Purchaser will use its reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.

ARTICLE VIII
MUTUAL COVENANTS

         8.1 Confidentiality and Publicity. The parties acknowledge that the Confidentiality Agreement is binding upon the parties hereto and in full force and effect, except to the extent that the provisions hereof supersede provisions to similar effect contained in the Confidentiality Agreement. The terms of the Confidentiality Agreement (exclusive of such superseded provisions) are incorporated in this Agreement by this reference.

         8.2 Regulatory Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of Seller and Purchaser shall use its respective reasonable commercial efforts to (a) make all necessary filings with respect to the Transaction and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith, (b) make appropriate filings with federal, state, provincial or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith and (c) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated in this Agreement as promptly as practicable.

         8.3 Employment Matters.

                  (a) Key Employees. At or prior to the Closing Date, Purchaser shall use its reasonable commercial efforts to enter into appropriate employment documentation with each of the Key Employees, customary in scope and nature for similarly situated employees of Purchaser. Seller agrees to use its reasonable commercial efforts to retain the Key Employees, and shall notify Purchaser promptly if, notwithstanding the foregoing, any Key Employee submits a resignation to terminate employment or terminates employment prior to the Closing Date.

                  (b) Prospective New Purchaser Employees. At or prior to the Closing Date, an offer of employment shall be made by Purchaser to each of the Prospective New Purchaser Employees. Each such Prospective New Purchaser Employee will be offered employment at a salary comparable to similarly situated employees of Purchaser, as determined by Purchaser. Each Prospective New Purchaser Employer who accepts the Purchaser’s offer of employment (each, a “Continuing Employee”) shall be eligible to participate in the Purchaser’s benefit plans (such as medical benefits, bonuses, 401(k) and stock options) on the same basis as other individuals beginning employment with Purchaser as a newly-hired employee, provided that each Continuing Employee shall be given credit for his or her period of continuous service with the Seller prior to the Closing Date solely for the purpose of such individual’s vacation accrual level under Purchaser’s standard policy. Seller agrees to use its reasonable commercial efforts to retain the Prospective New Purchaser Employees, and shall notify Purchaser promptly if, notwithstanding the foregoing, any Prospective New Purchaser Employee submits a resignation to terminate employment or terminates employment prior to the Closing Date. For each Prospective New Purchaser Employee who declines Purchaser’s offer of employment prior to the Closing Date (a “Declining Employee”), Purchaser may make an offer of employment to any additional employee of Seller not listed as a Prospective New Purchaser Employee, excluding those employees who work in the Libra Business or for Libra Networks, (each, a “Substitute Prospective New Purchaser Employee”). Purchaser’s offer of employment to each Substitute Prospective New Purchaser Employee shall be subject to the consent of Seller, such consent not to be unreasonably withheld. In the event that a Substitute Prospective New Purchaser Employee accepts Purchaser’s offer of employment, such Substitute Prospective New Purchaser Employee’s acceptance shall be deemed an acceptance of employment by a Prospective New Purchaser Employee for the purposes of Section 9.3(l) and the Declining Employee shall be excluded from any calculation required under Section 9.3(l).

         8.4 Further Assurances. Prior to and following the Closing, each party to this Agreement agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and the Ancillary Agreements and contemplated herein and therein and to carry into effect the intent and purposes of this Agreement.

         8.5 Non-Competition and Non-Solicitation. The Seller hereby covenants and agrees that, until two (2) years from the Closing Date (the “Restricted Period”), Seller shall not compete with Purchaser or its Affiliates in the Business. The Seller hereby covenants and agrees that, until the end of the Restricted Period, Seller will not, directly or indirectly, take any of the following actions with respect to the Business: (a) solicit or divert any business or clients or customers made known to it by Purchaser or its Affiliates away from Purchaser or its Affiliates; (b) induce customers, clients, suppliers, agents or other persons under contract or otherwise associated or doing business with Purchaser or its Affiliates to reduce or alter any such association or business with Purchaser or its Affiliates; and/or (c) knowingly solicit any person in the employment of Purchaser or its Affiliates to (i) terminate such employment and/or (ii) accept employment, or enter into any consulting arrangement, with any person or entity other than Purchaser and/or its controlled affiliates; provided, however, that nothing in this Section 8.5 shall prohibit Seller from hiring employees of Purchaser who independently initiate contact with, or solicit employment from, Seller.

         8.6 Taxes.

                  (a) Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Assets in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Purchaser shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Assets in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

                  (b) Notwithstanding Section 8.6(a), any sales tax, use tax, gross receipts tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Assets shall be paid by Seller. Purchaser and Seller agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from or otherwise reduce), or make a report with respect to, such Taxes.

                  (c) Seller or Purchaser, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of Section 8.6(a). Within a reasonable time prior to the payment of any said Tax the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

         8.7 Transition Services Agreement. At or prior to the Closing, the parties shall enter into a transition services agreement in substantially the form attached hereto as Exhibit A (the “Transition Services Agreement”).

ARTICLE IX
CONDITIONS TO CLOSING

         9.1 Conditions to Each Party’s Obligations. The respective obligations of each party to this Agreement to effect the transactions to be performed by such party at the Closing are, at the option of such party, subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) No Orders. No order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits the Transaction or the consummation of any other transaction contemplated herein. There shall not be any Law or Decree enacted or deemed applicable to the Transaction that makes consummation of the Transaction illegal.

                  (b) Permits, Authorizations and Approvals. All permits, authorizations, approvals, consents, filings and orders required to be obtained or made under all applicable Laws or Decrees in connection with the transactions contemplated herein, including but not limited to any applicable consent or termination of any applicable waiting period under any Law, shall have been obtained or made, as applicable, and shall be in full force and effect at the Closing Date.

                  (c) No Litigation. There shall not be pending or threatened any Proceeding (i) in which a Governmental Entity is or is threatened to become a party and neither Purchaser nor Seller shall have received any communication from any Governmental Entity in which (A) an injunction is or may be sought against the transactions contemplated herein or (B) relief is or may be sought against any party hereto as a result of this Agreement and in which such Proceeding, if successful, would have a Material Adverse Effect upon such party, or (ii) in which a Person (other than a Governmental Entity) is or is threatened to become a party in which there is a reasonable possibility of an outcome that would result in material Losses upon either party or other relief that would have a Material Adverse Effect.

                  (d) Shareholder Approval. The Requisite Seller Shareholder Vote shall have been obtained.

         9.2 Conditions to Obligations of Seller. The obligations of Seller to effect the transactions to be performed by it at the Closing are, at the option of Seller, subject to the satisfaction at or prior to the Closing of the following additional conditions:

                  (a) Representations and Warranties. All representations and warranties of Purchaser set forth in Article V hereof that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Purchaser set forth in Article V hereof shall be true and correct in all material respects, in each case on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date hereof, with the same force and effect as if such representations and warranties had been made at the Closing, and

Purchaser shall have delivered to Seller a certificate (the “Purchaser Compliance Certificate”) to such effect dated as of the Closing Date and signed by the President of Purchaser, respectively.

                  (b) Performance. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser, at or prior to the Closing shall have been duly complied with and performed in all material respects, and Purchaser shall have delivered to Seller the Purchaser Compliance Certificate to such effect.

                  (c) Initial Purchase Price. Purchaser shall have delivered the Initial Purchase Price in accordance with Section 2.6 hereof.

                  (d) Transition Services Agreement. Purchaser shall have executed and delivered to Seller the Transition Services Agreement.

                  (e) Opinion of Financial Advisor. Seller shall have received the opinion of Needham & Co., Inc. to the effect that, as of September 2, 2002, the Transaction is fair from a financial point of view to Seller.

                  (f) Conveyance Documents. Purchaser shall have executed and delivered the applicable Conveyance Documents which require the accession or acknowledgment of Purchaser to be effective.

                  (g) Secretary’s Certificate. Purchaser shall have delivered a certificate, signed by the Secretary of Purchaser certifying as to and accuracy of, and attaching copies of, Purchaser’s charter documents and all board of directors resolutions adopted in connection with the Transaction.

         9.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions to be performed by it at the Closing are, at the option of Purchaser, subject to the satisfaction at or prior to the Closing of the following additional conditions:

                  (a) Representations and Warranties. All representations and warranties of Seller set forth in Article IV hereof that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Seller set forth in Article IV hereof shall be true and correct in all material respects, in each case on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date hereof, with the same force and effect as if such representations and warranties had been made at the Closing, and Seller shall have delivered to Purchaser a certificate (the “Seller Compliance Certificate”) to such effect dated as of the Closing Date and signed by the President of Seller.

                  (b) Performance. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller at or prior to the Closing shall have been duly complied with and performed in all material respects, and Seller shall have delivered to Purchaser the Seller Compliance Certificate to such effect.

                  (c) Material Adverse Change. There shall have been no Material Adverse Change relating to the Assumed Liabilities, the Assets or the Business.

                  (d) Transition Services Agreement. Seller shall have executed and delivered to Purchaser the Transition Services Agreement.

                  (e) Conveyance Documents. Seller shall have delivered to Purchaser a bill of sale, intellectual property assignments, assignments and assumptions of contracts and such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to counsel to Purchaser as shall be legally sufficient to vest in Purchaser good title to the Assets (including the Assumed Contracts and Transferred Intellectual Property) (collectively, the “Conveyance Documents”).

                  (f) Secretary’s Certificate. Seller shall have delivered a certificate, signed by the Secretary of Seller, certifying as to the truth and accuracy of, and attaching copies of, Seller’s charter documents and board of directors and shareholder resolutions adopted in connection with the Transaction.

                  (g) Notification of Termination of Distribution Agreements. Seller shall have delivered, to the reasonable satisfaction of Purchaser, written evidence of notification of termination of all distribution agreements and sales representative agreements relating to the Business (other than those which are Assumed Contracts) in accordance with their respective terms, with such termination to be effective within the minimum notice period required pursuant to such agreements.

                  (h) Required Consents. Seller shall have delivered, to the reasonable satisfaction of Purchaser, written evidence of the consents of third parties to assignment of those Contracts listed on Schedule 9.3(h), together with the documents and information specified on Schedule 9.3(h).

                  (i) Tax Affidavit. Seller shall have delivered a signed affidavit stating, under penalty of perjury, (1) Seller’s United States taxpayer identification number, and (2) that Seller is not a foreign person pursuant to Section 1445(b)(2) of the Code.

                  (j) Opinion of Counsel. Purchaser shall have received from counsel to Seller an opinion letter substantially in form and substance as set forth in Exhibit B attached hereto, with qualifications and assumptions reasonably satisfactory to Purchaser, addressed to Purchaser, and dated as of the Closing Date.

                  (k) Key Employees. The Key Employees shall have accepted employment offers from, and shall not have expressed an intention to terminate their employment with, Purchaser.

                  (l) Prospective New Purchaser Employees. At least fifty percent (50%) percent of the Prospective New Purchaser Employees shall have accepted employment offers from, and shall not have expressed an intention to terminate their employment with, Purchaser.

                  (m) Condition of Transferred Inventory. At least ninety-five percent (95%) of the Transferred Inventory shall have satisfied the Quality Standards described in Section 6.9.

ARTICLE X
POST-CLOSING MATTERS

         10.1 Further Assurances of Seller. Seller shall, from time to time, at the request of Purchaser, and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to the Conveyance Documents, and take such other actions, as may be reasonably necessary to assign, transfer, convey and vest in Purchaser, and to put Purchaser in possession of, the Assets, including but not limited to obtaining any and all required consents of third parties which Seller has not obtained as of the Closing Date.

         Seller shall use its reasonable commercial efforts to obtain for Purchaser any and all consents of third parties which Seller has not obtained as of the Closing Date. Seller shall promptly deliver to Purchaser any notices or communications received by Seller from the various patent offices before which patents that are Assets are pending or were issued.

         10.2 Further Assurances of Purchaser. Purchaser shall, from time to time at the request of Seller, and without further consideration, execute and deliver such instruments of assumption, and take such other action, as may be reasonably necessary to effectively confirm the assumption by Purchaser of the Assumed Liabilities.

         10.3 License Grant. Notwithstanding anything to the contrary herein, Seller hereby grants to Purchaser a royalty-free, fully-paid, worldwide, transferable license to use, and sublicense to its Affiliates, contractors, and agents (including, without limitation, distributors, resellers and marketing agents), for use, the Trademarks of Seller for the limited purpose of marketing, distributing and selling the Transferred Inventory, effective only from and after Closing and until such time as all Transferred Inventory has been sold or otherwise disposed of by Purchaser (or its Affiliates) to unaffiliated third parties.

         10.4 Certain Documentation and Information. On or before the fifth (5th) business day following the Closing, Seller shall deliver to Purchaser the Business Records, including, without limitation, the documents described in the last sentence of Section 4.18. On or before the ninetieth (90th) day following the Closing, Seller shall deliver to Purchaser all original customer purchase orders related to the warranty, repair, support and code test installation obligations assumed by Purchaser under Section 2.4(a). Prior to the delivery of such customer purchase orders, Seller shall, at its own cost and promptly upon the reasonable request of Purchaser, deliver copies of any such customer purchase orders.

ARTICLE XI
INDEMNIFICATION

         11.1 Survival of Representations and Warranties.

                  (a) The representations and warranties made by Seller or Purchaser herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall in no manner be limited by any investigation of the subject matter thereof made by or on behalf of either party or by the waiver or satisfaction of any condition to closing and shall survive the Closing and continue in full force and until 5:00 p.m. Pacific Time on the 365th day after the Closing Date (the “Indemnification Period”); provided, however, that the representations set forth in Sections 4.4 (Title to Assets), 4.5 (Compliance with Laws) and 4.13 (Taxes) shall survive until the expiration of the statute of limitations applicable to claims with respect to matters covered thereby; provided, further, that, notwithstanding the foregoing, the representations set forth in Section 4.13 (Taxes) shall survive until the date that is sixty (60) days after such expiration, including any and all waivers and extensions thereof.

                  (b) The obligations of Seller to indemnify Purchaser Indemnitees for any indemnifiable Losses is subject to the condition that Seller shall have received a Claim Notice for all Purchaser Indemnifiable Losses for which indemnity is sought prior to the expiration of the Indemnification Period. For purposes of this Agreement, a “Claim Notice” relating to a particular representation or warranty shall be deemed to have been given if a Purchaser Indemnitee, acting in good faith, delivers to Seller a written notice stating that such Purchaser Indemnitee believes that there is or has been a possible breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Purchaser Indemnitee’s belief that there is or has been such a possible breach and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Losses that have arisen and may arise as a result of such possible breach.

         11.2 Indemnification by Seller.

                  (a) Subject to the terms and conditions of this Article XI, Seller agrees to indemnify, defend and hold harmless Purchaser Indemnitees from, against, and shall compensate and reimburse each Purchaser Indemnitee for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by any Purchaser Indemnitee by reason of, resulting from, based upon or arising out of, whether directly or indirectly, (i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of Seller contained in or made pursuant to this Agreement, any Ancillary Agreement or any certificate, schedule or exhibit delivered by Seller in connection with this Agreement or any Ancillary Agreement, (ii) the breach of any covenant or obligation of Seller set forth in this Agreement or any Ancillary Agreement, (iii) any Liability of Seller other than the Assumed Liabilities, (iv) any matter identified or referred to in Schedule 11.2, (v) any Liability to which Purchaser Indemnitees may become subject and that arises from or relates to the failure to comply with any bulk transfer law or similar Laws in connection with the Transaction, or (vi) any Proceeding relating to any breach, alleged breach, Liability or matter of the type referred to above (including any Proceeding commenced by any Purchaser Indemnitee for the purpose of enforcing any of its rights under this Article XI) (collectively, “Purchaser Indemnifiable Losses”).

                  (b) Notwithstanding anything to the contrary contained in this Agreement, no claim for Purchaser Indemnifiable Losses shall be made under this Article XI: (i) unless Seller receives a Claim Notice during the Indemnification Period, (ii) unless the aggregate of Purchaser Indemnifiable Losses shall exceed $50,000 (at which point Seller shall become liable for the aggregate Losses, and not just amounts in excess of $50,000), (iii) for any Losses to the extent that the Purchaser Indemnitees have received payments in respect of claims made under this Article XI in excess of $3,300,000 in the aggregate, (iv) to the extent the Purchaser had a reasonable opportunity, but failed, in good faith to mitigate the Losses, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity, or (v) with respect to any Losses suffered, incurred or sustained by any Purchaser Indemnitee or to which any of them becomes subject to the extent such Losses arise from or were directly caused by actions taken or failed to be taken by Purchaser or any of its Affiliates after the Closing. The Purchaser Indemnitees’ sole and exclusive remedy against Seller for Losses shall be indemnification under this Article XI; provided, however, that nothing contained in this Section 11.2(b) shall limit any remedy at law or equity to which Purchaser may be entitled against Seller for fraud or intentional misrepresentation.

         11.3 Indemnification by Purchaser.

                  (a) Subject to the terms and conditions of this Article XI, Purchaser agrees to indemnify, defend and hold harmless Seller Indemnitees from, against, and shall compensate and reimburse each Seller Indemnitee for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by any Seller Indemnitee by reason of, resulting from, based upon, arising out of, whether directly or indirectly, (i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of Purchaser contained in or made pursuant to this Agreement, any Ancillary Agreement or any certificate, schedule or exhibit delivered by Purchaser in connection with this Agreement or any Ancillary Agreement, (ii) the breach of any covenant or obligation of Purchaser set forth in this Agreement or any Ancillary Agreement, (iii) any Liability of Purchaser other than the Assumed Liabilities, or (iv) any Proceeding relating to any breach, alleged breach, Liability or matter of the type referred to above (including any Proceeding commenced by any Seller Indemnitee for the purpose of enforcing any of its rights under this Article XI) (collectively, “Seller Indemnifiable Losses”):

                  (b) Notwithstanding anything to the contrary contained in this Agreement, no claim for Seller Indemnifiable Losses shall be made under this Article XI: (i) unless the aggregate of Seller

                  Indemnifiable Losses shall exceed $50,000 (at which point Purchaser shall become liable for the aggregate Losses, and not just amounts in excess of $50,000), (ii) to the extent the Seller had a reasonable opportunity, but failed, in good faith to mitigate the Losses, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity, (iii) for any Losses to the extent that the Seller Indemnitees have received payments in respect of claims made under this Article XI in excess of $3,300,000 in the aggregate, or (iv) with respect to any Losses suffered, incurred or sustained by any Seller Indemnitee or to which any of them becomes subject to the extent such Losses arise from or were directly caused by actions taken or failed to be taken by Seller after the Closing. The Seller Indemnitees’ sole and exclusive remedy against Purchaser for Losses shall be indemnification under this Article XI; provided, however, that nothing contained in this Section 11.3(b) shall limit any remedy at law or equity to which Seller may be entitled against Purchaser for fraud or intentional misrepresentation

         11.4 Third-Party Claims. Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against a Purchaser Indemnitee or Seller Indemnitee which, if prosecuted successfully, would be a matter for which Purchaser Indemnitee or Seller Indemnitee is entitled to indemnification under this Agreement (a “Third Party Claim”), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

                  (a) The Person claiming indemnification under this Agreement (the “Indemnified Person”) shall give the indemnifying party (the “Indemnifying Party”) written notice of any such Third Party Claim promptly after receipt by such Indemnified Person of notice thereof. Any delay in giving notice hereunder which does not materially prejudice the Indemnifying Party shall not affect the Indemnified Person’s rights to indemnification hereunder. The Indemnifying Party may, at its option, (i) undertake control of the defense thereof by counsel of its own choosing, or (ii) decline to assume control of but participate in the defense thereof. If the Indemnifying Party assumes control of the defense thereof, (i) such Indemnifying Party will be precluded from disputing its obligations under this Agreement to indemnify the Indemnified Party and (ii) the Indemnified Person may participate in the defense through its own counsel at its own expense. If the Indemnifying Party declines to control but elects to participate in the defense thereof, the Indemnified Person may control the defense and have its expenses promptly reimbursed by the Indemnifying Party.

                  (b) Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

                  (c) Unless an Indemnifying Party has failed to fulfill its obligations under this Article XI, no settlement by an Indemnified Person of a Third Party Claim shall be made without the prior written consent by or on behalf of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party has assumed the defense of a Third Party Claim as contemplated by Section 11.4(a), the Indemnifying Party may settle such Third Party Claim so long as terms includes full release of all claims against the Indemnified Person.

         11.5 Limitations.

                  (a) The initial source for the Purchaser Indemnitees to collect any Losses for which they may be entitled to indemnification under this Article XI shall be to set off and retain such Losses against and from the Holdback Amount. To the extent that the Losses for which the Purchaser Indemnitees may seek indemnity under this Article XI are not set off against the Holdback Amount pursuant to the preceding sentence, the Purchaser Indemnitees shall have the right to recover such remaining Losses from Seller in accordance with the rights and remedies otherwise provided in this Agreement and/or available under applicable law.

                  (b) Nothing in this Agreement shall limit the Liability of any Person to any other party for fraud or willful misconduct.

                  (c) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, COLLATERAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF THE PARTIES PURSUANT TO THIS AGREEMENT.

         11.6 Distribution of Holdback Amount. On the first business day following the expiration of the Indemnification Period, the Holdback Amount, less (a) any amounts which as of such date have been (i) applied to the resolution of any matter referenced in any Claim Notice or (ii) set-off pursuant to Schedule 2.6, less (b) any amounts which as of such date are subject to any pending Claim Notice, shall be due and payable to Seller. On such date, Purchaser shall deliver such portion of the Holdback Amount by wire transfer of immediately available funds to an account designated in writing by Seller. Upon resolution of any matter referenced in any Claim Notice, Purchaser shall deliver the applicable remaining portion of the Holdback Amount (reduced by any amounts which have been applied to the resolution of any matter referenced in any Claim Notice), if any, to Seller. No interest shall be paid or accrue on the Holdback Amount or any portion thereof payable to Seller pursuant to this Section 11.6.

ARTICLE XII
TERMINATION OF AGREEMENT

         12.1 Termination. This Agreement may be terminated prior to the Closing (whether before or after approval of this Agreement by Seller’s shareholders):

                  (a) by mutual written consent of Purchaser and Seller;

                  (b) by either Purchaser or Seller if the Closing shall not have occurred by November 30, 2002 or, in the event of a review of the Proxy Statement by the SEC, December 31, 2002 (unless the failure to consummate the Transaction is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Closing);

                  (c) by either Purchaser or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction;

                  (d) by either Purchaser or Seller if (i) the Seller Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Seller’s shareholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting by the Required Seller Shareholder Vote (and shall not have been adopted at any adjournment or postponement thereof); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 12.1(d) if the failure to obtain such shareholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Closing;

                  (e) by Purchaser (at any time prior to the adoption of this Agreement by the Required Seller Shareholder Vote) if a Seller Triggering Event shall have occurred;

                  (f) by Purchaser if (i) any of Seller’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 9.3(a) would not be satisfied, or (ii) any of Seller’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 9.3(b) would not be satisfied; provided, however, that Purchaser may only terminate this Agreement pursuant to this Section 12.1(f) if such inaccuracy or breach shall not have been cured within thirty (30) days after receipt by Seller of written notice of such inaccuracy or breach; or

                  (g) by Seller if (i) any of Purchaser’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 9.2(a) would not be satisfied, or (ii) if any of Purchaser’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 9.2(b) would not be satisfied; provided, however, that Seller may only terminate this Agreement pursuant to this Section 12.1(g) if such inaccuracy or breach shall not have been cured within thirty (30) days after receipt by Purchaser of written notice of such inaccuracy or breach.

         12.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 12.1, this Agreement shall be of no further force or effect; provided, however, that (a) the provisions of Section 8.1 (Confidentiality), this Section 12.2, Section 12.3 (Expenses; Termination Fees), and Article XIII shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty or covenant contained in this Agreement.

         12.3 Expenses; Termination Fees.

                  (a) Except as set forth in this Section 12.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel), whether or not the Transaction is consummated; provided, however, that in the event that the Agreement is terminated pursuant to Section 12.1(d) and, at or prior to the Seller Shareholders’ Meeting, a Superior Proposal shall not have been disclosed, announced, commenced, submitted or made to the board of directors of Seller, then promptly following such termination, Seller shall reimburse Purchaser, in cash, by wire transfer of immediately available funds to an account designated by Purchaser, for the reasonable fees and expenses incurred by Purchaser in connection with the Agreement and the transactions contemplated hereby, up to an aggregate of $75,000.

                  (b) If this Agreement is terminated by (i) either party pursuant to Section 12.1(d) and at or prior to the Seller Shareholders’ Meeting, a Superior Proposal shall have been disclosed, announced, commenced, submitted or made to the board of directors of Seller, and is still pending and not withdrawn at the time of the Seller Shareholders’ Meeting, or (ii) by Purchaser pursuant to Section 12.1(e), then, promptly following such termination, Seller shall pay to Purchaser, in cash, by wire transfer of immediately available funds to an account designated by Purchaser, an amount of $99,000.

ARTICLE XIII
GENERAL

         13.1 Governing Law and Jurisdiction. The parties agree that this Agreement, and any disputes arising under this Agreement, will be governed by and construed in accordance with the laws of the state of Washington or, in the case of disputes involving Intellectual Property covered by this Agreement, applicable U.S. law, state law or other law governing such Intellectual Property, without giving effect to any conflict of laws principle to the contrary. Subject to Section 13.2, the parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in Cook County, Illinois, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that Illinois is not the proper venue. Subject to Section 13.2, the parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of Illinois.

         13.2 Amicable Resolution. The parties mutually desire that friendly collaboration will develop between themselves. Accordingly, they shall try to resolve in a friendly manner all disagreements and misunderstandings connected with the respective rights and obligations under this Agreement. To the extent that any misunderstanding or dispute which arises after the Closing Date cannot be resolved in a friendly manner (other than misunderstandings or disputes involving Intellectual Property covered by this Agreement), the dispute will be mediated by a mutually-acceptable mediator to be chosen by the parties within 45 days after written notice by one party to the other demanding mediation. Neither party may unreasonably withhold consent to the selection of the mediator; however, by mutual agreement, the parties may postpone mediation until each has completed specified but limited discovery with respect to a dispute. The parties may also agree to utilize some other form of alternative dispute resolution in lieu of mediation, including by way of example and without limitation, neutral fact-finding or a mini-trial. Any dispute that the parties cannot resolve through negotiation, mediation or other form of alternative dispute resolution within six (6) months of the date of the initial demand for it by one of the parties may then be submitted to the courts for resolution pursuant to Section 13.1. The use of any alternative dispute resolution procedures will not be construed under the doctrine of laches, estoppel or waiver to adversely affect the rights of either party. Nothing in this Section 13.2 shall prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful, or (b) interim relief from a court is necessary to prevent serious and irreparable injury to one party or the other.

         13.3 Assignment; Binding upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         13.4 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

         13.5 Entire Agreement . This Agreement, the Ancillary Documents, and each exhibit, schedule, certificate appended hereto and thereto or referenced herein or therein, and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

         13.6 Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

         13.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

         13.8 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

         13.9 Notices. All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier, (c) upon dispatch if transmitted by telecopier or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (a) or (b)), properly addressed to the parties at the following addresses:

Seller:	Applied Microsystems Corporation 5020 148th Avenue N.E. Redmond, WA 98052-5172 Attn: Stephen J. Verleye Facsimile: (425) 869-0189

with a required copy to:	Gray Cary Ware & Freidenrich LLP 701 Fifth Avenue, Suite 7000 Seattle, WA 98104-7044 Attention: John M. Steel, Esq. Facsimile: (206) 839-4801

Purchaser:	Metrowerks Corporation 9801 Metric Boulevard Austin, TX 78758 Attention: Chief Executive Officer Facsimile: (512) 997-4901

with a required copy to:	Law Department Motorola, Inc. 1303 East Algonquin Road Schaumburg, IL 90196 Attn: General Counsel Facsimile: (847) 576-3750

         Either party may change its address for such communications by giving notice thereof to the other party in conformity with this Section 13.9.

         13.10 Construction and Interpretation of Agreement.

                  (a) This Agreement has been negotiated by the parties hereto and their respective attorneys, and the language hereof shall not be construed for or against either party by reason of its having drafted such language.

                  (b) The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

                  (c) As used in this Agreement, any reference to any state of facts, event, change or effect being “material” with respect to any entity means a state of facts that is material to the current condition (financial or otherwise), properties, assets, liabilities, business or operations of such entity. Whenever the term “enforceable in accordance with its terms” or like expression is used in this Agreement, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor’s rights.

         13.11 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

         13.12 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

[Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PURCHASER:

METROWERKS CORPORATION, a Texas corporation

By:

Title:

SELLER:

APPLIED MICROSYSTEMS CORPORATION, a Washington corporation

By:

Title:

INDEX OF SCHEDULES

Schedule No.	Title

Schedule 1.8	Assumed Contracts

Schedule 1.24	Excluded Assets

Schedule 1.35	Key Employees

Schedule 1.44	Miscellaneous Assets

Schedule 1.48	Permitted Encumbrances

Schedule 1.50	Prospective New Purchaser Employees

Schedule 1.76	Tangible Assets

Schedule 1.85	Transferred Inventory

Schedule 2.4	Certain Assumed Liabilities

Schedule IV	Seller Disclosure Schedule

Schedule V	Purchaser’s Disclosure Schedule

Schedule 9.3(h)	Required Consents

Schedule 11.2	Certain Purchaser Indemnifiable Losses

INDEX OF EXHIBITS

Exhibit	Title

Exhibit A	Form of Transition Services Agreement

Exhibit B	Opinion of Seller’s Counsel

(continued)

(continued)

Page

2.2 Assets	A-8

2.3 Excluded Assets	A-9

2.4 Assumption of Liabilities	A-9

2.5 Liabilities Not Assumed	A-9

2.6 Purchase Price	A-9

2.7 Allocation	A-10

2.8 Assignment of Seller’s Contracts	A-10

ARTICLE III: THE CLOSING	A-10

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF SELLER	A-10

4.1 Organization	A-11

4.2 Authorization	A-11

4.3 No Conflicts; Consents	A-11

4.4 Title to Assets; Sufficiency and Condition of Assets	A-11

4.5 Compliance with Laws	A-12

4.6 SEC Reports; Seller Financial Statements	A-12

4.7 Absence of Certain Changes or Events	A-12

4.8 Intellectual Property	A-13

4.9 Contracts and Arrangements	A-15

4.10 Brokers	A-16

4.11 Litigation	A-16

4.12 Insurance	A-16

4.13 Taxes	A-16

4.14 Employee Matters	A-17

4.15 Compliance with the Foreign Corrupt Practices Act	A-17

4.16 Ability to Pay Debts	A-17

4.17 Related Party Transactions	A-18

4.18 Accuracy of Material Facts; Copies of Materials	A-18

ARTICLE V: REPRESENTATIONS AND WARRANTIES OF PURCHASER	A-19

5.1 Organization and Good Standing	A-19

5.2 Power, Authorization and Validity	A-16

5.3 No Conflict; Consents	A-19

5.4 Litigation	A-19

5.5 Brokers	A-19

5.6 Purchase Price	A-19

5.7 Accuracy of Material Facts	A-20

ARTICLE VI: PRE-CLOSING COVENANTS OF SELLER	A-20

6.1 Conduct of Business	A-20

6.2 Access to Information	A-21

6.3 Obtaining Necessary Consents and Addition of Purchaser as Party to Certain Contracts	A-21

6.4 Satisfaction of Conditions Precedent	A-21

6.5 No Solicitation	A-21

6.6 Proxy Statement	A-22

(continued)

(continued)

v

ANNEX B

[NEEDHAM & COMPANY, INC. LETTERHEAD]

September 2, 2002

board of directors
Applied Microsystems Corporation
5020 148th Avenue N.E.
Redmond, Washington 98052-5172

Gentlemen:

We understand that Metrowerks Corporation (“Metrowerks” or “Purchaser”), a Texas corporation and a wholly-owned subsidiary of Motorola, Inc. (“Parent”), and Applied Microsystems Corporation, a Washington corporation (“AMC”), propose to enter into an Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which, subject to the terms and conditions of the Asset Purchase Agreement, Metrowerks will purchase from AMC certain assets related to its three businesses (the “Asset Acquisition”) that include its: (i) hardware-enhanced software tools for the design and debugging of embedded systems; (ii) software analysis tools for application software verification, analysis and testing; and (iii) game development tools, including DVD-emulation technology (collectively, the “Assets”). We understand that an offer to purchase the Assets was formally communicated to the board of directors of AMC in a letter from Metrowerks dated July 17, 2002, and modified and signed as of July 19, 2002 (collectively, the “Offer Letter”). The terms of the Offer Letter are set forth more fully in the Asset Purchase Agreement.

Pursuant to the Asset Purchase Agreement, we understand that at the Closing (as defined in the Asset Purchase Agreement), the Assets will be exchanged for the sum of U.S.$3,684,000 which consists of U.S.$3,784,000 to be paid for the Assets, less the cost of producing the deliverable inventory, which management estimates to be approximately U.S.$100,000 (the “Purchase Price”).

You have asked us whether, in our opinion, the Purchase Price is fair from a financial point of view to AMC and the holders of AMC’s common stock, par value $0.01 per share (the “AMC Common Stock”).

For purposes of this opinion we have, among other things: (i) reviewed a draft dated August 23, 2002, of the Asset Purchase Agreement; (ii) reviewed certain publicly available information concerning AMC and Motorola and certain other relevant financial and operating data of AMC and Motorola furnished to us by AMC, including AMC management’s audited financial statements for the fiscal year ended December 31, 2001 and unaudited financial statements for the fiscal quarter ended June 30, 2002; (iii) held discussions with members of management of AMC concerning the current and future business prospects of AMC; (iv) reviewed the historical stock prices and trading volumes of the AMC Common Stock; (v) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed generally relevant to similar data for AMC and Metrowerks; (vi) reviewed the financial terms of certain other transactions that we deemed generally relevant; and (vii) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate. In addition, we have held discussions with certain members of AMC’s management as to their view of: (a) the anticipated adverse effects on AMC’s business, assets, liabilities, operations and prospects that AMC believes would occur if AMC were to continue as presently constituted; (b) AMC’s anticipated inability to remedy its liquidity shortfall and the substantial risk of AMC becoming insolvent and seeking the protection of state insolvency or federal bankruptcy law; (c) the anticipated substantial adverse effects on AMC’s shareholders and present and potential employees, business partners and lenders that would result from such insolvency or concerns about the potential of AMC’s insolvency; and (d) the anticipated benefits that would arise from entering into the Asset Purchase Agreement, including the substantial lessening of such liquidity and solvency concerns.

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of AMC are as set forth in the financial statements of AMC, and there shall be no material amendments to the terms of the Asset Purchase Agreement as set forth in the draft dated August 23, 2002. In connection with our review, we requested from AMC’s management financial forecasts and projections, but were informed this information had not been prepared and therefore was not made available to us. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of AMC or its subsidiaries. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof. Our opinion assumes that neither the Seller Disclosure Schedule to the Asset Purchase Agreement nor Transition Services Agreement yet to be negotiated between AMC and Purchaser contains or will contain terms and conditions which are or will be material to determining the Purchase Price.

Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the Purchase Price to AMC and to the holders of AMC Common Stock and does not address (i) any other aspect of the Asset Acquisition or any of the other terms or conditions of or transactions contemplated by the Asset Purchase Agreement or otherwise relating thereto, (ii) the relative merits of the Asset Acquisition as compared to any alternative potential offer that might be made by any other party, or alternative business strategies that might exist for AMC, or (iii) the effect of any other transaction in which AMC might engage. Our opinion does not constitute a recommendation to any shareholder of AMC as to how such shareholder should vote with respect to any matter relating to the Asset Acquisition or any other term or condition of or transaction contemplated by the Asset Purchase Agreement or otherwise relating thereto.

This letter and the opinion expressed herein are provided at the request and for the information of the board of directors of AMC and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any information statement or proxy statement used in connection with the Asset Acquisition so long as this letter is quoted in full in such information statement or proxy statement and we are provided with a reasonable opportunity to review such information statement or proxy statement prior to any public dissemination. This opinion is not intended to be relied upon or confer any rights or remedies upon any employee, creditor, shareholder or other equity holder of AMC or any other party.

Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by the board of directors of AMC as financial advisor to, among other things, render this opinion and will receive a fee for our services, which is contingent on the consummation of the Agreement. In addition, AMC has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion.

In the ordinary course of our business, we may actively trade the equity securities of AMC and Motorola for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price to be paid to AMC pursuant to and in accordance with the terms of the Asset Purchase Agreement is fair to AMC and holders of AMC Common Stock from a financial point of view.

Very truly yours,

/s/ Needham & Company, Inc. Needham & Company, Inc.

ANNEX C

Chapter 23B.13
DISSENTERS’ RIGHTS

     23B.13.010 Definitions. As used in this chapter:

          (1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

          (3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) “Shareholder” means the record shareholder or the beneficial shareholder.

     23B.13.020 Right to dissent. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

          (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

     23B.13.030 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

          (2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

     23B.13.200 Notice of dissenters’ rights. (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

          (2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

     23B.13.210 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

          (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

     23B.13.220 Dissenters’ rights — Notice. (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

          (2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

     23B.13.230 Duty to demand payment. (1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

          (2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

          (3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

     23B.13.240 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

          (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

     23B.13.250 Payment. (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

          (2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

     23B.13.260 Failure to take action. (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

          (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

     23B.13.270 After-acquired shares. (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

          (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

     23B.13.280 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

          (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

     23B.13.300 Court action. (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          (2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

          (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

          (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

          (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

          (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

     23B.13.310 Court costs and counsel fees. (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

          (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPLIED MICROSYSTEMS CORPORATION

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert C. Bateman and Stephen J. Verleye, or either, as proxy with full power of substitution to vote and act on and consent in respect to any and all shares of the stock of Applied Microsystems Corporation held or owned by or standing in the name of the undersigned on the company’s books on September 24, 2002 at the Special Meeting of Shareholders of the company to be held at the offices of Applied Microsystems Corporation, 5020 148th Avenue N.E., Redmond, Washington 98052-5172 at 10:00 a.m. local time on October      , 2002, and any continuation or adjournment thereof, with all power the undersigned would possess if personally present at the meeting.

     THE UNDERSIGNED HEREBY DIRECTS AND AUTHORIZES SAID PROXIES, AND EACH OF THEM, OR THEIR SUBSTITUTES, TO VOTE AS SPECIFIED BELOW WITH RESPECT TO THE PROPOSAL LISTED IN THE PARAGRAPH ON THE REVERSE SIDE, OR IF NO SPECIFICATION IS MADE, TO VOTE IN FAVOR THEREOF.

     The undersigned hereby further confers upon said proxies, and each of them, or their substitutes, discretionary authority to vote in respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.

     The undersigned hereby acknowledges receipt of: (1) Notice of Special Meeting of Shareholders of the company, and (2) accompanying Proxy Statement.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒	PLEASE MARK VOTE AS IN THIS EXAMPLE

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF APPLIED MICROSYSTEMS CORPORATION. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

To adopt and approve the Asset Purchase Agreement dated as of September 3, 2002, by and between Metrowerks Corporation, a Texas corporation and wholly-owned subsidiary of Motorola, Inc., a Delaware corporation (“Metrowerks”) and Applied Microsystems Corporation, a Washington corporation (the “Company”) and to approve the proposed sale of the Company’s embedded systems development tools business and Assets to Metrowerks.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

     SIGN EXACTLY AS YOUR NAME(S) APPEARS ON YOUR STOCK CERTIFICATE. IF SHARES OF STOCK STAND OF RECORD IN THE NAMES OF TWO OR MORE PERSONS OR IN THE NAME OF HUSBAND AND WIFE, WHETHER AS JOINT TENANTS OR OTHERWISE, BOTH OR ALL OF SUCH PERSONS SHOULD SIGN THE ABOVE PROXY. IF SHARES OF STOCK ARE HELD OF RECORD BY A CORPORATION, THE PROXY SHOULD BE EXECUTED BY THE PRESIDENT OR VICE PRESIDENT AND THE SECRETARY OR ASSISTANT SECRETARY. EXECUTORS OR ADMINISTRATORS OR OTHER FIDUCIARIES WHO EXECUTE THE ABOVE PROXY FOR A DECEASED SHAREHOLDER SHOULD GIVE THEIR FULL TITLE. PLEASE DATE THE PROXY.

Signature:	Date:

Signature:	Date: